   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998

                                                      REGISTRATION NO. 333-13287
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        EARTHSHELL CONTAINER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                         ------------------------------

            DELAWARE                           2656                    77-0322379
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)    Identification No.)

                              800 MIRAMONTE DRIVE
                        SANTA BARBARA, CALIFORNIA 93109
                                 (805) 897-2294
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                SIMON K. HODSON
                            CHIEF EXECUTIVE OFFICER
                        EARTHSHELL CONTAINER CORPORATION
                              800 MIRAMONTE DRIVE
                        SANTA BARBARA, CALIFORNIA 93109
                                 (805) 897-2294
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------
                                WITH COPIES TO:


         ROBERT K. MONTGOMERY                       PATRICK T. SEAVER
           HILARY J. HATCH                           CHARLES K. RUCK
     Gibson, Dunn & Crutcher LLP                     Latham & Watkins
  2029 Century Park East, Suite 4000        650 Town Center Drive, 20th Floor
    Los Angeles, California 90067              Costa Mesa, California 92626
            (310) 552-8500                            (714) 540-1235

                         ------------------------------


    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF SECURITIES                           AGGREGATE              AMOUNT OF
                           TO BE REGISTERED                             OFFERING PRICE(1)(2)     REGISTRATION FEE
Common Stock $.01 par value...........................................     $318,780,000.00         $96,600.00(3)

(1) Includes shares subject to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) Previously paid.

                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998


PROSPECTUS



                               13,200,000 Shares



                                     [LOGO]
                                  Common Stock

                                   ---------


    Of the 13,200,000 shares offered hereby, 10,526,316 Shares are being sold by the Company, and 2,673,684 Shares are being sold by the certain stockholders. None of the officers or directors of the Company is selling any shares of Common Stock in the offering. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.


    Of the Shares being offered, 10,560,000 Shares are being offered in the United States and Canada (the "U.S. Offering") and 2,640,000 shares are being offered in a concurrent International Offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offering"), subject to transfers between the U.S. Underwriters and the International Managers. The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other.


    Prior to this offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $17.00 and $21.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "ERTH."


                                 --------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                  UNDERWRITING                               PROCEEDS TO
                                               PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                                PUBLIC           COMMISSIONS(1)         COMPANY(2)          STOCKHOLDERS
Per Share                                          $                    $                    $                    $
Total(3)                                           $                    $                    $                    $



  (1) For information regarding indemnification of the Underwriters, see "Underwriting".



  (2) Before deducting expenses payable by the Company, estimated at $1,620,000.



  (3) The Company and certain of the Selling Stockholders have granted to the U.S. Underwriters and the International Managers 30-day options to purchase up to an aggregate of 1,980,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
     the Company will be $      , and       , respectively, and to the Selling
     Stockholders will be $      , and       , respectively.


                               --------------------


     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
         , 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.


                                 ---------------


                           JOINT BOOK-RUNNING MANAGERS


 Salomon Smith Barney                                 Credit Suisse First Boston



           , 1998.

                         [EarthShell packaging logo and
                           picture of EARTHSHELL cups,
                          bowls, hinged-lid container,
                        tray, breakfast platter and plate
                             with quotes as follows,
                         " `Finally, fast food packaging
                          that Mother Earth can love!'
                        Essam Khashoggi, Chairman of the
                        Board" and "From the earth, back
                                to the earth..."]


                                 --------------

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."


    EARTHSHELL-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF THE COMPANY. ALI-ITE-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF E. KHASHOGGI INDUSTRIES, LLC. BIG MAC-REGISTERED TRADEMARK- AND QUARTER POUNDER-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF MCDONALD'S CORPORATION.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                  THE COMPANY


    EarthShell Corporation (the "Company") is a development stage company engaged in the licensing and commercialization of a proprietary composite material for the manufacture of disposable packaging for the food service industry, such as cups, plates, bowls and hinged-lid containers. This new composite material is made primarily from commonly available raw materials such as limestone, natural potato, corn and other starch binders, natural fibers and functional coatings. The Company believes that food service disposables made of this material ("EARTHSHELL products") can be designed to have certain superior performance characteristics, such as greater strength and rigidity and can be commercially produced at a cost that is competitive with comparable paper and polystyrene food service disposables. The Company has produced prototype cups, plates, bowls and hinged-lid containers. To date, however, these prototypes have not been produced on fully integrated, commercial production lines and, therefore, their actual cost of manufacture is unproven. EARTHSHELL products offer a number of attractive environmental features that are expected to appeal to customers concerned about the environment.



    According to industry studies, more than $8.3 billion was spent in the United States in 1994 on the types of food service disposables that the Company believes can be replaced by EARTHSHELL products, and the Company believes that international markets represent additional significant opportunities for EARTHSHELL products. Food service disposables are currently manufactured from a variety of materials, including paper and polystyrene. The Company believes that none of these materials fully addresses all three principal concerns of the food service industry--performance, cost and environmental impact. The Company believes that EARTHSHELL products will best address the combination of these concerns and therefore will be able to achieve significant penetration of the food service disposables market.



    The Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food service industry. The Company's strategy includes both working with major purchasers of food service disposables to build consumer demand for EARTHSHELL products and licensing its technology to or joint venturing with existing manufacturers of disposable packaging to market, produce and distribute EARTHSHELL products. An additional component of the Company's strategy is to utilize outside experts in their respective fields to assist in the commercialization of EARTHSHELL products.



    As the first step in this strategy, the Company has worked closely with McDonald's Corporation ("McDonald's") in developing and testing prototype sandwich containers. As a result of this work, McDonald's has approved the EARTHSHELL Big Mac sandwich container for use in McDonald's restaurants in the United States. McDonald's primary packaging purchaser, Perseco, has entered into a supply agreement with the Company's licensee, Sweetheart Cup Company Inc. ("Sweetheart"), pursuant to which Perseco is expected to purchase not less than
1.8 billion EARTHSHELL Big Mac sandwich containers over a three-year period, subject to certain conditions. The Company currently expects its licensee to make the first shipment of this commercial product for use in McDonald's restaurants as early as the first quarter of 1999, although development of the required manufacturing capacity could take longer than currently anticipated. See "Business--Relationship with McDonald's."



    To accelerate the market penetration of EARTHSHELL products, the Company will joint venture with or license its technology to existing manufacturers experienced in the manufacture, sale and marketing of food service disposables. To date, the Company has entered into licensing agreements with several of these manufacturers, including Sweetheart, Genpak Corporation ("Genpak") and Dopaco, Inc. ("Dopaco"), each of which has agreed to pay an effective royalty of 20% of the wholesale price of EARTHSHELL products. To promote the rapid ramp-up of product manufacturing capacity, the Company intends to contract with design engineers to construct turnkey manufacturing lines for lease to licensees or contribution to joint ventures. The Company intends to use $44.0 million of the proceeds of this Offering to fund the initial procurement of such manufacturing lines, including the initial manufacturing equipment to be used at Sweetheart's Owings Mills, Maryland facility for the production of EARTHSHELL Big Mac sandwich containers. By the end of 1999, the Company expects to have supplied equipment to licensees and joint venture partners at multiple production sites for the manufacture of a broad range of EARTHSHELL products, including cold cups, hot cups, plates, bowls, sandwich containers and other hinged-lid containers.



    The development of the composite material used to make EARTHSHELL products ("ALI-ITE composite material") is the result of more than 10 years of basic materials science research by E. Khashoggi Industries, LLC and its predecessors ("EKI"). EKI is the Company's principal stockholder. EKI has obtained 52 U.S. and 26 foreign patents and has 19 U.S. and 117 foreign patent applications pending which are applicable to EARTHSHELL products utilizing the EKI technology. The Company believes that these patents and patent applications represent a strategic web of protection broadly covering EARTHSHELL products, their material composition and the manufacturing processes used to make them.



    Since the Company's inception in November 1992, the Company has not generated any revenues from operations and, as of September 30, 1997, had expended approximately $66.0 million for research and development, patent expenses and general and administrative costs. The Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours). The Company does not have the right to use the EKI technology for any other purposes. See "Business--Relationship with EKI."


                                  THE OFFERING


Common Stock offered by:
  The Company.....................  10,526,316 shares
  The Selling Stockholders........  2,673,684 shares
                                    ----------------
    Total.........................  13,200,000 shares
Common Stock offered for sale in:
  U.S. Offering...................  10,560,000 shares
  International Offering..........  2,640,000 shares
                                    ----------------
    Total.........................  13,200,000 shares
Common Stock to be outstanding
  after the Offering..............  100,045,166 shares (1)
Use of proceeds...................  To construct turnkey manufacturing lines for lease to licensees or contribution to joint ventures; expand
                                    EARTHSHELL's product development center; repay
                                    indebtedness to EKI and bank borrowings; market the
                                    introduction of EARTHSHELL products; secure additional
                                    patent protection; pay accrued dividends; and for
                                    general corporate purposes, including anticipated
                                    operating losses.
Proposed Nasdaq National Market
  symbol..........................  ERTH



(1) Excludes options outstanding as of September 30, 1997 to purchase 1,084,680 shares of Common Stock and warrants to purchase 37,321 shares of Common Stock (assuming an initial public offering price of $19.00 per share) issuable upon completion of the Offering, and assumes that the 26,675 shares of Series A Preferred Stock of the Company outstanding on the date hereof will be converted into 6,988,850 shares of Common Stock.

                                  RISK FACTORS


    As a development stage company, the Company faces numerous risks in connection with the development, commercialization and introduction of EARTHSHELL products, including risks related to the limited experience of the Company and its licensees in manufacturing EARTHSHELL products, the need to construct integrated manufacturing lines which can produce EARTHSHELL products at competitive costs, delays in the development of EARTHSHELL products, anticipated continuing operating losses until EARTHSHELL products achieve significant market penetration, the reliance on third party licensees and joint venture partners for the manufacture and distribution of EARTHSHELL products and the right of certain of the Company's licensees to terminate their license agreements at any time. For a description of certain risks to be considered before making an investment in the Common Stock see "Risk Factors."

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT (I) A RECAPITALIZATION AND STOCK SPLIT, TO BE EFFECTIVE IMMEDIATELY PRIOR TO THE OFFERING, IN WHICH EACH SHARE OF THE COMMON STOCK THEN OUTSTANDING WILL BE CONVERTED INTO 262 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, (II) THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS TO, AMONG OTHER THINGS, CHANGE THE COMPANY'S NAME TO EARTHSHELL CORPORATION FROM EARTHSHELL CONTAINER CORPORATION AND (III) THE ASSUMED CONVERSION OF THE 26,675 SHARES OF SERIES A PREFERRED STOCK OF THE COMPANY INTO 6,988,850 SHARES OF COMMON STOCK. ADDITIONALLY, UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

    The Company was incorporated in Delaware on November 1, 1992. The Company's principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109, and its telephone number is (805) 897-2294.

                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                          NOVEMBER 1,
                                                                                                             1992
                                                                                    NINE MONTHS ENDED     (INCEPTION)
                                             YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,         THROUGH
                                  ----------------------------------------------  ---------------------  SEPTEMBER 30,
                                    1993(1)      1994       1995        1996        1996        1997         1997
                                  -----------  ---------  ---------  -----------  ---------  ----------  -------------
STATEMENT OF OPERATIONS DATA:
  Research and development
    expenses....................   $   3,309   $  10,930  $   9,100  $    10,159  $   8,100  $    6,242    $  39,741
  General and administrative
    expenses....................       2,500       3,428      2,363        3,406      1,867       1,409       13,106
  Interest (income) expenses,
    net.........................        (147)       (290)       478        1,692      1,111       2,422        4,154
  Depreciation and
    amortization................         601         797         44          311        212         369        2,122
  Patent expenses...............       1,520       1,717      1,929        1,382      1,071         551        7,099
  Net loss......................      (7,783)    (16,582)   (13,914)     (16,950)   (12,361)    (10,993)     (66,222)
  Pro forma net loss per
    share(2)(3).................                                     $      (.26)            $     (.22)
  Weighted average number of
    shares used in computing pro
    forma net loss per
    share(3)....................                                      90,633,384             90,717,390
  Supplemental pro forma net
    loss per share..............                                            (.24)                  (.19)
  Weighted average number of
    shares used in computing
    supplemental pro forma net
    loss per share (3)..........                                      92,786,910             92,870,916



                                                                                     SEPTEMBER 30, 1997
                                                                           ---------------------------------------
                                                                                                     PRO FORMA AS
                                                                            ACTUAL    PRO FORMA(2)    ADJUSTED(4)
                                                                           ---------  -------------  -------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................................  $     272    $     272      $ 136,743
  Working capital (deficit)..............................................    (42,160)     (50,772)       135,228
  Total assets...........................................................      2,733        2,733        139,204
  Notes payable, payable to majority shareholder, accrued interest and
    accrued dividends....................................................     40,917       49,529         --
  Deficit accumulated during development stage...........................    (66,222)     (74,834)       (74,834)
  Stockholders' equity (deficit)(5)......................................    (39,725)     (48,337)       137,663


----------------------------------


(1) Represents the financial results for the period from November 1, 1992 (inception) through December 31, 1993.



(2) Pro forma to give effect to the assumed conversion of Series A Preferred Stock into Common Stock and the accrual of preferred dividends of $7,016,000 (as of December 31, 1996) and $8,612,000 (as of September 30, 1997) payable upon such conversion.



(3) As a result of the planned 262-for-one stock split and the significant pro forma changes in the capitalization of the Company, pro forma and supplemental pro forma net loss per share and weighted average shares outstanding information are presented only for the most recent fiscal year and interim period. Pro forma net loss per share has been calculated by dividing net loss plus dividends by the sum of (i) weighted average of common stock issued and outstanding (82,530,000 shares); (ii) common stock issuable related to the assumed conversion of Series A Preferred stock (6,988,850 shares); (iii) the number of shares (priced at $19.00 per share) the proceeds from which will be used to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996); and (iv) the net shares issuable related to stock options using the Treasury Stock Method (745,277 shares). Supplemental pro forma net loss per share has been calculated by dividing pro forma net loss less interest expense by the sum of (i) weighted average of common stock issued and outstanding (82,530,000 shares); (ii) common stock issuable related to the assumed conversion of Series A Preferred Stock (6,988,850 shares); (iii) the number of shares (priced at $19.00 per share) the proceeds from which will be used to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996); (iv) the net shares issuable related to stock options using the Treasury Stock Method (745,277 shares) and (v) the number of shares (priced at $19.00 per share) the proceeds from which will be used to repay the note payable, account payable and accrued interest owed to majority stockholder ($31,917,000) and the $9,000,000 note payable to bank (an aggregate of 2,153,526 shares).



(4) Adjusted to give effect to the receipt of the net proceeds of $186,000,000 from the sale of shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $19.00 per share and after deducting underwriting discounts and estimated offering expenses) and the application of the estimated net proceeds therefrom for the repayment of $31,917,000 in indebtedness to EKI, $9,000,000 in note payable to Imperial Bank and the payment of preferred dividends of $8,612,000. See "Use of Proceeds" and "Capitalization."


(5) No cash dividends were declared or paid in any of the periods presented except as noted in note (2) above.

                       ----------------------------------

                                  RISK FACTORS


    INVESTMENT IN THE SHARES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES.



GOING CONCERN AUDITOR'S OPINION; HISTORY OF OPERATING LOSSES



    The Company has not had any sales of EARTHSHELL products to date. One of the Company's primary use of proceeds is to procure and install equipment for its licensees and joint ventures to manufacture EARTHSHELL products. At least until the development of manufacturing capacity is complete and EARTHSHELL products are sold, the Company will continue to incur losses. From its inception in November 1992 through September 30, 1997, the Company had incurred aggregate net operating losses of approximately $66.0 million. At September 30, 1997, the Company had a working capital deficit of approximately $42.0 million and a stockholders' deficit of $40.0 million. Since February 1995, the Company's operations have been financed through loans from EKI, its principal stockholder, and Imperial Bank. EKI and Imperial Bank, however, are under no obligation to make additional loans or capital contributions to the Company. At September 30, 1997, the Company's outstanding borrowings from EKI and Imperial Bank totaled $32.0 million and $9.0 million, respectively. The Imperial Bank line of credit was increased to $14.0 million in December 1997 and is due and payable on March 21, 1998. Amounts owed to EKI are payable on demand. Because EARTHSHELL products have not been sold commercially, the Company's history of operating losses and its reliance on its principal stockholder to provide cash to sustain operations, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain equity financing through the Offering, additional loans from its principal stockholder or other funding. In the absence of a significant level of sales of EARTHSHELL products, the Company will continue to generate significant losses, and, in this regard, the Company's independent accounting firm has issued a "going concern" qualification to its opinion on the Company's financial statements included herein. There is no assurance that the Company's operations will be successful or will result in a profit in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAIN PRODUCTION COSTS


    The Company's success depends, in substantial part, on the ability of the Company to produce EARTHSHELL products at a competitive cost. EARTHSHELL products are currently in various stages of development and have yet to be produced on a fully integrated production line. The EARTHSHELL sandwich containers tested by McDonald's were produced on a pilot manufacturing line. The actual cost of manufacturing EARTHSHELL products therefore is unproven and no assurance can be given that they will be manufactured at competitive costs. As licensees and joint ventures begin commercial production of EARTHSHELL products, difficulties may be encountered that cause costs of production to exceed those currently anticipated by the Company. No assurance can be given that EARTHSHELL products can be manufactured at commercially competitive costs, and the failure to manufacture EARTHSHELL products at competitive costs would have an adverse effect on the business, financial condition and results of operations of the Company. See "Business--Manufacturing of EARTHSHELL Products."


ENVIRONMENTAL PERCEPTION OF EARTHSHELL PRODUCTS


    The Company's success depends, in substantial part, on the ability of the Company to design, develop and manufacture food service disposables having a reduced environmental impact as compared to disposable food service containers made from paper, plastic and polystyrene. While the Company believes that EARTHSHELL products offer a number of environmental advantages, they may also possess certain characteristics which may be perceived as negative for the environment. In particular, EARTHSHELL products may result in more solid waste by weight and, in a dry environment, by volume, and their manufacture and distribution may result in the release of greater amounts of some pollutants (and lesser amount of other pollutants). Whether, on balance, EARTHSHELL products are better for the environment is a qualitative judgment based in large part on the importance given to various criteria, and is not determinable solely on objective bases. For instance, certain environmental groups initially opposed the introduction of the EARTHSHELL sandwich container. However, the Company believes that it has addressed the major concerns of these groups with respect to the EARTHSHELL Big Mac sandwich container by agreeing to lower the weight of the container, to use reclaimed starch from sources not currently being reclaimed for commercial uses, to use 100% post-consumer recycled fiber, and to continue its efforts to reduce the environmental impact of the EARTHSHELL Big Mac sandwich container. In addition, McDonald's has agreed to undertake certain other packaging modifications. No assurance can be given that environmental groups, regulators, customers or consumers will agree that EARTHSHELL products have an environmental advantage over conventional packaging. In addition, there can be no assurance that all future EARTHSHELL products, some of which may require unique material formulations and coatings, will have or will be recognized as having a reduced environmental impact. If EARTHSHELL products do not have or are not recognized as having a reduced environmental impact, market acceptance of these products, and the business, financial condition and results of operations of the Company, would be adversely affected. See "Business--The EARTHSHELL Solution."


RISK OF ADVERSE PERFORMANCE CHARACTERISTICS


    While the Company believes that EARTHSHELL products can be engineered to meet the critical performance requirements of the marketplace, individual products may have one or more adverse performance characteristics when compared to conventional food service disposables. Many EARTHSHELL products are under development and their performance characteristics have not yet been fully evaluated. The Company's failure to develop EARTHSHELL products with comparable performance characteristics when compared to conventional food service disposables would have an adverse effect on market acceptance of such EARTHSHELL products and on the business, financial condition and results of operations of the Company. See "Business--The EARTHSHELL Solution."


DEVELOPMENT STAGE COMPANY; NEED FOR ADDITIONAL PRODUCTS


    To date, the Company's activities have been primarily focused on product development. There have been no revenues from the sales of EARTHSHELL products. The Company is a development stage company with no commercial operating history and is therefore subject to the risks inherent in the establishment of a new business enterprise. While the Company has developed a number of prototype products, such as cups, plates and bowls, these prototypes remain subject to further development and customer specific modification. The Company must, among other things, fully develop these and additional products, achieve market acceptance of EARTHSHELL products, develop manufacturing processes and capacity, respond to competitive developments, attract, retain and motivate qualified personnel and develop systems to effectively manage its growth. The Company currently expects that the first commercial EARTHSHELL product, the EARTHSHELL Big Mac sandwich container, will be introduced as early as the first quarter of 1999. However, due to the uncertainties inherent in product development, market acceptance of newly-developed products and reliance on the Company's licensees and joint venture partners to manufacture, distribute and sell EARTHSHELL products, the Company is unable to predict when it will receive significant revenues from any EARTHSHELL product. The Company expects to continue to incur substantial operating losses until sales of multiple EARTHSHELL products achieve significant market penetration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS OF DELAY

    There are substantial risks of delay, some of which are beyond the Company's control, associated with the development of the Company's products and related manufacturing processes, market acceptance of and demand for the Company's products and the development of sufficient production capacity for the production of EARTHSHELL products. For example, the Company has experienced significant delays in the initial pilot production of a sandwich container for McDonald's. These delays resulted from, among other things, difficulties in the integration of manufacuring equipment. The Company has not yet produced EARTHSHELL products on a fully integrated production line. Future delays may result in financial obligations for the Company under the operating agreement with Sweetheart. There can be no assurance that the Company or its licensees or joint venture partners will not experience similar or other problems in start-up or ongoing operations. Delays in the introduction or market acceptance of one or more EARTHSHELL products would have an adverse effect on the business, financial condition and results of operations of the Company. See "--No Existing Manufacturing Capacity," "--Dependence on Licensee and Joint Venture Partners," "--Reliance on Few Customers," "--Raw Material Supplies" and "Business--License and Joint Venture Relationships."


NO EXISTING MANUFACTURING CAPACITY


    EARTHSHELL products have not been manufactured on a fully integrated production line or at the continuous manufacturing throughput required to successfully commercialize EARTHSHELL products. The integration of this equipment in a coordinated manufacturing line producing at commercial efficiencies could require greater time and effort than anticipated by the Company. In addition, there can be no assurance that adequate manufacturing equipment will be available when needed to permit a timely roll-out of EARTHSHELL products. The Company has engaged two engineering consulting firms to assist in the engineering and design of, and intends to also engage such firms to assist in constructing, turnkey manufacturing lines for lease to its licensees or contribution to its joint ventures. There can be no assurance that the Company will be successful in building such manufacturing facilities on a timely basis or at expected cost. The failure of adequate manufacturing equipment to be available and properly working in an integrated manner when needed to permit a timely roll-out of EARTHSHELL products could have an adverse effect on market acceptance of EARTHSHELL products and on the business, financial condition and results of operations of the Company. See "--Risks of Delay" and "Business--Manufacturing of EARTHSHELL Products."


DEPENDENCE ON LICENSEES AND JOINT VENTURE PARTNERS

    The Company has no experience in the commercial manufacture, distribution and marketing of food service disposables. The Company will be dependent on its licensees and joint venture partners for the manufacture and distribution of EARTHSHELL products. The Company has entered into nonexclusive license agreements with a number of existing manufacturers of food service disposables, including Sweetheart, Genpak and Dopaco, permitting the manufacture and sale of certain food service disposable packaging products and the Company intends to enter into additional license agreements as well as joint venture relationships in the future. None of the licensees have commercially produced or distributed any EARTHSHELL products. Licensee manufacturers are not obligated to achieve minimum sales quotas and have the right to terminate their respective license agreements at any time without penalty. Many of the Company's licensees and joint venture partners manufacture paper or polystyrene packaging which will compete with EARTHSHELL products. There can be no assurance that the Company's licensees and joint venture partners will devote sufficient resources or otherwise be able to successfully manufacture, distribute or market EARTHSHELL products, and the failure of such persons to do so would have an adverse effect on the business, financial condition and results of operations of the Company.

DEVELOPMENT OF MANUFACTURING PLANTS


    The Company anticipates that it will provide manufacturing equipment by leasing or contributing the equipment to licensees or joint venture partners and that it may be necessary to guarantee the performance of its equipment in order to induce existing manufacturers of food service disposables to begin production of EARTHSHELL products during their initial commercial introduction. Under the Company's operating agreement with Sweetheart and letter of intent with Prairie, the Company will be required to fund negative operating cash flow prior to the date on which the turnkey manufacturing lines first meet certain efficiency criteria and additional costs incurred as a result of the equipment not continuing to satisfy these criteria for a two-year period following such date. The Company's obligation to guarantee performance of manufacturing lines, fund negative operating cash flows of its licensees or failure of the Company to receive an adequate return on its investment in the equipment, may adversely affect the business, financial condition and results of operations of the Company. See "Business--License and Joint Venture Relationships."


RELIANCE ON FEW CUSTOMERS


    McDonald's will be the first food service operator using EARTHSHELL products. Under the terms of a non-binding letter agreement between McDonald's and the Company, the terms of which are incorporated into the supply agreement between Sweetheart and Perseco, it is contemplated that McDonald's will have the right, under certain circumstances, to purchase the first commercial production available for any subsequently developed EARTHSHELL products in the quick-serve restaurant industry and to require that EARTHSHELL or its licensees satisfy McDonald's demand for any quick-serve packages prior to sale to any other organizations. The Company is not a party to any development contract with McDonald's, and McDonald's is therefore free to discontinue its development relationship with the Company at any time. The loss of McDonald's or any other initial purchasers of the Company's products, or the exercise of McDonald's priority rights under certain circumstances, could delay the introduction and market acceptance of one or more EARTHSHELL products and have an adverse effect on the Company's business, financial condition and results of operations. See "Business--Relationship with McDonald's."


RELIANCE ON EKI


    The Company does not own the technology necessary for the manufacture of EARTHSHELL products and is dependent upon its royalty-free, exclusive license from EKI for the use of the technology. The Company's use of the technology is limited to the development, manufacture and sale of certain specified food service disposables for use in the food service industry and the Company has no right to exploit opportunities for the application of this technology or improvements outside this field of use. EKI may terminate the license at any time if the Company is in breach of any material obligations under the Amended and Restated License Agreement between the Company and EKI (the "License Agreement") and does not cure such breach within a specified period. If EKI were to file for or be declared bankrupt, the Company would likely be able to retain its rights under the License Agreement with respect to U.S. patents; however, it is possible that steps could be taken to terminate its rights under the License Agreement with respect to international patents. The Company shares certain key management personnel with EKI, relies on EKI and EKI's scientific and technical personnel for substantially all of its scientific and technical services and leases its office and research and development space from EKI. Scientific and technical services are provided to the Company by EKI pursuant to an Amended and Restated Technical Services and Sublease Agreement (the "Technical Services Agreement"), terminating on December 31, 2002, for the design and development of EARTHSHELL products and the operation of its product development center. The Company is also dependent on EKI for further development and refinement of the basic technology used in EARTHSHELL products, although EKI is not obligated to complete any further development or refinement under the terms of the License Agreement. Any disruptions in the operations or financial condition of EKI or the failure by EKI to perform services required by the Company could have an adverse effect on the business, financial condition and results of operations of the Company. See "Business--Relationship with EKI."

POTENTIAL CONFLICTS WITH EKI

    The Company and EKI are both controlled by a common indirect, majority equity owner, Essam Khashoggi, and they share certain directors and officers, including Mr. Khashoggi, who is also the Chairman of the Board of the Company, and Simon Hodson, the Vice Chairman of the Board, Chief Executive Officer and President of the Company. Certain conflicts may arise between EKI and the Company, particularly with respect to corporate opportunities, including, the development of new markets and uses for products based on the ALI-ITE composite material, the allocation of research and development resources, the devotion of the common directors' and officers' time to the respective businesses and the performance by EKI and the Company of their respective obligations under the License Agreement, the Technical Services Agreement and the Amended and Restated Agreement for Allocation of Patent Costs (the "Patent Allocation Agreement"). Under the Patent Allocation Agreement, the Company is obligated to pay or reimburse EKI for all costs and expenses associated with filing, prosecuting, acquiring and maintaining certain patents or patent applications. The costs and expenses incurred in connection with these patents and patent applications will be controlled by EKI. Any patents granted will be the property of EKI, and EKI may obtain a benefit therefrom other than under the License Agreement, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the license granted to the Company. See "Business--Relationship with EKI" and "--The Technology."

CONTROL BY PRINCIPAL STOCKHOLDER

    Upon completion of the Offering, Essam Khashoggi, the Chairman of the Board of the Company, will be the beneficial owner of approximately 73.4% of the outstanding shares of Common Stock directly or indirectly through various entities that he controls, including EKI. Thus, Mr. Khashoggi will have the ability to elect all of the directors of the Company, to control the direction and policies of the Company, to determine the outcome of corporate transactions requiring the approval of the Company's stockholders, including mergers, consolidations and the sale of all or substantially all of the assets of the Company, and to prevent or cause a change in control of the Company. Mr. Khashoggi also will have the power to control the Company's relationship with EKI, which he also controls, and upon which the Company is dependent, among other things, for its research and development efforts. See "--Reliance on EKI", "--Potential Conflicts with EKI" and "Principal and Selling Stockholders."

CERTAIN FEDERAL TAX CONSEQUENCES

    The Company intends to take appropriate measures to avoid being classified as a personal holding company, including primarily entering into joint venture relationships to reduce its royalty and other passive type income to less than 60% of its "adjusted ordinary gross income" (generally, ordinary gross income, as distinguished from capital gains income, adjusted to reflect certain statutory exclusions and deductions) for any given year. If the Company were to be classified as a personal holding company for federal income tax purposes, the Company would be subject to an additional federal tax equal to 39.6%, generally, of its undistributed after tax earnings for each taxable year in which it is so classified. There can be no assurance that the Company will be successful in its effort to avoid classification as a personal holding company. In the event that the Company is unsuccessful in these efforts, the Company intends to make distributions to its stockholders of all or part of its after tax earnings for the applicable taxable year to minimize its liability for the personal holding company tax. There can be no assurance, however, that the Company will have adequate cash reserves to make such distributions. If made, such distributions would likely be treated as dividends taxable as ordinary income for federal and state income tax purposes. The application of the personal holding company tax to the Company's undistributed after tax earnings would have an adverse effect on the business, financial condition and results of operations of the Company. See "Dividends" and "Certain United States Federal Tax Considerations."

PROTECTION OF PROPRIETARY TECHNOLOGY


    The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of the licensed technology. Although the Company and EKI seek to protect the licensed technology through, among other things, U.S. and foreign patents, there can be no assurance that the patent and patent applications licensed to the Company are sufficient to protect the Company's technology or that any patent obtained by EKI and licensed to the Company will not be held invalid, circumvented or infringed by others. The Company also relies on trade secrets and proprietary know-how that it seeks to protect in part by confidentiality agreements with its licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms (typically five years or less) and there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by the Company's competitors.



    Litigation may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Although the Company knows of no infringement of patents held by others, it is always possible that a third party may assert infringement. Patent and patent applications on formulations of ALI-ITE composite material are based in part on specific proportional mixtures of the components of the material. The Company continues to undergo testing and modification of the components and their proportional mixtures to balance environmental, economic and performance concerns. There can be no assurance that the mixture that is ultimately determined to be optimal will be protected under the Company's patents or that it will not be subject to a patent held by others. If the optimal mixture is not protected under the Company's patents or is subject to a patent held by others and a third party asserts patent infringement, it would have an adverse effect on the Company's business, financial condition and results of operations. The Company is aware of at least one other patent held by others which protects materials and methods for manufacturing materials containing some similar components as are found in ALI-ITE composite material. EKI has entered into an agreement to purchase this technology, subject to certain conditions. See "Business--Patents, Proprietary Rights and Trademarks."



    The Company believes that it owns or has the rights to use all technology expected to be incorporated into its products, but an adverse determination in any such proceedings or in other litigation or infringement proceedings to which the Company may become a party could subject the Company to significant liabilities and costs to third parties or require the Company to seek licenses from third parties. The Company could incur substantial costs in seeking enforcement of its licensed patents against infringement or the unauthorized use of its trade secrets and proprietary know-how by others or in defending itself against claims of infringement by others. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses would prevent the Company from manufacturing or licensing others to manufacture certain of its products, which could have an adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Propriety Rights and Trademarks."


DEVELOPMENT OF EARTHSHELL PAPER PRODUCTS


    The Company's sandwich container is, and certain other EARTHSHELL products will be, made out of the proprietary ALI-ITE composite material which is formed into a moldable, foamed material. EKI has also licensed to the Company technology to develop a paper-like, sheet application of ALI-ITE composite material which the Company has formed into prototype food service disposables, such as paper cups, french fry scoops and paper plates. EKI and the Company have not completed the development of EARTHSHELL paper roll stock or related manufacturing processes. If the Company decides to continue the development of the paper-like sheet application of ALI-ITE composite material, such development would require substantial time, effort and expense. No assurance can be given that EKI or the Company will be successful in developing EARTHSHELL paper roll stock, related manufacturing processes, or specific

EARTHSHELL paper products, that such technology will be protected under the Company's patents, or when such products might be commercially introduced. See "Business--Food Service Disposables Market."


RAW MATERIAL SUPPLIES


    While the Company believes that sufficient quantities of all raw materials used in EARTHSHELL products are generally available, the unavailability of any raw materials could result in delays in the commercial introduction and could hinder acceptance of EARTHSHELL products, thereby adversely affecting the Company's business, financial condition and results of operations. In addition, the Company and its licensees may become significant consumers of certain key raw materials, such as starch, and if such consumption is substantial in relation to the available resources, raw materials prices may increase which in turn may increase the cost of EARTHSHELL products. See "Business--Manufacturing of EARTHSHELL Products" and "--Raw Materials."


COMPETITION; RISK OF TECHNOLOGICAL ADVANCEMENT


    Competition among existing food and beverage container manufacturers in the food service industry is intense. At present, most of these competitors have substantially greater financial and marketing resources at their disposal than does the Company, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EARTHSHELL products.


    Recently, a number of paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their negative environmental impact, one significant basis upon which the Company intends to compete. A number of companies have introduced starch-based materials or are attempting to develop plastics that they claim are biodegradable and other specialty polymers as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek competitive alternatives to the Company's products and processes. The development of competitive, environmentally attractive, disposable food service containers, whether or not based on the Company's products and technology, could render the Company's technology obsolete and could have an adverse effect on the business, financial condition and results of operations of the Company. See "--Dependence on Licensee and Joint Venture Partners."

DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL


    At present the Company is largely dependent upon obtaining and retaining the services of qualified scientific and technical personnel, many of whom are employees of EKI and whose services are provided pursuant to an Amended and Restated Technical Services Agreement (the "Technical Services Agreement"). In addition, the Company is highly dependent upon its Vice Chairman of the Board, Chief Executive Officer and President, Simon Hodson. The loss of Mr. Hodson or the services of certain key EKI technical personnel could adversely affect the Company. Mr. Hodson has entered into a two-year employment agreement with the Company that expires on September 30, 1999, subject to the Company's right to renew the contract for one additional year. The Company does not hold keyman insurance on any of its personnel. See "Management--Executive Officers and Directors."


FDA REGULATION


    The manufacture, sale and use of EARTHSHELL products is subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers will be in compliance with FDA regulations if the components used in the food and beverage containers:

(i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe ("GRAS") for their intended uses and are of suitable purity for those intended uses. Each of the components of the EARTHSHELL BigMac sandwich container and all other current prototype products is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as GRAS for its intended use, or a commonly recognized food ingredient regarded by the Company and its consultants as GRAS for its intended use. The Company, however, has not sought the concurrence of the FDA in this determination. The Company intends to ensure that the raw materials used in the EARTHSHELL Big Mac sandwich container are of suitable purity for their intended uses by specifying standards to be met by suppliers of raw materials and by material and product testing. There is no requirement that the Company or a manufacturer of EARTHSHELL products seek FDA concurrence that certain components are GRAS for their intended uses or that the raw materials are of suitable purity for their intended uses. As a result, the Company believes that the EARTHSHELL Big Mac sandwich container and other current prototype products will be in compliance with all requirements of the FDA and do not require FDA approval. There can be no assurance, however, that the FDA would agree with these conclusions.


    If the FDA were to disagree with the Company's determinations with respect to the EARTHSHELL sandwich container or future products, the FDA could ask the Company to voluntarily withdraw the products from the marketplace. They could also initiate legal action to remove the products from the marketplace and, if appropriate, pursue additional sanctions against the Company and its management. Such actions by the FDA could have an adverse effect on the business, financial condition and results of operations of the Company. See "Business--Government Regulation."

BENEFITS OF OFFERING TO CERTAIN STOCKHOLDERS


    Certain stockholders of the Company will receive substantial benefits from the sale of Common Stock offered hereby. Specifically, (i) the Company intends to use approximately $32.0 million of the net proceeds of the Offering to repay certain indebtedness to its principal stockholder, EKI, (ii) upon the intended repayment of approximately $14.0 million of Company borrowings under a line of credit with Imperial Bank, EKI and the Chairman of the Board of the Company, Mr. Essam Khashoggi, will be released from personal guarantees with respect to such borrowings, and (iii) the Company intends to use approximately $8.6 million (as of September 30, 1997) to pay accrued dividends on the Series A Preferred Stock. In addition, the Selling Stockholders will sell 2,673,684 shares of Common Stock in the Offering and receive approximately $47,751,996 million in net proceeds (4,653,684 shares and $83,114,796 million in net proceeds if the over-allotment option is exercised in full and all the option shares are sold by the Selling Stockholders), based upon an initial public offering price of $19.00 per share (the midpoint of the estimated initial public offering price range) after deducting the estimated underwriting discounts, but excluding any expenses to be reimbursed. See "Certain Transactions."


ABSENCE OF PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The stock market from time to time has experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, development or disputes concerning proprietary rights, changes in earnings estimated by analysts, and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and the Company's ability to raise capital through future equity financing. The initial public offering price of the Common Stock in the Offering will be determined by negotiations among the Company, the Selling

Stockholders and the Representatives of the Underwriters based on several factors and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

DILUTION AND ABSENCE OF DIVIDENDS


    The initial public offering price per share of the Common Stock will exceed the net tangible book value per share of the Common Stock. Accordingly, the purchasers of shares of Common Stock in the offering will experience immediate and substantial dilution of net tangible book value per share of $17.62. To date, the Company has not paid any dividends on its Common Stock. Although the Company currently intends to retain all available funds for use in its business to the extent possible, the Company will be required to pay accrued dividends, which were approximately $8.6 million as of September 30, 1997, on its Series A Preferred Stock, upon conversion of the Series A Preferred Stock, which is expected to occur following completion of the Offering. If necessary, upon achieving positive net income, the Company intends to make distributions of its earnings to stockholders in order to minimize the personal holding company tax levied on its undistributed personal holding company income, if any. See "--Certain Federal Tax Consequences," "Dividend Policy" and "Certain United States Federal Tax Considerations."


EFFECT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the 13,200,000 shares offered hereby (15,180,000 shares if the over-allotment option is exercised in full) will be eligible for immediate sale in the public market without restriction unless they are held by affiliates of the Company. The 86,845,166 outstanding shares not sold in the Offering will be "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of these shares, approximately 84,534,588 shares held by current stockholders will be eligible for sale pursuant to Rule 144 beginning 90 days after the completion of the Offering, subject to the volume and manner of sale limitations of Rule 144. All stockholders who are not Selling Stockholders (other than one stockholder who owns 262 shares of Common Stock), including the directors, officers, EKI and certain principal stockholders of the Company, beneficially holding (upon completion of the Offering) an aggregate of 78,397,674 shares, have agreed, subject to certain exceptions, not to sell or otherwise dispose of any such shares for at least 180 days after the date of the Underwriting Agreement relating to the Offering without the prior written consent of the Representatives of the Underwriters. All Selling Stockholders of the Company beneficially holding (upon completion of the Offering) an aggregate of 8,447,230 (or 6,467,230 shares if the over-allotment option is exercised in full and all the option shares are sold by the Selling Stockholders) shares have agreed, subject to certain exceptions, not to sell or otherwise dispose of any such shares for at least 270 days after the date of the Underwriting Agreement relating to the Offering without the prior written consent of Salomon Brothers Inc. The Company has granted certain "demand" and "piggy-back" registration rights to all of the Company's current stockholders, including EKI, with respect to the shares of Common Stock owned by them. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, particularly by directors and officers of the Company, or the perception that such sales could occur, could have an adverse impact on the market price. See "Certain Transactions" and "Shares Eligible for Future Sale."


ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. See "Description of Capital Stock-- Anti-Takeover Law and Charter Provisions."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 10,526,316 shares offered by the Company are estimated to be approximately $186.0 million based upon an assumed offering price of $19.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company currently intends to use the net proceeds of the Offering to: (i) facilitate the development of manufacturing capacity for EARTHSHELL products by constructing turnkey manufacturing lines for lease to licensees or contribution to joint ventures (approximately $44.0 million); (ii) expand the EARTHSHELL product development center (approximately $10.0 million);
(iii) launch an initial public relations and advertising campaign (approximately $10.0 million); (iv) pay for additional patent applications for its licensed technology; (v) establish a fund for the enforcement and protection of patents ((iv) and (v) together, approximately $10.0 million); and (vi) pay accrued dividends on the Series A Preferred Stock (approximately $8.6 million as of September 30, 1997).



    In addition, approximately $49.0 million of the net proceeds of the Offering will be used by the Company to repay certain indebtedness owed to its principal stockholder, EKI (approximately $35.0 million in principal, accrued interest and accounts payable as of the date hereof), and Imperial Bank (anticipated to be approximately $14.0 million as of the date hereof). The debt owed to EKI, which was incurred at various times between February 1995 and the date hereof, bears interest at the prime rate published in THE WALL STREET JOURNAL as adjusted on the first day of each calendar quarter, and is due and payable upon demand by EKI. At September 30, 1997, this indebtedness bore interest at an annual rate of 8.5%. The indebtedness to Imperial Bank, which was incurred at various times between June 1996 and the date hereof bears interest at an annual rate of 1% in excess of the Bank's prime lending rate as announced from time to time. At September 30, 1997, this indebtedness bore interest at an annual rate of 9.5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    The remaining net proceeds (approximately $54.0 million) will be used by the Company for general corporate purposes, including the employment of additional personnel, the continued design and development of EARTHSHELL products and anticipated operating losses. Except as indicated, the Company cannot presently determine the specific amounts of funds, and the timing of any payments, that may be required in connection with the use of the portion of the net proceeds allocated to general corporate purposes. The Company's management will have broad discretion in applying the net proceeds, and the Company reserves the right to change the use of proceeds if unanticipated developments in the Company's business or changes in economic or competitive conditions make shifts in the allocation of net proceeds necessary or desirable. Pending application of the net proceeds for the above purposes, the Company intends to invest the net proceeds from the Offering in investment-grade, short-term, interest-bearing securities.


                                DIVIDEND POLICY


    Upon conversion of the Series A Preferred Stock, the Company will be required to pay accrued dividends thereon (approximately $8.6 million as of September 30, 1997) following completion of the Offering. Other than these contemplated dividends, the Company has never paid dividends on its capital stock. The Company currently intends to retain all available funds for use in its business; provided, however, that if the Company is subject to personal holding company tax on its undistributed income, the Company intends to make distributions of all or part of its after tax earnings to stockholders if necessary to minimize this tax liability. See "Risk Factors--Certain Federal Tax Consequences."

                                 CAPITALIZATION


    The following table sets forth, at September 30, 1997, the actual capitalization of the Company (adjusted for the planned 262-for-one stock split), and the pro forma capitalization of the Company (i) as if the conversion of the Company's outstanding Series A Preferred Stock had occurred as of such date and (ii) as further adjusted to give effect to the sale of the 10,526,316 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $19.00 per share and the application of the estimated net proceeds thereof as described under "Use of Proceeds." This table should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and notes thereto included elsewhere herein.



                                                                                   SEPTEMBER 30, 1997
                                                                       ------------------------------------------
                                                                                                   PRO FORMA AS
                                                                         ACTUAL    PRO FORMA (1)  ADJUSTED (1)(2)
                                                                       ----------  -------------  ---------------
                                                                                 (DOLLARS IN THOUSANDS)
Note payable, accounts payable, and accrued interest to majority
  stockholder........................................................  $   31,917   $    31,917     $   --
Note payable to bank.................................................       9,000         9,000         --
Dividends payable....................................................      --             8,612         --
                                                                       ----------  -------------  ---------------
    Total indebtedness and dividends payable.........................  $   40,917   $    49,529         --
                                                                       ----------  -------------  ---------------
                                                                       ----------  -------------  ---------------
Preferred Stock, par value $.01 per share: 10,000,000 shares authorized; 9,170,000 Series A shares designated; 6,988,850 Series
  A shares issued and outstanding; no shares outstanding pro forma
  and as adjusted....................................................          70       --              --
Common stock, par value $.01 per share: 200,000,000 shares
  authorized; 82,530,000 shares issued and outstanding; (pro forma
  89,518,850); 100,045,166 shares issued and outstanding as adjusted
  (3)................................................................  $      825   $       895           1,000
Additional paid-in capital (preferred and common)....................      25,602        25,602         211,497
Deficit accumulated during the development stage.....................     (66,222)      (74,834)(4)       (74,834)(4)
                                                                       ----------  -------------  ---------------
    Total stockholders' equity (deficit).............................  $  (39,725)  $   (48,337)    $   137,663
                                                                       ----------  -------------  ---------------
                                                                       ----------  -------------  ---------------


------------------------------


(1) Pro forma to give effect to the assumed conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 6,988,850 shares of Common Stock and the accrual of $8,612,000 in dividends (as of September 30, 1997) on such preferred stock which are payable upon such conversion.



(2) Pro forma as adjusted to give effect to the receipt of the net proceeds of approximately $186,000,000 from the sale of shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $19.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom for the repayment of $31,917,000 in indebtedness to EKI, $9,000,000 in a note payable to Imperial Bank and the payment of preferred dividends of $8,612,000. See "Use of Proceeds" and "Capitalization."



(3) Excludes 1,084,680 shares issuable upon exercise of outstanding stock options (as of September 30, 1997). See "Management-- Stock Option Plans."



(4) Gives effect to $8,612,000 of dividends payable (as of September 30, 1997) upon conversion of shares of Series A Preferred Stock to shares of Common Stock.

                                    DILUTION


    The pro forma net tangible deficit of the Company as of September 30, 1997 was $48.3 million, or $.54 per share, assuming the conversion of the Company's outstanding Series A Preferred Stock into 6,988,850 shares of Common Stock as of such date. Net tangible deficit per share is determined by dividing the tangible deficit of the Company (tangible assets less total liabilities) by the number of shares outstanding. Without taking into account any changes in such pro forma net tangible deficit after September 30, 1997 other than to give effect to the sale of the 10,526,316 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $19.00 per share, pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $137.8 million, or $1.38 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company). This represents an immediate increase in pro forma net tangible book value of $1.92 per share to existing stockholders and an immediate dilution of $17.62 per share to new stockholders. Dilution to new stockholders is determined by subtracting the pro forma net tangible book value per share after the Offering from the initial public offering price per share. The following table illustrates this per-share dilution.



Assumed initial public offering price per share.............             $   19.00

  Pro forma net tangible deficit per share before Offering
    (1).....................................................  $    (.54)

  Increase per share attributable to new stockholders.......       1.92
                                                              ---------

Pro forma net tangible book value per share after
  Offering..................................................                  1.38
                                                                         ---------

Dilution per share to new stockholders......................             $   17.62
                                                                         ---------
                                                                         ---------


------------------------------


(1) The table excludes shares issuable and proceeds that would be received upon exercise of options outstanding on September 30, 1997. See
    "Management--Stock Option Plans" and "Description of Capital Stock."



    The following table summarizes, as of September 30, 1997, the number of shares purchased from the Company, the total investment made and the average price per share invested by existing stockholders and new stockholders.


                                     SHARES
                                PURCHASED (1)(2)      TOTAL INVESTMENT      AVERAGE
                                -----------------   --------------------   PRICE PER
                                NUMBER    PERCENT     AMOUNT     PERCENT     SHARE
                                -------   -------   -----------  -------   ---------
Existing stockholders.........  89,518,850  89.5%   $26,685,000   11.8%     $  .30
New stockholders..............  10,526,316  10.5    200,000,000   88.2       19.00
                                -------   -------   -----------  -------   ---------
    Total.....................  100,045,166   100%  $226,685,000   100%     $ 2.27
                                -------   -------   -----------  -------   ---------
                                -------   -------   -----------  -------   ---------

------------------------------


(1) Includes shares of Common Stock issuable upon conversion of the 26,675 shares of Series A Preferred Stock of the Company outstanding into 6,988,850 shares of Common Stock. Excludes 1,084,680 shares issuable upon the exercise of outstanding stock options (as of September 30, 1997). See
    "Management--Stock Option Plans" and "Description of Capital Stock."


(2) Sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 86,845,166 or approximately 86.8% (or approximately 85.1% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares purchased by new stockholders to 15,180,000 shares (or approximately 15.2% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


    The selected financial data presented below at December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, are derived from the financial statements of the Company, audited by Deloitte & Touche LLP, independent auditors, included elsewhere in this Prospectus. The balance sheet information for the years ended December 31, 1993 and 1994 are derived from audited financial statement balance sheets that are not included elsewhere in this Prospectus. The financial data for the year ended December 31, 1993 also includes the Company's results of operations for the period from November 1, 1992 (inception) through December 31, 1992. The selected financial data for the nine months ended September 30, 1996 and 1997, and for the period from inception, November 1, 1992, through September 30, 1997, have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year. As of the end of its December 31, 1997 fiscal year, the Company anticipates that its aggregate net operating loss will be approximately $74.4 million and its accumulated deficit will be approximately $74.0 million.


                                                                                                     NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                   ----------------------------------------------  ----------------------
                                                    1993 (1)      1994       1995        1996        1996        1997
                                                   -----------  ---------  ---------  -----------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
Research and development expenses................   $   3,309   $  10,930  $   9,100  $    10,159  $   8,100  $     6,242
General and administrative expenses..............       2,500       3,428      2,363        3,406      1,867        1,409
Interest (income) expenses, net..................        (147)       (290)       478        1,692      1,111        2,422
Depreciation and amortization....................         601         797         44          311        212          369
Patent expenses..................................       1,520       1,717      1,929        1,382      1,071          551
Net loss.........................................      (7,783)    (16,582)   (13,914)     (16,950)   (12,361)     (10,993)
Pro forma net loss per share (2)(3)..............                                     $      (.26)            $      (.22)
Weighted average shares used in computing pro
 forma net loss per share (3)....................                                      90,633,384              90,717,390
Supplemental pro forma net loss per share........                                            (.24)                   (.19)
Weighted average number of shares used in
 computing supplemental pro forma net loss per
 share (3).......................................                                      92,786,910              92,870,916

                                                    NOVEMBER 1,
                                                       1992
                                                    (INCEPTION)
                                                      THROUGH
                                                   SEPTEMBER 30,
                                                       1997
                                                   -------------
STATEMENT OF OPERATIONS DATA:
Research and development expenses................    $  39,741
General and administrative expenses..............       13,106
Interest (income) expenses, net..................        4,154
Depreciation and amortization....................        2,122
Patent expenses..................................        7,099
Net loss.........................................      (66,222)
Pro forma net loss per share (2)(3)..............
Weighted average shares used in computing pro
 forma net loss per share (3)....................
Supplemental pro forma net loss per share........
Weighted average number of shares used in
 computing supplemental pro forma net loss per
 share (3).......................................


                                                                                                    SEPTEMBER 30, 1997
                                                                   DECEMBER 31,                 --------------------------
                                                    ------------------------------------------
                                                      1993       1994       1995       1996      ACTUAL     PRO FORMA (2)
                                                    ---------  ---------  ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $  16,170  $   2,885  $     266  $      21  $     272     $     272
Working capital (deficit).........................     15,230       (124)   (14,569)   (31,489)   (42,160)      (50,772)
Total assets......................................     17,640      3,250      2,228      2,817      2,733         2,733
Notes payables, payable to majority stockholder,
  accrued interest and accrued dividends..........        624      3,267     13,560     29,873     40,917        49,529
Deficit accumulated during development stage......     (7,783)   (24,365)   (38,279)   (55,229)   (66,222)      (74,834)
Stockholders' equity (deficit) (5)................     16,700        118    (12,678)   (28,732)   (39,725)      (48,337)


                                                    PRO FORMA AS
                                                     ADJUSTED(4)
                                                    -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................    $ 136,743
Working capital (deficit).........................      135,228
Total assets......................................      139,204
Notes payables, payable to majority stockholder,
  accrued interest and accrued dividends..........       --
Deficit accumulated during development stage......      (74,834)
Stockholders' equity (deficit) (5)................      137,663


----------------------------------

(1) Represents the financial results for the period from November 1, 1992 (inception) through December 31, 1993.


(2) Pro forma to give effect to the assumed conversion of Series A Preferred Stock of the Company outstanding into Common Stock and the accrual of preferred dividends of $7,016,000 (as of December 31, 1996) and $8,612,000 (as of September 30, 1997) payable upon such conversion.


(3) As a result of the planned 262-for-one stock split and the significant pro forma changes in the capitalization of the Company, pro forma and supplemental pro forma net loss per share and weighted average shares outstanding information are presented only for the most recent fiscal year and interim period. Pro forma net loss per share has been calculated by dividing net loss plus dividends by the sum of (i) weighted average of common stock issued and outstanding (82,530,000 shares); (ii) common stock issuable related to the assumed conversion of Series A Preferred stock (6,988,850 shares); (iii) the number of shares (priced at $19.00 per share) the proceeds from which will be used to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996); and (iv) the net shares issuable related to stock options using the Treasury Stock Method (745,277 shares). Supplemental pro forma net loss per share has been calculated by dividing pro forma net loss less interest expense by the sum of (i) weighted average of common stock issued and outstanding (82,530,000 shares); (ii) common stock issuable related to the assumed conversion of Series A Preferred Stock (6,988,850 shares); (iii) the number of shares (priced at $19.00 per share) the proceeds from which will be used to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996); (iv) the net shares issuable related to stock options using the Treasury Stock Method (745,277 shares) and (v) the number of shares (priced at $19.00 per share) the proceeds from which will be used to repay the $31,917,000 indebtedness owed to majority stockholder and the $9,000,000 note payable to bank (an aggregate of 2,153,526 shares).


(4) Adjusted to give effect to the receipt of the net proceeds of approximately $186,000,000 from the sale of shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $19.00 per share and after deducting underwriting discounts and estimated offering expenses) and the application of the estimated net proceeds therefrom for the repayment of $31,917,000 in indebtedness to EKI, $9,000,000 in note payable to Imperial Bank and the payment of preferred dividends of $8,612,000. See "Use of Proceeds" and "Capitalization."


(5) No cash dividends were declared or paid in any of the periods presented except as noted in note (2) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S AUDITED FINANCIAL STATEMENTS AND UNAUDITED INTERIM FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THE PROSPECTUS.

OVERVIEW


    The Company was organized in November 1992 as a Delaware corporation and remains a development stage enterprise. The Company's principal stockholder, EKI, has been involved since July 1985 in the development of various new material technologies including the ALI-ITE composite material. The Company was formed to develop, license and commercialize food service disposables made of ALI-ITE composite material. The Company has an exclusive, worldwide, royalty-free license from EKI to use certain technology for this purpose. The Company intends to license or joint venture with existing manufacturers of food service disposables for the manufacture and distribution of EARTHSHELL products. The Company expects to derive revenues primarily from license royalties, income from joint ventures and lease payments from equipment leased to manufacturers of EARTHSHELL products.



    The Company has incurred aggregate net losses of approximately $66.0 million from its inception in November 1992 through September 30, 1997. The Company has been unprofitable to date and expects to continue to suffer operating losses until its products are commercially introduced and achieve widespread market acceptance and significant market penetration. Since its inception, the Company has not generated any revenues from operations. Successful future operations will depend upon the ability of the Company, its licensees and joint venture partners to commercialize multiple EARTHSHELL products.


    The Company has financed its operations from inception primarily through the private placement of preferred stock and loans from its principal stockholder, EKI, and Imperial Bank. The Company's principal activities to date have included material and product development, development of commercial manufacturing processes, demonstration of the licensed technology, licensing the technology to key manufacturers and producers and seeking patent protection of the licensed technology. The Financial Statements reflect the costs and expenses related to the development of the licensed technology as it relates to food service disposables since the Company's formation in 1992.

    Since inception, the Company has relied on EKI to provide extensive administrative, management and technical support. The Company and EKI entered into the Technical Services Agreement which continues through December 31, 2002. Under the terms of the Technical Services Agreement, the Company pays EKI for all direct project labor hours incurred by technical personnel and direct expenses incurred on approved projects. In addition, under the Patent Allocation Agreement, the Company reimburses EKI for the costs and expenses of filing, prosecuting, acquiring and maintaining certain patents and patent applications relating to the technology licensed to the Company under the License Agreement. The Technical Services Agreement superseded a Technical Services and Sublease Agreement which terminated on September 30, 1997 (the "Prior Technical Services Agreement") and the Patent Allocation Agreement superseded an Agreement for Allocation of Patent Costs which terminated on September 30, 1997 (the "Prior Patent Allocation Agreement"). See "Business--Relationship with EKI."

RESULTS OF OPERATIONS


    NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1996



    The Company's net loss decreased $1.4 million from $12.4 million for the nine months ended September 30, 1996 to $11.0 million for the nine months ended September 30, 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenditures for the development of EARTHSHELL products decreased $1.9 million from $8.1 million for the nine months ended September 30, 1996 to $6.2 million for the nine months ended September 30, 1997. The amount of research and development services billed by EKI to the Company decreased $1.5 million from $7.0 million for the nine months ended September 30, 1996 to $5.6 million for the nine months ended September 30, 1997. In 1996, the Company incurred higher research and development expenses primarily due to development of the Company's sandwich container pilot line at a research facility in Rock Hill, South Carolina operated by Genpak. The Company completed its efforts with Genpak near the end of 1996 and relocated the pilot line to Santa Barbara, California. Accordingly, costs related to this off-site manufacturing effort have not been incurred during 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. Total general and administrative expenses decreased $458,000 from $1.9 million for the nine months ended September 30, 1996 to $1.4 million for the nine months ended September 30, 1997. This decrease was primarily due to the recognition of compensation expense of $650,000 related to the stock options of one executive which vested during 1996 which were not incurred during 1997.



    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $157,000 from $212,000 for the nine months ended September 30, 1996 to $369,000 for the nine months ended September 30, 1997. The increase in depreciation expense was mainly a result of the purchase of commercial scale pilot manufacturing equipment.



    PATENT EXPENSES. Legal fees under the Prior Patent Allocation Agreement with EKI decreased $549,000 from $1.1 million for the nine months ended September 30, 1996 to $551,000 for the nine months ended September 30, 1997. The decrease was primarily a result of filing fewer new patent applications.



    INTEREST EXPENSE. Total interest expense increased $1.3 million from $1.1 million for the nine months ended September 30, 1996 to $2.4 million for the nine months ended September 30, 1997. The increase in interest expense was mainly due to additional borrowings from EKI and additional borrowings against the Company's line of credit during the first nine months of 1997.


    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The Company's net loss increased $3.0 million from $14.0 million for the year ended December 31, 1995 to $17.0 million for the year ended December 31, 1996.

    RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenditures for the development of EARTHSHELL products increased $1.1 million from $9.1 million for the year ended December 31, 1995 to $10.2 million for the year ended December 31, 1996. The increase for the year ended December 31, 1996 compared to 1995, was primarily due to the Company's development manufacturing efforts on the EARTHSHELL sandwich container pilot line at the Genpak research facility in South Carolina and its relocation near the end of 1996 to Santa Barbara. Also, in preparation for the Offering, the Company increased its efforts in the environmental science and marketing areas related to the EARTHSHELL sandwich container resulting in increased expenses from $543,000 to $914,000 for the years ended December 31, 1995 and 1996, respectively. The Company was billed by EKI for research and development services totaling $9.1 million and $8.4 million for the years ended December 31, 1996 and 1995, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. Total general and administrative expenses increased $1.0 million from $2.4 million for the year ended December 31, 1995 to $3.4 million for the year ended December 31, 1996. This increase was primarily due to the recognition of compensation expense of $650,000 related to one executive's stock options which vested during 1996, a severance payment of $75,000, and legal and filing fees related to the Offering of $427,000.

    DEPRECIATION EXPENSE. Depreciation expense increased $267,000 from $44,000 for the year ended December 31, 1995 to $311,000 for the year ended December 31, 1996. The increase was primarily due to purchase of commercial scale pilot manufacturing equipment for EARTHSHELL sandwich containers which totaled $1.2 million in 1996.

    PATENT EXPENSES. Legal fees under the Prior Patent Allocation Agreement with EKI decreased $547,000 from $1.9 million for the year ended December 31, 1995 to $1.4 million for the year ended December 31, 1996. The decrease was primarily a result of filing fewer patent applications.

    INTEREST INCOME/EXPENSE. Total interest expense increased $1.2 million from $510,000 for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. The increase in interest expense was due to additional borrowings from EKI of $9.2 million and borrowings against the line of credit of $7.1 million for the year ended December 31, 1996. Due to the reduction of excess cash for investment purposes in 1996, interest income decreased $29,000 from $32,000 for the year ended December 31, 1995 to $3,000 for the year ended December 31, 1996.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    The Company's net loss decreased $2.7 million from $16.6 million for the year ended December 31, 1994 to $13.9 million for the year ended December 31, 1995.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenditures for the development of EARTHSHELL products decreased $1.8 million from $10.9 million for the year ended December 31, 1994 to $9.1 million for the year ended December 31, 1995. The decrease was primarily due to the change in the billing structure between the Company and EKI under the Prior Technical Services Agreement and a reduction in project costs related to the development and testing of a commercial scale paper line totaling $1.2 million. The Company was billed by EKI for technical services totaling $8.4 million and $9.5 million for the years ended December 31, 1995 and 1994, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. Total general and administrative expenses decreased $1.0 million from $3.4 million for the year ended December 31, 1994 to $2.4 million for the year ended December 31, 1995. This decrease was due primarily to the elimination in 1995 of the $1.2 million in administrative fees which were paid to EKI in 1994. Other significant but largely offsetting changes in general and administrative expenses in 1995 compared to 1994 included an increase in salary expense. In the latter part of 1994, the Company hired key executives to position itself for commercial product introduction. As a result, the Company's compensation expense increased $251,000 from $861,000 for the year ended December 31, 1994 to $1.1 million for the year ended December 31, 1995. In addition, general legal fees increased $168,000 from $548,000 for the year ended December 31,1995 to $380,000 for the year ended December 31, 1994. The Company recorded a $51,000 write down of assets in the first quarter of 1994. In 1995, surplus research materials and equipment were sold for $89,000. In total, these equipment expense related transactions resulted in a reduction in miscellaneous income and expense of $140,000.

    PATENT EXPENSES. Legal fees under the Prior Patent Allocation Agreement with EKI increased $212,000 from $1.7 million for the year ended December 31, 1994 to $1.9 million for the year ended December 31, 1995. The increase was due primarily to the filing of additional patent applications in foreign countries.

    DEPRECIATION EXPENSE. Depreciation expense decreased $753,000 from $797,000 for the year ended December 31, 1994 to $44,000 for the year ended December 31, 1995. The decrease was largely due to the sale on December 31, 1994 of substantially all of the Company's laboratory equipment and leasehold improvements to EKI at their original acquisition price. In addition, the Company sold commercial process equipment originally purchased for a pilot manufacturing line to a third party in March 1995. During 1995, the Company purchased additional commercial processing equipment. As of December 31, 1995, the

Company's fixed assets consisted of office equipment and deposits on equipment related to the sandwich container production line with a net book value of $1.9 million, whereas at December 31, 1994 the Company's fixed assets had a net book value of $242,000.

    INTEREST INCOME. Interest income for the year ended December 31, 1995 totaled $32,000 compared to $291,000 for the year ended December 31, 1994. The reduction in interest income was due to the reduced level of excess cash available for investment purposes. During 1995, the Company obtained working capital loans from EKI which totaled $6.2 million. Intercompany charges payable to EKI under the Prior Technical Services Agreement and Prior Patent Allocation Agreement totaling $8.6 million were converted to demand notes in 1995. Accordingly, interest expense for 1995 was $510,000.

LIQUIDITY AND CAPITAL RESOURCES


    As a development stage company, since its inception in November 1992, the Company has had no operating revenues and does not expect to have any revenues until at least the fiscal quarter ending June 30, 1999. Through September 30, 1997, the Company had incurred aggregate net operating losses of approximately $66.0 million; as of the end of its December 31, 1997 fiscal year, the Company anticipates that its aggregate net operating loss will be approximately $74.4 million.



    Funds to finance the operation of the Company through September 30, 1997 have been obtained primarily from a private placement of its Series A Preferred Stock and borrowings from EKI and Imperial Bank. In September 1993, the Company raised $25.7 million from the private placement of Series A Preferred Stock with issuance costs of $1.2 million. From inception through September 30, 1997, the Company has borrowed approximately $10.7 million from EKI (excluding the payables owed to EKI) and $9.0 million from Imperial Bank under a line of credit. In connection with the line of credit, the Company executed a general security agreement that grants Imperial Bank a security interest in the Company's License Agreement with EKI. From inception through September 30, 1997, the Company received approximately $42.8 million in cash from financing activities. Outstanding loans from, and payables owed to, EKI totaled $31.9 million as of September 30, 1997. Credit extended under the Imperial Bank line of credit as of September 30, 1997 totaled $9.0 million.



    From inception through September 30, 1997, the Company had used approximately $37.4 million of cash for operating activities and approximately $5.1 million of cash in investing activities. Net cash used in investing activities has consisted primarily of manufacturing and lab equipment purchases. Since inception, capital expenditures have amounted to $5.8 million.


    Primarily because of the Company's history of operating losses and its reliance on its stockholders to provide cash flow to sustain operations, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain equity financing through the Offering, loans from its principal stockholder or otherwise. Without the proceeds of the Offering or other funding, the Company would run out of cash to fund its operations. The report of independent accountants on the Company's financial statements included herein includes an explanatory paragraph to this effect.


    The Company anticipates that it will borrow from third-party lenders a portion of the funds required to purchase equipment and construct turnkey manufacturing lines for its licensee and joint venture partners. The Company believes that the net proceeds of the Offering (estimated to be approximately $186 million, based on assumed offering price of $19.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses) together with such third-party financing will be sufficient to meet its foreseeable working capital requirements through at least the next two years. The Company currently intends to use the net proceeds to facilitate the development of manufacturing capacity for EARTHSHELL products by directly purchasing manufacturing equipment for lease to licensees or contribution to joint ventures, to expand the Company's product development center, to repay certain indebtedness to its principal stockholder, EKI, and Imperial Bank, to launch an initial public relations and advertising campaign for EARTHSHELL products, to prosecute additional patent applications for its licensed technology and to establish a fund for the enforcement and protection of patents, to pay accrued dividends on the Series A Preferred Stock, and for general corporate purposes, including anticipated operating losses. Proceeds available for working capital are currently estimated to be approximately $54.0 million.


    The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its anticipated manufacturing ramp-up and products introduction, which could have an adverse effect on the Company's business, financial condition and results of operations.

NET OPERATING LOSS TAX CARRYFORWARDS

    The Company has sustained net operating losses ("NOLs") for federal income tax purposes in the aggregate amount of approximately $34.3 million from its inception through December 31, 1996. Under the Internal Revenue Code of 1986, as amended (the "Code"), the Company generally is entitled to reduce its future federal income tax liabilities by carrying unused NOLs forward for a period of 15 years to offset future taxable income earned.

    In the event that the Company is subject to the federal personal holding company tax in any taxable year, the Company can only use its NOLs, if any, from the immediately preceding taxable year to offset its income subject to the personal holding company tax for such year. See "Certain United States Federal Tax Considerations."


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS



    This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," as well as within the Prospectus generally. Actual results could differ materially from those anticipated in the forward-looking statements as a result of the risk factors set forth herein and the matters set forth in the Prospectus generally.

                                    BUSINESS


    EarthShell Corporation (the "Company") is a development stage company engaged in the licensing and commercialization of a proprietary composite material for the manufacture of disposable packaging for the food service industry, such as cups, plates, bowls and hinged-lid containers. This new composite material is made primarily from commonly available raw materials such as limestone, natural potato, corn and other starch binders, natural fibers and functional coatings. The Company believes that food service disposables made of this material ("EARTHSHELL products") can be designed to have certain superior performance characteristics, such as greater strength and rigidity and can be commercially produced at a cost that is competitive with comparable paper and polystyrene food service disposables. The Company has produced prototype cups, plates, bowls and hinged-lid containers. To date, however, these prototypes have not been produced on fully integrated, commercial production lines and their actual cost of manufacture is unproven. EARTHSHELL products offer a number of attractive environmental features that are expected to appeal to customers concerned about the environment.



    According to industry studies, more than $8.3 billion was spent in the United States in 1994 on the types of food service disposables that the Company believes can be replaced by EARTHSHELL products, and the Company believes that international markets represent additional significant opportunities for EARTHSHELL products. Food service disposables are currently manufactured from a variety of materials, including paper and polystyrene. The Company believes that none of these materials fully addresses all three principal concerns of the food service industry--performance, cost and environmental impact. The Company believes that EARTHSHELL products will best address the combination of these concerns and therefore will be able to achieve significant penetration of the food service disposables market.



    The Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food service industry. The Company's strategy includes both working with major purchasers of food service disposables to build consumer demand for EARTHSHELL products and licensing its technology to or joint venturing with existing manufacturers of disposable packaging to market, produce and distribute EARTHSHELL products. An additional component of the Company's strategy is to utilize outside experts in their respective fields to assist in the commercialization of EARTHSHELL products.



    As the first step in this strategy, the Company has worked closely with McDonald's Corporation ("McDonald's") in developing and testing prototype sandwich containers. As a result of this work, McDonald's has approved the EARTHSHELL Big Mac sandwich container for use in McDonald's restaurants in the United States. McDonald's primary packaging purchaser, Perseco, has entered into a supply agreement with the Company's licensee, Sweetheart Cup Company Inc. ("Sweetheart"), pursuant to which Perseco is expected to purchase not less than
1.8 billion EARTHSHELL Big Mac sandwich containers over a three-year period, subject to certain conditions. The Company currently expects its licensee to make the first shipment of this commercial product for use in McDonald's restaurants as early as the first quarter of 1999, although development of the required manufacturing capacity could take longer than currently anticipated. See "--Relationship with McDonald's."



    To accelerate the market penetration of EARTHSHELL products, the Company will joint venture with or license its technology to existing manufacturers experienced in the manufacture, sale and marketing of food service disposables. To date, the Company has entered into licensing agreements with several of these manufacturers, including Sweetheart, Genpak Corporation ("Genpak") and Dopaco, Inc. ("Dopaco"), each of which has agreed to pay an effective royalty of 20% of the wholesale price of EARTHSHELL products. To promote the rapid ramp-up of product manufacturing capacity, the Company intends to contract with design engineers to construct turnkey manufacturing lines for lease to licensees or contribution to joint ventures. The Company intends to use $44.0 million of the proceeds of this Offering to fund the initial procurement of such manufacturing lines, including the initial manufacturing equipment to be used at Sweetheart's Owings Mills, Maryland facility for the production of EARTHSHELL Big Mac sandwich containers. By the end of 1999, the Company expects to have supplied equipment to licensees and joint venture partners at multiple production sites for the manufacture of a broad range of EARTHSHELL products, including cold cups, hot cups, plates, bowls, sandwich containers and other hinged-lid containers.


    The development of the composite material used to make EARTHSHELL products ("ALI-ITE composite material") is the result of more than 10 years of basic materials science research by E. Khashoggi Industries, LLC and its predecessors ("EKI"). EKI is the Company's principal stockholder. EKI has obtained 52 U.S. and 26 foreign patents and has 19 U.S. and 117 foreign patent applications pending which are applicable to EARTHSHELL products utilizing the EKI technology. The Company believes that these patents and patent applications represent a strategic web of protection broadly covering EARTHSHELL products, their material composition and the manufacturing processes used to make them.



    Since the Company's inception in November 1992, the Company has not generated any revenues from operations and, as of September 30, 1997, had expended approximately $66.0 million for research and development, patent expenses and general and administrative costs. The Company has an exclusive, worldwide, royalty-free license to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (less than 24 hours). The Company does not have the right to use the EKI technology for any other purposes. See "--Relationship with EKI."


BACKGROUND


    Disposable food and beverage containers used in the food service industry are currently manufactured from a variety of materials, including paper, plastic and polystyrene. The Company believes that no disposable packaging material has been developed, however, which fully addresses the three principal concerns of the food service industry--performance, cost and environmental impact.


    For example, while polystyrene products are relatively inexpensive and provide good insulation, their manufacture and disposal have been shown to have adverse environmental consequences. Production of polystyrene products results in the depletion of certain non-renewable resources, such as crude oil and natural gas, and also results in the release of significant amounts of hydrocarbons into the atmosphere, which can contribute to the formation of smog. Because polystyrene does not easily degrade, polystyrene litter can accumulate and remain visible on beaches, lake shores and roadways. Environmentally concerned consumers have actively lobbied against the use of polystyrene packaging, and a number of communities have banned polystyrene disposables. Because of environmental concerns, a number of quick-serve restaurant chains have reduced their use of polystyrene products in favor of paper.

    Paper products in many instances are more expensive than polystyrene products, may offer reduced functional performance and have their own set of adverse environmental consequences. The paper industry uses the wood from millions of trees each year, and the manufacture of paper products requires substantial amounts of energy and releases significant amounts of pollutants into both the air and water. Corrugated paper-plastic laminate sandwich containers and paper wraps have both been used as replacements for polystyrene sandwich containers, but are generally less rigid and offer inferior heat insulation. Similarly, paper hot cups are much less effective at heat insulation than polystyrene foam cups, resulting in "double cupping" in some instances.

    A number of companies have introduced plastic and starch-based materials as potential environmentally superior packaging alternatives. To date, many of these materials have suffered from unacceptable performance limitations and have not proven to be economically viable as disposable packaging.

THE EARTHSHELL SOLUTION


    The Company believes that EARTHSHELL products will best address the combination of the three principal concerns of the food service industry--performance, cost and environmental impact.

    PERFORMANCE CHARACTERISTICS. The Company has produced prototype cups, plates, bowls and hinged-lid containers that the Company believes meet the critical performance requirements of the marketplace, including rigidity, graphic capabilities, insulation, shipping and handling and stacking performance. In addition, the Company believes that EARTHSHELL products can be designed to have certain superior performance characteristics. For example, the EARTHSHELL Big Mac Sandwich container has been designed to have greater strength and rigidity than conventional food service disposables. In addition, the prototype EARTHSHELL hot cup has been designed to have a more desirable hand and mouth feel than polystyrene cups and better insulating performance than paper cups. EARTHSHELL prototype sandwich containers and hot cups were preferred over comparable conventional products in consumer focus groups.



    COST COMPETITIVE. The Company believes that EARTHSHELL products can be manufactured at costs which are competitive with comparable existing food service disposables. While EARTHSHELL products have not yet been produced commercially on fully integrated production lines and there can be no assurance as to their actual cost when so produced, based on material and machinery costs received from vendors and suppliers, the Company believes that the total cost of EARTHSHELL cups, plates, bowls and sandwich containers (including the Company's royalty) will be approximately equal to or less than the cost of comparable paper and polystyrene products. The Company expects that the cost of producing EARTHSHELL products will decrease over time as the technology and initial production processes are further refined.



    ENVIRONMENTAL IMPACT. EARTHSHELL products offer a number of attractive environmental features which are expected to appeal to customers concerned about the environment. Through the use of a "cradle-to-grave" environmental assessment and in consultation with leading environmental experts, EARTHSHELL cups, plates, bowls and sandwich containers have been designed to reduce certain environmental burdens of rigid packaging through the careful selection of raw materials, processes and suppliers. EARTHSHELL products are made primarily from limestone, natural starch binders, natural fibers (including in many instances post-consumer recycled fiber which does not require the cutting of trees), biodegradable polymer and wax coatings, and water.



    According to research on the performance of various formulations of the EARTHSHELL sandwich container commissioned by the Company and performed by Cal Recovery Inc., an international waste management consulting company, when crushed or broken, such EARTHSHELL sandwich containers were shown to be biodegradable in a composting environment and observed to physically dissolve in water. As a result, the Company believes that EARTHSHELL products substantially reduce the risk to wildlife when compared to polystyrene food service disposables and may help mitigate the litter concern created by their improper disposal.



    EARTHSHELL products can be compostable and, as a result, they can offer a disposal alternative not available with polystyrene packaging. Research performed by Cal Recovery Inc. on various formulations of the EARTHSHELL sandwich container shows that such EARTHSHELL sandwich containers can be composted in a typical backyard compost pile and the compost can be used as a soil conditioner. The State University of New York, Stony Brook has completed a field test commissioned by the Company, using the Town of Easthampton composting facility on Long Island, New York to demonstrate that EARTHSHELL sandwich containers can be composted commercially. While food service disposables are not commonly recycled through composting, the ability of EARTHSHELL products to be composted may be a significant advantage if this method of recycling becomes more widely used.


BUSINESS STRATEGY

    The Company's objective is to establish EARTHSHELL products as the preferred disposable packaging for the food service industry throughout the world. A component of the Company's strategy is to utilize outside experts to assist in the commercialization of EARTHSHELL products. The key elements of the Company's strategy for attaining this objective are:

    CREATE CONSUMER DEMAND FOR EARTHSHELL PRODUCTS. The Company will continue to work with the major purchasers of food service disposables in the development and testing of prototype hot and cold cups, plates, bowls and trays to demonstrate product performance and cost benefits and to build demand for EARTHSHELL products. The Company believes that the use of EARTHSHELL products by influential food service operators will accelerate the acceptance of EARTHSHELL products by other users. The Company intends to use $10.0 million of the proceeds of the Offering to expand its product development center at which it produces prototype EARTHSHELL products for commercial testing by food service operators. In connection with the commercial introduction of its products, the Company plans to use a portion of the proceeds of the Offering to launch public relations and advertising campaigns. The Company also intends to promote the environmental benefits of EARTHSHELL products to environmental groups, policy makers, legislators, the media and the general public through student media packages, network television and print advertising. Pursuant to the terms of its license agreements, the Company also expects that the EARTHSHELL brand name will appear on most EARTHSHELL products. See "-- Marketing."



    LICENSE EXISTING MANUFACTURERS OF FOOD SERVICE DISPOSABLES. The Company's strategy includes licensing its technology to or joint venturing with existing manufacturers of disposable packaging for the manufacture and distribution of EARTHSHELL products. By licensing its technology to or entering into joint venture relationships on a non-exclusive basis with such companies as Sweetheart, Genpak and Dopaco, the Company believes it can take advantage of the manufacturing experience and distribution networks of existing manufacturers, thereby accelerating the market penetration of EARTHSHELL products. The Company intends to provide its licensees and joint venture partners with technical and ongoing support designed to facilitate the application of EARTHSHELL technology, further refine manufacturing processes and reduce production costs. The Company will also monitor licensee and joint venture operations to ensure product quality.



    DEVELOP PRODUCTION CAPACITY. The Company intends to engage an engineering and construction firm to deliver manufacturing lines at the licensee's or joint venture partner's facilities in order to ensure that manufacturing equipment is properly installed, integrated and producing EARTHSHELL products to meet anticipated market demands. The Company intends to use $44.0 million of the proceeds of the Offering to support the development of sufficient production capacity to meet anticipated customer demand for EARTHSHELL products. As early as the end of 1998, the Company expects that the construction of a multi-line manufacturing operation at Sweetheart's Owings Mill, Maryland plant to supply containers for McDonald's Big Mac sandwich will be completed. Subsequent lines for sandwich containers and other EARTHSHELL products will be constructed at strategic locations determined in conjunction with the Company's licensees. By the end of 1999, the Company expects to have supplied equipment to licensees at multiple production sites for the manufacture of a broad range of EARTHSHELL products including cold cups, hot cups, plates, bowls, sandwich containers and other hinged-lid containers.


    DEVELOP INTERNATIONAL MARKETS. The Company's international strategy is to introduce EARTHSHELL products in foreign markets through quick-serve restaurant industry leaders who will have already introduced EARTHSHELL food service disposables in the United States. The Company intends to enter into strategic licenses or joint ventures with key international packaging suppliers. The Company does not expect to begin building overseas manufacturing capability before the end of 1999.


    PROTECT EARTHSHELL TECHNOLOGY. The Company, together with EKI, will continue to seek to develop and maintain a web of patent protection covering EARTHSHELL products, the material composition and the manufacturing processes used to make them. EKI has received 52 U.S. and 26 foreign patents with regard to the compounds, manufacturing processes and product designs applicable to EARTHSHELL products and has 19 U.S. and 117 foreign patent applications pending. The Company and EKI intend to continue to seek domestic and international patent protection for further developments in the technology and intend to vigorously enforce their rights against any person infringing the technology.

FOOD SERVICE DISPOSABLES MARKET


    According to industry studies, more than $8.3 billion was spent in the United States during 1994 on the types of food service disposables that the Company believes can be manufactured using EARTHSHELL proprietary material. In addition, according to an industry study commissioned by the Company, approximately $4.4 billion was spent in the United Kingdom, France, Germany, Belgium, the Netherlands, Japan, Australia and Brazil on such products. The Company believes that the remaining unquantified international markets also present significant opportunities for EARTHSHELL products.


    The following data details the $8.3 billion of U.S. sales of those food service disposables targeted for replacement by EARTHSHELL products:


                                     EARTHSHELL TARGET MARKET
                                        1994 U.S. PURCHASES
                                       (DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------------
                                                                            AMOUNT OF
PRODUCT TYPE                                                                PURCHASES     PERCENT
-------------------------------------------------------------------------  -----------  -----------
Cold cups................................................................   $   1,460         17.6%
Hot cups.................................................................         850         10.2
Cups for home use........................................................         440          5.3
Plates and bowls.........................................................       1,640         19.8
Containers, trays and carriers...........................................       1,230         14.8
Pizza boxes..............................................................         680          8.2
Beverage lids............................................................         620          7.5
Cutlery..................................................................         600          7.2
Hinged-lid containers....................................................         500          6.0
Wrap replacements........................................................         280          3.4
                                                                           -----------       -----
    Total................................................................   $   8,300        100.0%
                                                                           -----------       -----
                                                                           -----------       -----



    According to industry studies on the U.S. market, approximately 55% of the total food service disposables purchased in 1994 were purchased by quick-serve restaurants, 39% by other institutions, such as hospitals, stadiums, airlines, schools and restaurants (other than quick-serve restaurants), and the remaining 6% by retail stores. Of the food service disposables purchased in the United States by quick-serve restaurants and other institutions, approximately 50% were made of paper and 50% were made of plastic, polystyrene or foil.


THE TECHNOLOGY

    The new composite material used to make EARTHSHELL products ("ALI-ITE composite material") is the result of more than 10 years of basic research by EKI in the materials science of natural minerals (such as limestone and sand) and natural binders (such as starch). EKI has employed materials science methodologies and state-of-the-art analytical equipment and research methods to develop this proprietary composite material and related manufacturing processes. EKI has carefully considered the environmental impact in the selection of these materials and processes.

    EKI made several significant discoveries that led to the commercial potential of this new composite material. For example, EKI developed a method of using a high percentage of natural, low-cost fillers (such as limestone and sand) in the composite. These fillers reduce cost and provide rigidity, thermal stability and environmental benefits to the materials, without significantly compromising strength, flexibility and moldability. EKI also developed a manufacturing process to disperse fibers into the material at a lower water content than paper processing, resulting in a reduction in the amount of natural fibers necessary to give the material flexibility and toughness. EKI also modified the ALI-ITE composite material to allow the manufacturing of EARTHSHELL products using known processes such as heated mold forming systems. The result of these discoveries is a new composite material which can be made from low-cost materials, which can be processed using known manufacturing processes and equipment and which the Company has engineered for specific product applications and performance characteristics. The EKI technology also allows the use of a broad range of locally available sources of raw materials, specifically limestone, fiber and starch. The product composition is readily tailored to use widely available raw materials while maintaining product properties and performance.


    The Company's initial research and development efforts have focused on EARTHSHELL products made from a moldable foam-like formulation of ALI-ITE composite material. The EARTHSHELL sandwich container and the Company's current prototype products are made of this formulation. There is also a paper-like application of ALI-ITE composite material that the Company believes can also be formulated into EARTHSHELL food service disposables in the future. See "Risk Factors--Development of EARTHSHELL Paper Products."



    Although the initial development of ALI-ITE composite material was conducted by EKI, the Company has incurred substantial expenses in connection with the commercial application of this technology for the food service packaging market since the Company's formation in 1992. The Company's research and development expenses in the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 were approximately $10.9 million, $9.1 million, $10.2 million and $6.2 million, respectively. The Company's research and development efforts are ongoing and the Company expects to continue to incur substantial research and development expenses in the future.


MANUFACTURING OF EARTHSHELL PRODUCTS


    While the Company's pilot manufacturing line utilizes commercial equipment, EARTHSHELL products have not been manufactured on a fully integrated production line or at the consistent manufacturing throughputs which will be required to successfully manufacture EARTHSHELL products at the costs and in the quantities necessary for their commercial introduction. Based on the limited production of the EARTHSHELL sandwich containers and other prototype products by the Company, the Company believes that EARTHSHELL products can be manufactured on known commercial processing equipment, subject to certain application specific modifications. The EARTHSHELL manufacturing process consists of blending the component ingredients of ALI-ITE composite material in a mixer, depositing the mixture into heated cavity molds, heating the molded mixture for approximately one minute, removing the product, trimming excess material, spraying on functional coatings and printing any desired graphics. The Company estimates that the cost of the machinery and installation required for a fully integrated commercial manufacturing line with annual production capability of 150 million sandwich containers or 550 million cups is approximately $2.0 million.



    The Company has identified multiple equipment manufacturers that produce machinery on which the Company believes that EARTHSHELL products can be produced, subject to application specific modifications. The Company believes that these and other equipment manufacturers can produce a sufficient amount of equipment to support the projected commercial introduction of EARTHSHELL products. The Company believes that the design, construction and start up of the first commercial plant to produce the EARTHSHELL Big Mac sandwich container will take approximately 12 months, and that the design, construction and start up of the first commercial plant for other EARTHSHELL product lines, such as hot and cold cups, hinged-lid containers, plates and bowls will take a similar period of time. The Company believes that the design, construction and start up of subsequent manufacturing lines for previously introduced product lines will take approximately nine months. There can be no assurance that delays will not be encountered in the construction and operation of commercial production lines. See "Risk Factors-- Risks of Delay" and "--No Existing Manufacturing Capacity."

    The Company will be dependent on its licensees and joint venture partners for the manufacture and distribution of EARTHSHELL products. As part of the Company's strategy of supporting the development of sufficient production capacity to meet anticipated customer demand for EARTHSHELL products, the Company intends to use $44.0 million of the proceeds of the Offering to construct turnkey manufacturing lines in cooperation with its licensees and joint ventures. The Company expects that the construction of a multi-line manufacturing operation at Sweetheart's Owings Mill, Maryland plant to supply containers for McDonald's Big Mac sandwich will be completed as early as the end of 1998. In addition, the Company intends to expand its product development center in Santa Barbara, California by adding mold design capacity and pilot manufacturing lines to support the development, testing and introduction of new products in each major product category. Subsequent lines for producing additional sandwich container and other EARTHSHELL products will be built at strategic locations determined in conjunction with licensees. By as early as the end of 1999, the Company expects to have supplied equipment to licensees and joint venture partners at multiple production sites for the manufacture of a broad range of EARTHSHELL products, including cold cups, hot cups, plates, bowls, sandwich containers and other hinged-lid containers. The Company intends to engage design engineering firms to deliver manufacturing lines on a turnkey basis in order to ensure that enough manufacturing equipment is properly installed, integrated and producing EARTHSHELL products to meet the ramp-up demands. See "Risk Factors--Dependence on Licensees and Joint Venture Partners" and "--Development of Manufacturing Plants."


    Most EARTHSHELL products will require one or more product specific coatings to deliver specific performance characteristics. The EARTHSHELL Big Mac sandwich container has an interior (food contact side) wax coating which serves principally as a moisture barrier. The container also has an exterior coating which contributes to the flexibility and stability of the product. The Company intends to identify and develop other product specific coatings and additives for use with its products on an ongoing basis.


    EARTHSHELL products use commonly available raw materials, such as limestone, natural potato and corn starch, natural fiber and functional coatings. The Company and certain of its licensees believe that these raw materials are currently available from multiple existing suppliers in amounts sufficient to satisfy projected demand. The Company and its licensees have identified multiple qualified suppliers of raw materials for the manufacture of EARTHSHELL products. See "Risk Factors--Raw Material Supplies."


MARKETING


    The Company's primary marketing strategies are to develop consumer awareness of the brand name EARTHSHELL and the environmental advantages of EARTHSHELL products and to work directly with major users and distributors of food service disposables to encourage the purchase of EARTHSHELL products. In working with significant food service operators, the Company has developed prototype products designed to meet operator specifications. These operators are able to use the prototype products to perform market tests and determine product performance and cost. The Company believes that the adoption of EARTHSHELL products by influential users will accelerate market penetration of EARTHSHELL products, as well as promote the interest of existing container manufacturers in producing and distributing EARTHSHELL products.


    The Company intends to use a portion of the proceeds of the Offering to expand its product development center at which it intends to develop and produce sample EARTHSHELL products for commercial testing by food service operators. The product development center will enable Company engineers to computer design and produce sample products and make sample product machine molds. The facility is also expected to include one or more demonstration commercial production lines at which the laboratory produced molds can be used to produce prototype products in sufficient quantities to permit in-store testing for potential customers and training of new licensees. The Company intends to hire approximately 13 employees, including product development engineers, and technical support staff in the first year following the Offering to staff this facility.

    In order to introduce EARTHSHELL products to the public, the Company intends to use a portion of the proceeds of the Offering to launch an advertising campaign which will include school education packets, network television and print advertising describing the benefits of EARTHSHELL products. This advertising campaign will be designed to develop a high level of consumer awareness of the brand name EARTHSHELL and the environmental benefits of EARTHSHELL products. As an additional part of the Company's strategy of establishing brand name recognition, most licensees will either be required to place the EARTHSHELL logo on all EARTHSHELL products or will be required to pay an additional 2% royalty.


    Distribution of EARTHSHELL products is expected to be accomplished through the established product distribution networks of existing manufacturers and distributors of food service disposables who become licensees of or joint venture partners with the Company. Because these manufacturers have extensive experience in the marketing and distribution of food service disposables, the Company does not expect to employ substantial numbers of sales or marketing personnel.

RELATIONSHIP WITH MCDONALD'S


    Since 1991, the Company has worked closely with McDonald's in developing and testing two products, the Big Mac sandwich container and a sandwich container for the Quarter Pounder with Cheese sandwich ("QPC"). While McDonald's primary packaging purchaser, Perseco, has entered into a supply agreement to purchase EARTHSHELL Big Mac sandwich containers from a Company licensee, the Company is not a party to any development contract with McDonald's and McDonald's is free to discontinue its development relationship with the Company at any time. McDonald's is a stockholder in the Company.



    Extensive testing of the EARTHSHELL QPC sandwich container by McDonald's included a market test in approximately 40 Las Vegas area restaurants from September to November 1996. The Company's QPC sandwich container experienced certain product performance shortcomings during this Las Vegas test, including excess breakage and the need of McDonald's employees to use two hands to close and latch the container. In part in response to these test results, the Company has made ongoing improvements to the EARTHSHELL sandwich container, including the redesign of the container's original tab and slot latch design to permit one-handed closing, the reconfiguration of the secondary packaging used to ship the container to reduce breakage in shipping, and improvement in the container's exterior coating to reduce breakage in shipping and use. As a result of this process, McDonald's has approved the EARTHSHELL Big Mac sandwich container for use in McDonald's restaurants in the United States. This approval is expressed in a non-binding letter agreement which sets forth various terms and conditions for the use of the EARTHSHELL sandwich container in McDonald's restaurants, including many of the terms and conditions included in the Perseco-Sweetheart supply agreement described below. In addition, as part of an agreement with McDonald's and a leading environmental group, the Company has agreed to make certain improvements to the EARTHSHELL Big Mac Sandwich container, including lowering the weight, and McDonald's has agreed to undertake certain other packaging modifications. The Company anticipates that McDonald's will require a limited regional test of the EARTHSHELL Big Mac sandwich container manufactured on a fully-integrated commercial production line prior to the national introduction of the product.



    McDonald's primary packaging supplier, Perseco, has entered into a supply agreement with Sweetheart, a leading manufacturer of disposable packaging, pursuant to which Perseco is expected to purchase not less than 1.8 billion EARTHSHELL Big Mac sandwich containers over a three-year period. Perseco's obligation to purchase EARTHSHELL Big Mac sandwich containers is subject to a number of terms and conditions, including compliance with product specifications, favorable market acceptance of the EARTHSHELL sandwich container as determined at McDonald's reasonable discretion, continued improvement of the environmental characteristics of the EARTHSHELL Big Mac sandwich container, assurance of non-infringement of the patent or other intellectual property rights of others, most favored nation pricing, certain limited early termination rights and, the right of McDonald's to purchase the first commercial production available for any subsequently developed EARTHSHELL products applicable to the quick-serve restaurant industry and satisfaction of McDonald's demand for any quick-serve package prior to the sale to any other organizations. The Company has entered into a license agreement and an operating agreement with Sweetheart which contemplates that the Company will fund and build, at Sweetheart's Owings Mills, Maryland facility, the manufacturing capacity necessary to produce the EARTHSHELL Big Mac sandwich containers to be sold to Perseco. See "--License and Joint Venture Relationships."



LICENSE AND JOINT VENTURE RELATIONSHIPS



    The Company intends to grant licenses to, and enter into joint venture relationships with, a broad group of companies throughout the world to manufacture and distribute EARTHSHELL products. The Company expects both license agreements and joint venture relationships will typically be on a non-exclusive basis (except in some foreign countries where an exclusive relationship may be appropriate) with a specific geographic and product scope.



    The Company and Sweetheart have entered into a license agreement (the "Sweetheart License Agreement") pursuant to which the Company has licensed, on a non-exclusive basis, its technology to Sweetheart for the manufacture and distribution of hinged-lid sandwich containers to Perseco for use in McDonald's restaurants in the United States and Canada. The Sweetheart License Agreement provides for a 20% royalty payable to the Company on the price paid by Perseco for the containers. The pre-existing license agreement between the Company and Sweetheart was terminated as a result of the parties entering into the Sweetheart License Agreement. Under the Sweetheart License Agreement, the 20% royalty will commence to accrue at the time certain efficiency and cost levels relating to the equipment provided by the Company to Sweetheart are met (the "Start Date"). The Company and Sweetheart also entered into an Operating Agreement (the "Operating Agreement"), pursuant to which the Company has agreed, at its expense, to purchase, install and make available to Sweetheart at Sweetheart's Owings Mills, Maryland facility approximately four lines of equipment for the production of the EARTHSHELL Big Mac sandwich containers in return for the Company's right to receive certain equity distributions in addition to the royalty. Pursuant to the Operating Agreement, the Company will fund certain operating costs prior to the Start Date and certain incremental costs incurred by Sweetheart if the equipment does not meet certain efficiency and cost criteria for a two-year period following the Start Date.



    Pursuant to the Sweetheart License Agreement, the Company has agreed that it will not enter into a more favorable license agreement with any third party to sell sandwich containers to Perseco or McDonald's. The Company has also agreed to reimburse Sweetheart for certain freight costs charged by Perseco pursuant to the Perseco--Sweetheart Supply Agreement. The Sweetheart License Agreement also provides that any improvements developed by or for Sweetheart will be owned by Sweetheart, but will be subject to an irrevocable, non-exclusive license to the Company. In addition, under the Operating Agreement, the Company has agreed to indemnify Sweetheart for, among other things, claims relating to the safety of the operating equipment, intellectual property matters and compliance of the McDonald's containers with FDA regulations. The Operating Agreement terminates at the end of 10 years, subject to earlier termination upon the occurrence of certain events. Upon termination, Sweetheart has reserved the right, under certain conditions, to purchase the equipment from the Company at a price equal to the Company's unrecovered cost basis.



    The Company has also entered into a letter of intent with Prairie Packaging Inc. ("Prairie") which contemplates that the Company and Prairie will enter into definitive agreements for the manufacture and distribution of various EARTHSHELL products that will contain terms that are comparable to those contained in the Sweetheart License Agreement and Operating Agreement. There can be no assurance that such definitive agreements with Prairie embodying the terms of the letter of intent will be finalized.



    Currently, the Company also has license agreements with, among others, Genpak and Dopaco for the manufacture and sale of specific EARTHSHELL products in the United States, Canada, Mexico, Central America and the Caribbean. Genpak and Dopaco are required to pay to the Company a royalty of 22% (less a 2% discount if EARTHSHELL products produced by the licensees bear the EARTHSHELL logo) of the gross sales price of EARTHSHELL products sold by either of them. Under the terms of these agreements, the manufacturers are not obligated to achieve minimum sales quotas and have the right to terminate the license agreements at their election without penalty. Unless sooner terminated, each license continues in effect until the expiration of the Company's license from EKI. Each of the Genpak and Dopaco license agreements also provides that, during the first three years of its term, if the licensee experiences an adverse material change in circumstances, such as a significant and unexpected increase in the cost of necessary raw materials, the Company and the licensee will negotiate appropriate adjustments in the terms of the license. Under the agreements, all domestic licenses (within the United States of America) granted by the Company are required to contain substantially the same terms and conditions so that no domestic licensee will gain a material advantage over another licensee by virtue of the license agreement. None of the licensees are currently producing or distributing any products under the terms of these license agreements.



    In addition, the Company expects to enter into joint venture or combined joint venture and license relationships in which it would expect to derive joint venture and license revenues of not less than 20% of the wholesale price of the EARTHSHELL products sold by the joint venture. The terms of such joint ventures may include the contribution by the Company of turnkey manufacturing lines, the grant of exclusive or non-exclusive licenses for defined territories and products and, may provide during the initial commercial introduction of EARTHSHELL products, guarantees of manufacturing line efficiency for a limited period of time and, funding to meet the joint venture's start-up costs. The Company anticipates, however, that the terms of such relationships may vary significantly between joint ventures.



    The Company intends to provide ongoing assistance and technical support to its licensee manufacturers and joint venture partners. This support will be designed to facilitate the application of the licensed technology, further develop manufacturing processes, reduce production costs and allow the Company to monitor product quality. Support will be provided by the Company primarily through EKI technical personnel working on behalf of the Company pursuant to the Technical Services Agreement and through outside independent consulting firms which have assisted the Company in developing its products.



    Although it has no current intention of doing so, in addition to license agreements and joint venture relationships, the Company may also decide to construct its own commercial production facilities and manufacture and distribute EARTHSHELL products directly. See "Risk Factors--Dependence on Licensees and Joint Venture Partners."


PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS


    The Company's licensed technology is the subject of numerous issued and pending patents in both the United States and foreign countries. The Company believes that these patent and patent applications represent a strategic web of patent protection broadly covering the EARTHSHELL products, their material composition and the manufacturing processes used to make them. The Company has a license from EKI to the rights to 52 U.S. and 26 foreign patents, as well as 19 U.S. and 117 foreign pending patent applications relating to the compositions, products and manufacturing processes used to produce EARTHSHELL food and beverage containers. The patents currently issued in the United States and internationally expire between 2012 and 2014. Pending patents, if granted, would give the Company additional patent protection through 2016. Seventeen of the issued U.S. patents relate specifically to molded food and beverage containers manufactured from ALI-ITE composite material, the formulation of ALI-ITE composite material used in the EARTHSHELL Big Mac sandwich container and substantially all of the EARTHSHELL products currently under development. EKI has also received six notices of allowance with respect to U.S. patent applications relating specifically to molded products and the formulations used to make such products. While the Company and EKI intend to continue to seek broad patent protection, there can be no assurance that the pending patents relating to the Company's products or other additional patents will be issued or that the Company or EKI will develop new technology that is patentable. Moreover, there can be no assurance that patents and patent applications licensed to the Company are sufficient to protect the Company's technology or that any patent issued to EKI and licensed to the Company will not be held invalid, circumvented or infringed by others. Patent and patent applications on formulations of ALI-ITE composite material are based in part on specific proportional mixtures of the components of the material. The Company continues to undergo testing and modification of the components and their proportional mixtures to improve environmental profile, reduce materials and processing cost and improve product performance. There can be no assurance that the mixture that is ultimately determined to be optimal will be protected under the Company's patents or that it will not be subject to a patent held by others. If the optimal mixture is not protected under the Company's patents or is subject to a patent held by others and a third party asserts patent infringement, it would have an adverse effect on the Company's business, financial condition and results of operations. The Company is aware of at least one other series of patents held by a third party which protect materials and methods for manufacturing materials containing some similar components as are found in ALI-ITE composite material. EKI has entered into an agreement to purchase this technology, subject to certain outstanding rights, and to license it back to its current owner for limited purposes on a royalty-free, perpetual basis. The Company's license from EKI will include a license to this technology. For a period of five years following the introduction of EARTHSHELL products, EKI has agreed that it will cause the Company to purchase a minimum of 70% of the manufacturing equipment to be used by EARTHSHELL licensees (up to $70 million) from the current owner of the patents, provided such equipment can obtain certain performance levels. EKI will be obligated to pay, and the Company will be obligated to reimburse EKI pursuant to the Patent Allocation Agreement, an additional consideration of up to $3.5 million for this technology, which may be offset in whole or in part based on the amount of equipment that the Company and its licensees purchase from the current owner of the technology during the first five years following the introduction of EARTHSHELL products, and an additional $3.0 million if the Company uses any part of this technology.



    Litigation may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Although the Company knows of no infringement by its products of patents held by others, it is always possible that a third party may assert infringement. The Company believes that it owns or has the rights to use all technology incorporated into its products, but an adverse determination in any such proceedings or in other litigation or infringement proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses would prevent the Company from manufacturing or licensing others to manufacture certain of its products, which could have an adverse effect on the Company's business, financial condition and results of operations.



    The Company also relies on proprietary know-how and trade secrets which are not the subject of patents. Some of this proprietary information is licensed from EKI and some has been developed by the Company. To protect its rights in proprietary know-how and trade secrets, both the Company and EKI require certain licensees, joint venture partners, employees, consultants, advisors and collaborators to enter into confidentiality agreements. These confidentiality agreements, however, have limited terms (typically, five years or less), and there can be no assurance that these agreements will provide meaningful protection for the Company's and EKI's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.


    The Company owns the trademark EARTHSHELL and certain other trademarks, and has been licensed by EKI to use the trademark ALI-ITE.

COMPETITION

    Competition among existing food and beverage container manufacturers in the food service industry is intense. Currently, a small number of large U.S. and Canadian manufacturers have a dominant share of the market for paper roll stock and expanded polystyrene resin. A large number of manufacturers worldwide convert paper roll stock and expanded polystyrene resin into paper and polystyrene food service disposables. Most of these competitors currently have substantially greater financial and marketing resources than the Company, and many have well-established supply, production and distribution relationships and channels. To be successful, EARTHSHELL products must be recognized as being superior, in either or both their performance and environmental impact, to existing products and must be capable of commercial production at prices competitive with those of existing products. There can be no assurance that the EARTHSHELL products can be manufactured at cost-competitive prices or that they will be able to achieve such recognition, nor can there be any assurance that companies producing competitive products will not reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EARTHSHELL products. Additionally, some of the Company's licensees and joint venture partners manufacture paper, plastic and foil packaging which will compete with EARTHSHELL products. See "Risk Factors--Uncertain Production Costs."


    Recently, a number of paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their negative environmental impact, one significant basis upon which the Company intends to compete. A number of companies have introduced starch-based materials as potential environmentally superior packaging alternatives, although, to date, many of these products have suffered from performance limitations and they have not proven to be economically viable methods of packaging. A number of companies are developing composites or other materials which may be used to manufacture food service disposables with reduced environmental impact. To date, plastic packaging that is claimed to be biodegradable has also suffered from cost and performance limitations. It is expected that many existing packaging manufacturers may actively seek competitive alternatives to the Company's products and processes. The development of competitive, environmentally attractive, disposable food service containers could render the Company's technology obsolete and could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Risk Factors--Competition; Risk of Technological Advancement."

GOVERNMENT REGULATION


    The U.S. Food and Drug Administration (the "FDA") administers the Federal Food, Drug and Cosmetic Act, which regulates food packaging substances that may migrate from packaging material to food. The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers will be in compliance with FDA regulations if the components used in the food and beverage containers:
(i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe ("GRAS") for their intended uses and are of suitable purity for those intended uses.



    The manufacture, sale and use of EARTHSHELL products are subject to regulation by the FDA. Each of the components of the EARTHSHELL BigMac sandwich container and all other current prototype products is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as GRAS for its intended use, or a commonly recognized food ingredient regarded by the Company and its consultants as GRAS for its intended use. The Company, however, has not sought the concurrence of the FDA in this determination. The Company intends to ensure that the raw materials used in the EARTHSHELL Big Mac sandwich container are of suitable purity for their intended uses by specifying standards to be met by suppliers of raw materials and by material and product testing. There is no requirement that the Company or a manufacturer of EARTHSHELL products seek FDA concurrence that certain components are GRAS for their intended uses or that the raw materials are of suitable purity for their intended uses. As a result, the Company believes that the EARTHSHELL Big Mac sandwich container and other current prototype products will be in compliance with all requirements of the FDA and do not require FDA approval. There can be no assurance, however, that the FDA would agree with these conclusions.


    Other EARTHSHELL products under development may use components that are not approved by the FDA as indirect food additives, or that cannot reasonably be considered GRAS for their intended uses. If such a component is used, it will be necessary for the manufacturers of the product, or the Company on their behalf, to: (i) obtain an FDA indirect food additive approval covering the component and its intended uses; (ii) obtain an informal determination from the FDA stating that the substance will not be regulated as an indirect food additive because the amount of the substance migrating to food is considered insignificant by the FDA and therefore below the FDA's "threshold of regulation", or (iii) submit a notification to the FDA regarding a food contact substance. A food additive petition must be supported by detailed information concerning the composition and manufacture of the food additive, as well as by the results of testing to establish the safety of the additive. Typically, safety testing at exaggerated doses in several species of laboratory animals is required. The testing required to support a food additive petition could take a considerable length of time to perform. According to FDA data, from October 1994 to March 1995, the average time for FDA review and approval of a food additive petition was 48 months from the date of submission. A request to the FDA for an informal determination that a substance need not be the subject of an indirect food additive petition must be supported by a more limited amount of data than needed to support an indirect food additive petition. The FDA has announced that it anticipates being able to respond to these informal determination requests within three to four months. The Food and Drug Administration Modernization Act of 1997, which becomes effective February 19, 1998, will add a new provision to the Federal Food, Drug, and Cosmetic Act that permits the manufacturer or supplier of a food contact substance to notify the FDA at least 120 days before beginning distribution of the substance. The notification would have to set forth the manufacturer's or supplier's rationale for why the substance is safe. Unless the FDA notifies the submitter within the 120-day period that it disagrees with the submitter's conclusion that the food contact substance is safe, the substance could be lawfully distributed in commerce. The FDA is required to adopt regulations to implement this provision. At this time, it is not possible to determine whether the notification procedure, as implemented by the FDA, will be suitable for any of the Company's products. See "Risk Factors--FDA Regulation."


RELATIONSHIP WITH EKI


    EKI is the Company's principal stockholder and, upon consummation of the Offering, will own approximately 63.7% of the Company's outstanding Common Stock. EKI has licensed certain of its technology to the Company and has entered into various other agreements with the Company pursuant to which it provides technical and other services upon the Company's request. See "Risk Factors--Reliance on EKI," "--Potential Conflicts with EKI" and "--Control by Principal Stockholder."


    LICENSE AGREEMENT

    The Company's principal asset is a world-wide, exclusive, royalty-free license (the "License") to use and license others the right to use EKI's proprietary technology in manufacturing, selling, and otherwise commercially developing EARTHSHELL "Food Service Disposables."

    Pursuant to the License Agreement, the Company is authorized and empowered to grant licenses to manufacturers of food and beverage containers and also to enter into joint ventures with or invest in other domestic or foreign entities which will utilize EKI's technology for "Food Service Disposables." The license grants the Company exclusive rights to current and future issued patents, pending patents, patents based on issued or pending patents, patent improvements and trade secrets to the extent that they relate to "Food Service Disposables" produced from inorganic-based materials. "Food Service Disposables" are generally defined as disposable, single use containers, for packaging, serving or dispensing food or beverages intended for consumption within a short period of time (less than 24 hours) which incorporate in whole or in part any portion of the technology. "Food Service Disposables" do not include (i) sealed containers for the long-term storage of liquids whether for single or multiple portions (E.G., soft drink cans, milk cartons, sealed juice or drink containers), except that single service (E.G., 16 oz. or less) milk-containing cartons are within the scope of "Food Service Disposables," (ii) boxes or containers for the long-term storage of single or multiple servings of foods or which are designed to extend the shelf life of foods beyond same-day consumption (E.G., dry cereal boxes, egg cartons, pre-packaged frozen food containers and packaging, dairy product containers, produce containers, condiment packaging, and meat and deli trays), (iii) aseptic or sealed packaging, (iv) secondary packaging (E.G., corrugated containers and paper bags) and (v) wrapping products for consumer use.


    The License Agreement expires in the United States on the date the last U.S. patent of EKI (including any extensions or subsequently filed additional patents) relating to the licensed technology expires, and expires outside the United States on the date the last patent of EKI issued anywhere in the world relating to the licensed technology expires. EKI currently has patents granted in the United States that would extend protection of the licensed technology through 2014 and anticipates that it will file additional patent applications that would extend this protection to a later date. Following the expiration of these patents and the License, the technology will no longer be subject to patent protection and can be used by the Company and others without license from EKI.


    Under the terms of the License Agreement, the Company is required to use commercially reasonable efforts to diligently exploit the License by actively and aggressively manufacturing, marketing, advertising or selling "Food Service Disposables" and granting sublicenses or entering into joint ventures to do the same. If the Company develops or acquires any improvements to the "Food Service Disposables," under the terms of the License Agreement the Company must assign its rights in the improvement to EKI, and EKI will grant a license to such improvement to the Company.

    TECHNICAL SERVICES AGREEMENT

    The Company's research and development activities are currently carried on by EKI personnel pursuant to the terms of certain intercompany agreements which are described below. The Company anticipates that following completion of the Offering it will employ its own product design personnel who will be responsible for the research and development of EARTHSHELL products for use in the quick-serve restaurant and food service industries, while EKI will continue broad research and development efforts with respect to the materials science of inorganic materials and the specific use of ALI-ITE composite material in other types of packaging.


    Effective October 1, 1997, the Company and EKI entered into the Technical Services Agreement and the Patent Allocation Agreement which supersede, respectively, the Prior Technical Services Agreement and the Prior Patent Allocation Agreement. Under the Technical Services Agreement, the Company has a first priority right to the services of certain EKI technical personnel. The Company is required to pay EKI for technical services requested by the Company based on established hourly billing rates and reimburse EKI for its out-of-pocket expenses related to specific research projects commissioned by the Company. A leading technical consulting firm reviewed the hourly rates and concluded that they were comparable to industry standards. EKI is not entitled to receive compensation or reimbursement for services performed by non-technical personnel, such as administrative staff, or for indirect and other overhead charges that are not specifically related to a Company project. The Technical Services Agreement expires on December 31, 2002. The agreement also extends the sublease of the Company's headquarters through March 31, 2001, subject to the Company's right to terminate the sublease on 30 days notice. Pursuant to the Prior Technical Services Agreement and its predecessor agreement, the Company became obligated to pay EKI approximately $9.5 million, $8.4 million, $9.1 million and $5.6 million in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.


    PATENT ALLOCATION AGREEMENT


    Under the Prior Patent Allocation Agreement (which terminated on September 30, 1997), the Company became obligated to pay or reimburse EKI for all costs and expenses for technology which was directly related to food and beverage containers within the field of use licensed to the Company under the License Agreement or which had significant teachings with respect to such containers, even though outside of the field of use. These patents are the property of EKI, and EKI may obtain a benefit therefrom other than under the License, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the License. Pursuant to the Prior Patent Allocation Agreement, the Company became obligated to reimburse EKI a total of $1.7 million, $1.9 million, $1.4 million and $551,000 in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

    Under the Patent Allocation Agreement, the Company will pay and reimburse EKI for all costs and expenses associated with filing, prosecuting, maintaining and acquiring patents and patent applications in connection with technology (and associated improvements) that directly relate to Food Service Disposables (as defined in the License Agreement), including the process of manufacturing such articles. Following the second anniversary of the Patent Allocation Agreement, the Company will pay and reimburse EKI for all costs and expenses associated with filing, prosecuting, acquiring and maintaining patents and patent applications in connection with technology that primarily benefits Food Service Disposables licensed to the Company, including the process of manufacturing such articles. EKI will pay for all other costs and expenses associated with patents and patent applications relating to the technology licensed to the Company under the License Agreement. The Company has agreed to reimburse EKI up to $6.5 million pursuant to the Patent Allocation Agreement in connection with the purchase of certain technology, subject to amounts expended on the purchase of manufacturing equipment and the use of such technology.


    INDEBTEDNESS OWED TO EKI


    Subsequent to December 31, 1994, the Company's operations have been funded with loans from, and accounts payables owed to, EKI. As of September 30, 1997, the indebtedness owed to EKI totaled $31.9 million, including a note payable in the amount of $29.5 million, $594,000 in accrued interest and $1.8 million in accrued payables under the Prior Patent Allocation Agreement and Prior Technical Services Agreement. The promissory note is payable on demand and provides for interest at an initial annual rate of 8.50% compounded quarterly. The interest rate on the note payable to EKI is adjusted quarterly to equal the current prime rate as published in THE WALL STREET JOURNAL. Although the indebtedness owed to EKI was incurred by the Company to fund its ongoing operations, EKI is under no obligation to make additional loans or capital contributions to the Company.


    GUARANTEES OF CREDIT AGREEMENT


    EKI, Mr. Essam Khashoggi, the Chairman of the Board and an indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi guaranteed the borrowings under the $14.0 million line of credit provided by Imperial Bank to the Company in 1996 and 1997. The Imperial Bank credit facility will be paid in full upon the consummation of the Offering and the guaranty will be released.


PERSONNEL


    As of September 30, 1997, the Company had six employees. In addition, pursuant to the terms of the Technical Services Agreement, the Company has a priority right to the services of 27 technical personnel serving as employees of EKI as of September 30, 1997. The Company anticipates that during the one-year period following completion of the Offering, the Company will add an additional 19 employees, of whom 13 will be involved in product development, five will be involved in administration and one will be involved in management. None of the Company's employees is represented by a labor union and the Company believes that its relationship with its employees is good.


PROPERTY


    The Company's executive offices are located in Santa Barbara, California. The Company subleases 1,600 square feet of office and research and development space from EKI. This sublease expires upon the earlier of March 31, 2001 or 30 days after notice by the Company. The Company's monthly lease payments with respect to this space are $5,600. The Company leases 24,000 square feet of space on a month-to-month basis for its product development center in Goleta, California. The Company's monthly lease payments with respect to this space are $14,400.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:


NAME                                         AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
Essam Khashoggi (1)(2).................          58   Chairman of the Board
Simon K. Hodson (2)....................          42   Chief Executive Officer, President and Vice Chairman of the Board
Richard K. Hulme.......................          42   Executive Vice President and Chief Operating Officer
D. Scott Houston.......................          43   Chief Financial Officer
John Daoud (2)(3)......................          62   Secretary and Director
James P. Argyropoulos (1)(5)...........          53   Director
Ellis B. Jones (3)(4)..................          43   Director
Layla Khashoggi........................          40   Director
William Marquard (3)...................          77   Director
Graham H. Phillips.....................          58   Director
Jerold H. Rubinstein (1)(4)(5).........          59   Director


------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Executive Committee.

(3) Member of the Audit Committee.

(4) Member of the Stock Option Committee.

(5) Member of the Conflicts Committee.

    ESSAM KHASHOGGI has served as Chairman of the Board of the Company since its organization in November 1992. Mr. Khashoggi has also served as Chairman of the Management Committee and Chief Executive Officer of EKI from its inception in June 1991. Since August 1987, Mr. Khashoggi has served as Chairman of the Board of Concrete Technology Corporation ("CTC"), a member of EKI. Mr. Khashoggi has also served as a director and officer of a number of domestic and foreign companies engaged in manufacturing, real estate and design and has served as a Trustee at the University of California Santa Barbara Foundation since August 1995.


    SIMON K. HODSON has served as Chief Executive Officer and Vice Chairman of the Board of the Company since its organization in 1992 and President of the Company since October 15, 1997. Mr. Hodson also served as President of the Company from December 1995 until May 1996. He also has served as President and on the Management Committee of EKI from its inception in June 1991 and as President and director of CTC since August 1987. Mr. Hodson was President of National Cement & Ceramics Laboratories, Inc. ("NCCL"), a company previously engaged in materials science research, from June 1990 through 1995. He is a co-inventor of 58 issued U.S. patents and 29 issued foreign patents, all belonging to EKI.


    RICHARD K. HULME has served as an Executive Vice President since September 1996, and Chief Operating Officer since December 1995, as well as from February 1995 to May 1995. Mr. Hulme also served as a Director of the Company from September 1994 through January 1997. Mr. Hulme served as President from September 1994 until December 1995. From February 1991 until joining the Company, Mr. Hulme was a Project Director and later a Vice President of JLW Realty Advisors, an international real estate firm. From February 1986 through January 1991, Mr. Hulme served as Vice President, Marketing/ Operations for CTC and was involved in organizing and managing NCCL.

    D. SCOTT HOUSTON has served as Chief Financial Officer of the Company since July 1993. From August 1986 until joining the Company, Mr. Houston served EKI and its affiliates in various positions, including as Chief Financial Officer and Vice President of CTC from 1986 to 1990, as an officer and Director of NCCL from 1989 to 1991, and as a consultant from 1991 to 1993. Prior to August 1986, Mr. Houston operated Houston & Associates, a consulting firm working with start-up and troubled companies and real estate projects, which he founded in September 1983. From July 1980 until September 1983, Mr. Houston held various positions with the Management Information Consulting Division of Arthur Andersen & Co., an international accounting and consulting firm.

    JOHN DAOUD has served as Assistant Secretary and a Director of the Company since its organization in 1992 and became its Secretary in May 1996. Mr. Daoud has served as Chief Financial Officer and Secretary of EKI since its inception in June 1991. Mr. Daoud has also served as President of Condas International since 1987, and in such capacity and in his individual capacity has advised Mr. Essam Khashoggi and his affiliated entities on certain financial matters since 1972. From 1970 to 1972, Mr. Daoud was a Senior Auditor with Price Waterhouse and Company.

    JAMES P. ARGYROPOULOS has served as a Director of the Company since January 1997. From 1989 to 1997, Mr. Argyropoulos has been a private investor in the consumer goods industry and real estate. Mr. Argyropoulos has also been the Chairman of the Board and Chief Executive Officer of The Walking Company, a lifestyle specialty retailer, since August 1991. Mr. Argyropoulos acted as the Chairman of the Board and Chief Executive Officer of The Cherokee Group Inc., a shoe manufacturing and apparel business, between 1972 and 1989. Mr. Argyropoulos is also a director of Corporate Express Inc., a delivery service company.

    ELLIS B. JONES has served as a Director of the Company since December 1995. Mr. Jones has been a Managing Director of Wasserstein Perella & Co., Inc. since February 1995. Mr. Jones was also a Managing Director, from 1993 until February 1995, and a Director, from 1990 to 1992, in Corporate Finance of Salomon Brothers Inc. Prior to that time, Mr. Jones was a Vice President at The First Boston Corporation.


    LAYLA KHASHOGGI has served as a Director of the Company since its organization in 1992. Ms. Khashoggi currently serves as director and officer of the Santa Barbara Zoo and the Laguna Blanca School. Ms. Khashoggi is Essam Khashoggi's spouse.


    WILLIAM MARQUARD has served as a Director of the Company since June 1994. Mr. Marquard is a retired businessman. From 1952 through 1985, Mr. Marquard served in various capacities for American Standard Corp. (and its predecessor, Mosler, Inc.), including as President, Chief Executive Officer and Chairman. He continued to serve as the Chairman of American Standard's Executive Committee until 1988 and later served as its Chairman of the Board from 1989 until March 1992. Mr. Marquard serves as Chairman of the Board of Arkansas Best Corporation and Mosler, Inc. He also serves as a Director of Americold Corporation, Earle M. Jorgensen Co., Earle M. Jorgensen Holding Co., Kelso and Company, and Treadco, Inc.


    GRAHAM H. PHILLIPS has served as a Director of the Company since November 1997 and served as President of the Company from May 1996 to October 1997. Mr. Phillips was Senior Vice President-- Marketing of the Company from January 1993 to May 1996. Mr. Phillips has been Chairman of the Board of Burson Marsteller Worldwide, a major international public relations company, since October 1997. Mr. Phillips was Chairman and Chief Executive Officer, from December 1989 to June 1992, of Ogilvy & Mather Worldwide, one of the largest advertising groups in the world. Mr. Phillips spent 28 years with Ogilvy & Mather in various client service and management functions, serving in Europe, Canada and the United States. Mr. Phillips currently serves as a consultant to the Company.


    JEROLD H. RUBINSTEIN has served as a Director of the Company since June 1994. Mr. Rubinstein has served as the Chairman and Chief Executive Officer of DMX, Inc., a start-up music network using new technologies and new presentations of music listening, since 1986. From 1981 to 1987, Mr. Rubinstein was the General Partner at JRC Oil, a Northern Colorado oil-drilling and exploration company, as well as the co-founder and Chairman of Los Angeles-based Bel-Air Savings and Loan. From December 1978 until January 1980, he was the Chairman and Chief Executive Officer of United Artists Records, which he had purchased with a partner. From January 1975 until March 1978, he was the Chairman and Chief Executive Officer of the American Broadcasting Company music division. Mr. Rubinstein was also a founder of, and from 1971 to 1975 was a partner in, Segel, Rubinstein & Goldman, a business management firm that handled the financial affairs of a number of prominent members of the entertainment industry. Mr. Rubinstein is a Director of United Service Advisors Inc.


    The Company expects to appoint two additional independent directors who will have substantial business experience to the Board of Directors within 30 days after the consummation of the Offering. The directors are elected at each annual meeting of stockholders for a one-year term and until their successors have been elected and qualified. The Board has adopted a policy, to take effect upon consummation of the Offering, to hold at least six in person meetings per year. The officers of the Company are elected annually and serve at the discretion of the Board of Directors. The holders of the Company's outstanding Series A Preferred Stock currently have the right to elect one director. Mr. Marquard was elected by the Series A stockholders. This right will terminate upon the conversion or redemption of the Series A Preferred Stock, which the Company currently anticipates will happen approximately 60 days after the completion of the Offering. See "Description of Capital Stock--Preferred Stock."



    A majority of the members of the Board's Audit Committee and Compensation Committee are current independent directors. Promptly after the Offering, the Audit Committee will be reconstituted to include only independent directors and will include the two new independent directors. All of the members of the Board's Conflicts Committee are disinterested directors with respect to the financial interests of EKI. All of the members of the Board's Stock Option Committee are disinterested directors. The Compensation Committee establishes salaries, incentives and other forms of compensation for Directors, officers and other employees of the Company, and is charged with administering various incentive compensation and benefit plans. The Audit Committee oversees actions taken by the Company's independent auditors and reviews internal audit controls. In addition, the Audit Committee receives a report of the operations of the Company directly from the Chief Financial Officer at each meeting. The Conflicts Committee administers on behalf of the Company the License Agreement, the Technical Services Agreement and the Patent Allocation Agreement. The Stock Option Committee oversees and administers the Company's 1995 Stock Incentive Plan and 1994 Stock Option Plan.


    In addition to the above-named Directors and executive officers, the following employees of EKI have been instrumental in the development of the Company's business:


    DR. PER JUST ANDERSEN has served as the Vice President of Product Engineering at EKI and has led EKI's technical development since he joined EKI in 1992. Dr. Andersen's professional experience includes work as a Project Manager and Industrial Researcher. Since 1983, he has worked with Royal Copenhagen Porcelain, the Technological Institute of Denmark and was a worldwide consultant in advanced concrete projects as a Senior Engineer at G.M. Idorn Consult, Inc., where he held the position of Manager of Materials Optimization and Instrumentation Development. In this capacity, Dr. Andersen led and participated in major concrete consulting projects around the world, including consulting with Spie-Battinole on the design of the concrete on the French side of the French-English tunnel, with the U.S. Strategic Highway Research Program in conjunction with Pennsylvania State University on concrete microstructure as well as with major U.S. corporations and universities including Ameron, Gifford-Hill American, Price Brothers, Purdue University, Northwestern University, and University of Illinois at Champaign-Urbana. Dr. Andersen is the co-inventor of 50 U.S. patents and 26 foreign patents all relating to the EARTHSHELL technology. Dr. Andersen received a M.Sc. in Chemical Engineering from the Engineering Academy of Denmark, a M.Sc. in Materials Science from Pennsylvania State University, and a Ph.D. in Materials Science from the Technical University in Denmark. Dr. Andersen has over 25 publications in international scientific journals, has co-authored several book chapters and has frequently presented papers at professional meetings around the world.


    DR. BRUCE CHRISTENSEN has served as a Research Scientist of EKI since May 1994. From June 1993 until April 1994, Dr. Christensen was a Post-Doctoral Fellow in the Materials Science and Engineering Department of Northwestern University in the area of cement-based materials. During this period, Dr.

Christensen also served as a materials consultant to EKI. Dr. Christensen has over 20 publications in international scientific journals, has co-authored two book chapters and has presented approximately 15 papers at various professional meetings on the subjects of cement chemistry and impedance spectroscopy. Dr. Christensen earned a B.Sc. in Chemical Engineering and a B.Sc. in Materials Science and Engineering from the University of Minnesota in June 1989, and a Ph.D. in Materials Science and Engineering from Northwestern University in June 1993.


    DR. DAVID DELLINGER has served as a Research Scientist of EKI since April 1992. From 1977 through 1982, Dr. Dellinger did field and laboratory geological work for the U.S. Geological Survey. From 1982 until April 1992, he was enrolled in the Ph.D. program in Geological Sciences at the University of California, Santa Barbara, where he researched igneous petrology and geochemistry and taught optical petrographic microscopy. From 1982 through 1996, Dr. Dellinger continued to work concurrently as a geologist at the U.S. Geological Survey, and from 1990 through 1992 he worked as a geological consultant. Dr. Dellinger received a B.Sc. in Geology at Stanford University in 1977 and a Ph.D. from the University of California, Santa Barbara in March 1996.


    DR. AMITABHA KUMAR has served as a Research Scientist of EKI since June 1994. From May 1988 through May 1994, Dr. Kumar worked as a Senior Research Scientist at the Central Glass and Ceramic Research Institute in Calcutta, India. Dr. Kumar currently also serves as associate editor for The Indian Ceramic Society and has over 35 publications in international scientific journals and has presented approximately 20 papers at seminars and symposiums. Dr. Kumar is the co-inventor of two pending patents regarding the EARTHSHELL technology; in addition, he has three patents from previous assignments in India. Dr. Kumar earned a B.Sc. in Ceramics from Banaras Hindu University in June 1978, and a M.Sc. and a Ph.D. in Solid State Science from Pennsylvania State University in August 1985.

    DR. JAN PER AXEL LOFVANDER has served as a Research Scientist of EKI since December 1993. From August 1989 until November 1993, Dr. Lofvander was a research engineer studying microstructural characterization in the Materials Department at the University of California, Santa Barbara. Dr. Lofvander's professional experience includes managing projects at the High Performance Composites Center at University of California, Santa Barbara. Dr. Lofvander has 36 publications in international scientific journals and six industrial reports relating to materials applications. Dr. Lofvander was co-founder of a consulting company specializing in the manufacture and analysis of advanced materials. Dr. Lofvander received his M.Sc. in Metallurgy and Materials Science from the Royal Institute of Technology in Stockholm, Sweden in December 1984, and a Ph.D. in Materials Science and Engineering from University of Illinois, Urbana-Champaign, Illinois in June 1989.

    DR. SHAODE ONG has served as a Research Scientist of EKI since June 1994. Prior to joining EKI, Dr. Ong worked as a Research Associate in the Materials Group in the School of Civil Engineering at Purdue University from January 1988 until May 1993. Dr. Ong is co-inventor for three pending patents regarding the EARTHSHELL technology. He has 12 publications in international scientific journals, and he has presented 10 papers at seminars and symposiums. Dr. Ong received his B.Sc. in Building Materials Science from Tongji University, Shanghai, China in July 1986, and a M.Sc. E. and a Ph.D. in Civil Engineering Materials from Purdue University, West Lafayette, Indiana in May 1993.

    SANDEEP KUMAR has served as a Research Scientist of EKI since August 1992. Mr. Kumar received a B.Sc. in Ceramic Engineering from the Institute of Technology in India in June 1988, and a M.Sc. in Material Engineering from the University of California, Santa Barbara in December 1995. From September 1988 to June 1992, Mr. Kumar served as a research/engineering assistant for the Engineering Materials Department at the University of California, Santa Barbara.

    DENISE MILLER has served as a Research Scientist of EKI since August 1992. From March 1989 until June 1992, Ms. Miller was a Graduate Research Assistant in the Engineering Materials Department of the University of California, Santa Barbara. Ms. Miller has several professional publications as well as prior work experience as an engineering consultant to Chevron. Ms. Miller received a B.Sc. in Chemical

Engineering from the University of California, Santa Barbara in 1986. In 1992, she obtained a M.Sc. in Mechanical Engineering with an emphasis in Materials Processing at the University of California, Santa Barbara.

    VERA JACQUELINE RUBLEE has served as a Research Scientist of EKI since August 1993. From 1981 to 1992, Ms. Rublee pursued geological field research with the British Columbia Geological Survey, as well as private exploration for various companies and research at several academic institutions. Ms. Rublee received a B.Sc. in Geology from the University of British Columbia in May 1985, and a M.Sc. in Geology from the University of Ottawa in March 1994.

    KRISTOPHER TURNER has served as a Research Scientist of the Company since November 1993. From September 1990 until October 1993, Mr. Turner was a Graduate Student Researcher at the University of California, Santa Barbara. Mr. Turner received a B.Sc. in Metallurgical Engineering from the University of Texas, El Paso in December 1989, and a M.Sc. in Materials from the University of California, Santa Barbara in July 1993.

COMPENSATION OF DIRECTORS


    Directors are eligible to receive automatic option grants to purchase 5,240 shares on an annual basis pursuant to the Company's 1995 Stock Incentive Plan. The exercise price of the options is fixed at the fair market value of the underlying shares on the date of grant. Prior to the November 3, 1997 amendment to the 1995 Stock Incentive Plan, the Director options were issued to each Director at the end of each one-year term. Options granted to Directors in January 1997 for the 1996 fiscal year are exercisable at 80% of the price per share at which the Company's Common Stock is first sold to the public. These options vested immediately and expire no later than January 2002. On November 3, 1997, the 1995 Stock Incentive Plan was amended to authorize the grant of the options to each Director at each annual meeting at which they are elected to office, commencing with the 1997 fiscal year. Under the amendment, the Director options vest and become exercisable on the day prior to the next annual meeting of stockholders, if the director is then in office. As a result of the amendment, each individual who served as a director of the Company for each of the 1997 and 1998 fiscal years received an option to purchase 5,240 shares of the Company's Common Stock at an exercise price of $15.20 per share for each year. See "-- Stock Option Plans." The Directors have never received any cash compensation for their service as directors other than reimbursement for out-of-pocket expenses incurred in connection with attendance at such meetings and the Company has no current intention of paying cash compensation to the Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    All decisions relating to executive compensation during 1997 were made by the Company's Board of Directors. Mr. Hodson, Chief Executive Officer and President of the Company, participated in deliberations of the Board of Directors concerning 1997 executive officer compensation. Mr. Hodson did not receive any cash compensation from the Company during the first nine months of 1997. Mr. Hulme, Executive Vice President of the Company since September 1996, did not participate in deliberations of the Board of Directors concerning 1997 executive officer compensation.

EXECUTIVE COMPENSATION


    The following table sets forth, for the year ended December 31, 1997, the cash compensation of the Chief Executive Officer and the other executive officers of the Company who received compensation in excess of $100,000 in such year (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS      ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR      SALARY*       BONUS      (NUMBER OF OPTIONS)    COMPENSATION
------------------------------------------------  ---------  ----------  -----------  ---------------------  ---------------
Simon K. Hodson(1)..............................       1997  $  125,000      --                15,720           $  --
  Chief Executive Officer
Graham H. Phillips(2)...........................       1997     191,667      --                 5,240              --
  President
Richard K. Hulme................................       1997     220,000      --                 5,240              --
  Executive Vice President and Chief Operating
    Officer
D. Scott Houston................................       1997     180,000      --                --                  --
  Chief Financial Officer


------------------------------

 * The Company provides various perquisites to its executives which are not disclosed in accordance with SEC regulations because the value of such perquisites is less than 10% of the executive's salary.


(1) Mr. Hodson was an employee of and was paid a salary by EKI until October 1, 1997 when Mr. Hodson entered into an employment agreement with the Company. Mr. Hodson did not receive any compensation directly from the Company for the first 9 months of 1997 and this amount is the actual amount the Company paid Mr. Hodson in 1997. See "--Employment Agreements." In addition to serving as Chief Executive Officer of the Company since its inception, Mr. Hodson has served as President of the Company from October 15, 1997 to present. See note 2.



(2) Mr. Phillips tendered his resignation as President of the Company effective October 15, 1997 to become Chairman of Burson Marsteller Worldwide, a major international public relations company. He continues as a consultant to the Company and is paid a nominal retainer.



    The following table sets forth information with respect to options to purchase shares of the Company's Common Stock granted in 1997 to the Chief Executive Officer and the other Named Executive Officers.



                          STOCK OPTION GRANTS IN 1997



                                                                                                POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                        ------------------------------------------------------         RATES
                                         NUMBER OF     % OF TOTAL                                     OF STOCK
                                          SHARES         OPTIONS                                    APPRECIATION
                                        UNDERLYING       GRANTED       EXERCISE                  FOR OPTION TERM(1)
                                          OPTIONS     TO EMPLOYEES       PRICE     EXPIRATION   --------------------
NAME                                      GRANTED        IN 1997      (PER SHARE)     DATE         5%         10%
--------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Simon K. Hodson.......................      15,720             30      $   15.20       1/8/02   $ 247,574  $ 535,755
Graham H. Phillips....................       5,240             10      $   15.20      11/4/02   $  82,525  $ 178,585
Richard K. Hulme......................       5,240             10      $   15.20       1/8/02   $  82,525  $ 178,585
D. Scott Houston......................      --             --             --           --          --         --


------------------------------


(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. The Company used the midpoint of the range of the initial public offering of $19.00 as the fair market value of the shares of Common Stock to compute these Potential Realizable Values.

    The following table sets forth, for the Chief Executive Officer and the Named Executive Officers, information with respect to options exercised, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock.


      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES



                                                               NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                      OPTIONS                 IN-THE-MONEY OPTIONS
                                   SHARES                       AT DECEMBER 31, 1997        AT DECEMBER 31, 1997(1)
                                 ACQUIRED ON       VALUE     --------------------------  ------------------------------
NAME                              EXERCISE       REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-----------------------------  ---------------  -----------  -----------  -------------  --------------  --------------
Simon K. Hodson..............        --             --           15,720         5,240    $       99,384  $       19,912
Graham H. Phillips...........        --             --          235,800        31,440    $    3,580,200  $      417,712
Richard K. Hulme.............        --             --          246,280        26,200    $    3,659,672  $      397,800
D. Scott Houston.............        --             --          142,528       119,472    $    2,045,032  $    1,457,968


------------------------------


(1) The Company used the midpoint of the range of the initial public offering ($19.00) as the fair market value of the shares of Common Stock to compute these values.


EMPLOYMENT AGREEMENTS

    Simon K. Hodson entered into a two-year employment agreement with the Company that expires on September 30, 1999, subject to the Company's option to extend the agreement for an additional one-year term. Under the terms of the employment agreement, Mr. Hodson may be terminated at any time with or without cause upon written notice. The agreement provides for an annual salary of $500,000, subject to annual review and increase at the discretion of the Board of Directors.

    D. Scott Houston entered into an employment agreement with the Company effective October 15, 1993. Mr. Houston's employment agreement provides that his employment is "at will" at the discretion of the Company, and that he may be terminated at any time for cause, and at any time with or without cause subject to 30 days written notice. Mr. Houston's employment agreement provides for an annual salary of $180,000, subject to annual review and increase at the discretion of the Board of Directors.

STOCK OPTION PLANS

    1995 STOCK INCENTIVE PLAN

    The Board of Directors of the Company has adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which employees, directors and consultants of the Company will be eligible to receive options to purchase Common Stock. The following is a description of the material features of the 1995 Plan. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 1995 Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The purpose of the 1995 Plan is to enable the Company to attract, retain and motivate employees, directors and consultants by providing for or increasing their proprietary interests in the Company. Every employee and consultant of the Company or any of its subsidiaries and any director of the Company is eligible to be considered for the grant of awards under the 1995 Plan. Directors may be eligible to receive annual automatic grants pursuant to the 1995 Plan. The term "employees" in the following discussion is used to refer to employees (including employee directors) and consultants.

    The 1995 Plan authorizes the Stock Option Committee (the "Committee") to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (i) Common Stock or (ii) a derivative security with an exercise or conversion privilege at a price related to the Common Stock with a value derived from the value of the Common Stock. Awards under the 1995 Plan are not restricted to any specified form or structure and may include arrangements such as sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. Any stock option granted to an employee may be an Incentive Stock Option ("ISO") or a non-qualified stock option.

    The 1995 Plan generally provides that no one employee may be granted options or other awards with respect to more than 393,000 shares of Common Stock in any one calendar year, subject to certain anti-dilution adjustments. The anti-dilution provisions of the 1995 Plan generally provide that no adjustment shall be made under those provisions to the extent such adjustment would cause ISOs issued or issuable under the 1995 Plan to be treated as other than ISOs, or to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to awards by causing such compensation to be treated as other than "performance-based compensation," as defined under Section 162 of the Code. Awards may not be granted under the 1995 Plan on or after the tenth anniversary of its adoption.

    1994 STOCK OPTION PLAN

    The Board of Directors of the Company adopted the 1994 Stock Option Plan (the "1994 Plan"), pursuant to which employees and consultants of the Company were eligible to receive options to purchase Common Stock granted prior to the adoption of the 1995 Plan. The following is a description of the material features of the 1994 Plan. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 1994 Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The purpose of the 1994 Plan is to provide incentives to key employees and consultants to pursue actions that will create stockholder value and promote the overall success of the Company and to attract and retain key talent for positions of substantial responsibility. Every employee and consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1994 Plan. The term "employees" in the following discussion is used to refer to employees (including employee directors) and consultants. The 1994 Plan authorizes the Committee to award ISOs and non-statutory stock options to employees. Awards may not be granted under the 1994 Plan on or after the tenth anniversary of its adoption. The 1995 Plan effectively supersedes the 1994 Plan for options issued on or after the date of adoption of the 1995 Plan.

    CERTAIN PROVISIONS APPLICABLE TO THE 1995 PLAN AND THE 1994 PLAN

    Awards may be issued under the 1995 Plan and the 1994 Plan (collectively, the "Plans") for any lawful consideration including services rendered by the employee. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Plans is 4,585,000 (subject to adjustment to prevent dilution).

    Except for provisions in the Plans setting minimum exercise prices for ISOs, the Plans do not specify a minimum amount that employees are required to pay to acquire the benefits in connection with an award. Any such amount will be established by the Committee and set forth in the agreement evidencing the award. For federal income tax purposes, the maximum compensation payable to employees pursuant to the Plans, during the term of the Plans and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured (which, in the case of non-statutory options, will generally be the date of exercise of the options).

    An award under the Plans may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto by, among other things (i) delivering previously owned shares of capital stock of the Company or (ii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. Previously owned shares of stock of the Company acquired upon exercise of an option, however, may be used to pay the purchase price for shares pursuant to an option only if such previously owned shares have been owned by the grantee for more than six months.

    The Plans are designed to comply with Rule 16b-3. The Company intends to file a registration statement under the Securities Act to register shares to be issued pursuant to the Plans. See "Shares Eligible for Future Sale."

    The Plans are administered by the Committee. The Committee has full and final authority to select the employees to receive awards pursuant to the Plans and to grant such awards. Subject to the provisions of each of the Plans, the Committee has a wide degree of flexibility in determining the terms and conditions of any award and the number of shares to be issued pursuant such award. The expenses of administering the Plans will be borne by the Company.

                              CERTAIN TRANSACTIONS

    LICENSE AGREEMENT AND PATENT ALLOCATION AGREEMENT

    Pursuant to the License Agreement, the Company has been granted a world-wide, exclusive, royalty-free license to utilize and sublicense others to utilize EKI's proprietary technology in manufacturing, selling, and otherwise commercially developing EARTHSHELL "Food Service Disposables". See "Business--Relationship with EKI." The License grants the Company exclusive rights to issued patents, pending patents and trade secrets to the extent that they relate to food-service disposables produced from inorganic-based materials. The Company also has certain business, reporting, indemnification and confidentiality obligations under the License Agreement.


    The Company and EKI entered into the Patent Allocation Agreement effective October 1, 1997, which supersedes the Prior Patent Agreement and certain provisions of the License Agreement. Until September 30, 1999, the Company will pay all costs associated with prosecuting, filing, maintaining or acquiring patents and patent applications in connection with technology that is directly related to the food service disposable containers which are licensed to the Company under the License Agreement ("Food Service Disposables"). After September 30, 1999, the Company will pay all costs associated with prosecuting, filing, maintaining or acquiring patents and patent applications in connection with technology that primarily benefits the Food Service Disposables licensed to the Company (as compared with the other technology owned by EKI). EKI will pay for all other patent related costs. EKI and the Company will review, on a biennial basis, the comparative benefits of each existing patent and patent application to determine whether Food Service Disposables licensed to the Company derive the principal benefits from the patent or patent application in question and will allocate the associated patent costs for the ensuing two-year period accordingly. No party will have the right to be reimbursed for any costs following notification in writing by the other party that it does not desire to incur such costs. The Company has agreed to reimburse EKI, pursuant to the Patent Allocation Agreement, up to $6.5 million in connection with the purchase of certain technology, subject to amounts expended on the purchase of manufacturing equipment and the use of such technology.



    Any costs incurred by EKI or the Company in connection with filing, prosecuting, and maintaining patents or patent applications prior to September 30, 1997 were allocated in accordance with the terms and provisions of the Prior Patent Agreement. Under the Prior Patent Agreement, the Company reimbursed EKI for all costs associated with prosecuting, filing and maintaining patents and patent applications in connection with technology that was directly related to food and beverage containers within, or which had significant teachings with respect to, the field of use licensed to the Company. EKI paid for all other patent related costs. Under the Prior Patent Allocation Agreement, the Company incurred, or reimbursed EKI for, total costs of $1.7 million, $1.9 million, $1.4 million and $551,000 in connection with the applications during 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. The patents and patent applications are the property of EKI, and EKI may obtain a benefit therefrom other than under the License, including the utilization and/or licensing of the patents and related technology in a manner or for uses unrelated to the License.


    TECHNICAL SERVICES AGREEMENT


    In addition to the License Agreement and the Patent Allocation Agreement, effective October 1, 1997 the Company and EKI entered into the Technical Services Agreement which superseded the Prior Technical Services Agreement. Pursuant to the Technical Services Agreement which expires on December 31, 2002, the Company has a first priority right to the services of certain EKI technical personnel. The Company pays EKI for technical services specifically requested by the Company based on established hourly billing rates and reimburses EKI for out-of-pocket expenses related to specific research projects. In addition, the Technical Services Agreement extends the sublease of the Company's headquarters, comprising approximately 1,600 square feet, through March 31, 2001, subject to the right of the Company to terminate the sublease on 30 days' written notice. The Company paid $67,000 to EKI each year for the sublease of this space during 1995 and 1996.


    The Technical Services Agreement superseded the Prior Technical Services Agreement that was entered into between the Company and EKI on July 1, 1994 and which terminated on September 30, 1997. Like the Technical Services Agreement, the Prior Technical Services Agreement required EKI to render technical services to the Company on a priority basis based on established hourly billing rates and to reimburse EKI for its direct, out of pocket expenses incurred in connection with the Company's specific research projects. The Company paid an aggregate of $9.5 million, $8.4 million, $9.1 million and $5.6 million to EKI for these services under the Prior Technical Services Agreement during 1994, 1995, 1996 and for the nine months ending September 30, 1997, respectively.


    REGISTRATION RIGHTS


    As additional consideration for EKI's services under the Prior Technical Services Agreement, the Company entered into a Registration Rights Agreement with EKI (the "Registration Rights Agreement"). The Registration Rights Agreement provides certain registration rights for the 82,530,000 shares of Common Stock originally issued to EKI (whether held by EKI or subsequent transferees). The Company is also obligated, following the date one year after the consummation of the Offering, to prepare and keep in place (at the Company's expense) a Registration Statement on Form S-3 covering certain shares of Common Stock currently held by EKI which will be issued upon the exercise of options to be granted by EKI to its employees and consultants.


    The Registration Rights Agreement grants two "piggyback" registration rights for offerings of Common Stock by the Company (subject to cutback provisions for the registration rights of other holders of Common Stock and the holders of the Company's Series A Preferred Stock) and the right to participate in one demand registration upon a request by the holders of 20,632,500 shares of Common Stock originally issued to EKI, some of which shares have been transferred to other holders. The holders of such shares will be responsible, on a pro-rata basis, for most of the expenses relating to the exercise of the demand registration right and a portion of the expenses relating to the exercise of their piggyback registration rights. See "Shares Eligible for Future Sale."

    INDEBTEDNESS OWED TO EKI


    Subsequent to December 31, 1994, the Company's operations have been funded with loans from, and accounts payables owed to, EKI. As of September 30, 1997, the indebtedness owed to EKI totaled $31.9 million, including a note payable in the amount of $29.5 million, $594,000 in accrued interest and $1.8 million in accrued payables under the Prior Patent Allocation Agreement and Prior Technical Services Agreement. The promissory note is payable on demand and provides for interest at an initial annual rate of 8.50% compounded quarterly. The interest rate on the note payable to EKI is adjusted quarterly to equal the current prime rate as published in THE WALL STREET JOURNAL. Although the indebtedness owed to EKI was incurred by the Company to fund its ongoing operations, EKI is under no obligation to make additional loans or capital contributions to the Company. The Company intends to use a portion of the proceeds of the Offering to repay all of the indebtedness owed to EKI. See "Use of Proceeds" and note 3 to the Financial Statements of the Company included elsewhere herein.


    GUARANTEES OF CREDIT AGREEMENT


    EKI, Mr. Essam Khashoggi, the Chairman of the Board and an indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi guaranteed the borrowings under the $14.0 million line of credit provided by Imperial Bank to the Company in 1996 and 1997. The Imperial Bank credit facility will be paid in full upon consummation of the Offering and the guaranty will be released.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information with respect to the beneficial ownership of each class of the Company's voting securities as of February 1, 1997, and as adjusted to reflect the sale of 10,526,316 shares of Common Stock by the Company and the sale of 2,673,684 shares of Common Stock by the Selling Stockholders, by (i) each person known by the Company to own beneficially more than 5% of any class of voting securities of the Company, (ii) each Director of the Company, (iii) each Named Executive Officer of the Company,
(iv) all Directors and executive officers as a group and (v) the Selling Stockholders.


                                 SHARES BENEFICIALLY OWNED PRIOR TO OFFERING
                           -------------------------------------------------------
                                         COMMON                 PREFERRED, SERIES
                           ----------------------------------           A
                                                     PERCENT    ------------------  NUMBER OF SHARES
                                                     OF CLASS           PERCENT OF  OF COMMON STOCK
NAME AND ADDRESS(3)          NUMBER                    (2)      NUMBER    CLASS      BEING OFFERED
-------------------------  ----------                --------   ------  ----------  ----------------
Essam Khashoggi..........  73,419,212(4)(5)           82.0%       --      --            --
Simon K. Hodson..........      15,720(5)(6)            *          --      --            --
Richard K. Hulme.........     267,240(7)(9)            *          --      --            --
D. Scott Houston.........     199,906(7)               *          --      --            --
James P. Argyropolous....   1,053,240(8)               1.2%       --      --            --
John Daoud...............      68,120(5)               *          --      --            --
Ellis Jones..............      23,580(9)               *          --      --            --
Layla Khashoggi(10)......      15,720(5)               *          --      --            --
William Marquard.........      15,720(5)               *          --      --            --
Graham H. Phillips.......     267,240(7)               *          --      --            --
Jerold H. Rubinstein.....      15,720(5)               *          --      --            --
All Directors and
  Executive Officers as a
  Group (11 Persons).....  75,513,962(4)(5)(7)(8)(9)  84.2%       --      --            --
E. Khashoggi Industries
  LLC....................  63,771,848                 70.3%       --      --            --
E. Khashoggi Industries
  Inc.                      7,478,790                  8.2%       --      --            --
Anaconda Opportunity
  Fund, L.P..............      --                     --         1,805      6.8%        233,487
Carillon Bond Fund.......      --                     --           500      1.9%         64,672
Charitable Lead Trust
  Dtd. 2/3/83............      --                     --           310      1.2%         40,097
Financial Management
  Advisors High Income,
  L.P....................      --                     --           640      2.4%         82,781
Financial Management
  Advisors High Yield
  Capital Appreciation,
  L.P....................      --                     --           811      3.0%        104,898
FMA High Yield Income LP,
  Liquidating Trust......      --                     --           555      2.1%         71,788
David A. Gardner.........      --                     --           500      1.9%          9,054
Hare & Co................      --                     --         2,000      7.5%        258,889
Mousseteek Free..........      --                     --           310      1.2%         40,097
G. Lynn Shostack.........      --                     --           500      1.9%         27,162
Springtime Limited.......   1,048,000                  1.0%      1,000      3.7%        297,494
W.S. Investments L.P.....      --                     --           312      1.2%         40,355
Whittier Ventures, LLC...      --                     --           500      1.9%         12,934
Williams, Jones &
  Associates, Inc........      --                     --         4,875     18.3%        220,662

Remaining Selling
  Stockholders, as a
  group, each of whom
  owns less than 1% of
  the outstanding Common
  Stock or Series A
  Preferred Stock (57
  persons)...............   1,731,296                  2.2%      1,624      6.1%      1,169,405


                             COMMON SHARES BENEFICIALLY OWNED

                                    AFTER OFFERING (1)
                           ------------------------------------
                                                     PERCENT OF
NAME AND ADDRESS(3)          NUMBER                    CLASS
-------------------------  ----------                ----------
Essam Khashoggi..........  73,419,212(4)(5)              73.4%
Simon K. Hodson..........      15,720(5)(6)             *
Richard K. Hulme.........     267,240(7)(9)             *
D. Scott Houston.........     199,906(7)                *
James P. Argyropolous....   1,053,240(9)                  1.1%
John Daoud...............      68,120(5)                *
Ellis Jones..............      23,580(9)                *
Layla Khashoggi(10)......      15,720(5)                *
William Marquard.........      15,720(5)                *
Graham H. Phillips.......     267,240(7)(8)             *
Jerold H. Rubinstein.....      15,720(5)                *
All Directors and
  Executive Officers as a
  Group (11 Persons).....  75,513,962(4)(5)(7)(8)(9)     75.3%
E. Khashoggi Industries
  LLC....................  63,771,848                    63.0%
E. Khashoggi Industries
  Inc.                      7,478,790                     7.4%
Anaconda Opportunity
  Fund, L.P..............     239,432                   *
Carillon Bond Fund.......      66,325                   *
Charitable Lead Trust
  Dtd. 2/3/83............      41,121                   *
Financial Management
  Advisors High Income,
  L.P....................      84,895                   *
Financial Management
  Advisors High Yield
  Capital Appreciation,
  L.P....................     107,573                   *
FMA High Yield Income LP,
  Liquidating Trust......      73,620                   *
David A. Gardner.........     121,945                   *
Hare & Co................     265,298                   *
Mousseteek Free..........      41,121                   *
G. Lynn Shostack.........     103,836                   *
Springtime Limited.......   2,759,280                     2.7%
W.S. Investments L.P.....      40,387                   *
Whittier Ventures, LLC...     118,065                   *
Williams, Jones &
  Associates, Inc........   1,056,577                     1.0%
Remaining Selling
  Stockholders, as a
  group, each of whom
  owns less than 1% of
  the outstanding Common
  Stock or Series A
  Preferred Stock (57
  persons)...............   1,806,653                     1.8%


------------------------------

*   Indicates ownership of less than one percent.

(1) Assumes that all 26,675 shares of Series A Preferred Stock currently outstanding are converted into shares of Common Stock. See "Description of Capital Stock."

(2) Computed by treating the 6,988,850 shares of Common Stock into which the shares of Series A Preferred Stock are convertible as issued and outstanding.

(3) The address of each of the directors and executive officers is c/o EarthShell Corporation, 800 Miramonte Drive, Santa Barbara, California 93109.



(4) Includes 64,588,764 shares held by EKI of which Mr. Khashoggi indirectly owns a 90% beneficial interest and 8,814,728 shares held by Mr. Khashoggi's other affiliated entities. Mr. Khashoggi has sole voting and dispositive power with respect to all such 73,403,492 shares.



(5) Includes options to purchase 15,720 shares of Common Stock issued to directors under the 1995 Stock Incentive Plan.



(6) Does not include any of the shares held by EKI in which Mr. Hodson holds an indirect 10% interest or any of the 810,366 shares held by CTC in which Mr. Hodson holds an indirect 10% interest.


(7) Represents options to purchase shares of Common Stock that are fully vested and exercisable.

(8) Includes options to purchase 5,240 shares of Common Stock issued to directors under the 1995 Stock Incentive Plan.


(9) Includes options to purchase 10,480 shares of Common Stock issued to directors under the 1995 Stock Incentive Plan.



(10) Ms. Khashoggi is Mr. Essam Khashoggi's spouse.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. The following statements are summaries of certain provisions applicable to the Company's capital stock.

COMMON STOCK

    As of September 30, 1997, there were 82,530,000 shares of Common Stock outstanding, held of record by 83 stockholders. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in the Company's assets remaining after payment of liabilities, and after provision is made for each class of stock, if any, having preference over the Common Stock (including as of the date of this Prospectus the Series A Preferred Stock described below). Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Common Stock are, and the Common Stock offered by the Company hereby, when issued for the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK


    The Board of Directors has the authority, without further action by stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of the Common Stock. At present, the Company has no plans to issue any additional shares of Preferred Stock.



    As of September 30, 1997, there were 26,675 shares of Series A Preferred Stock outstanding (convertible into 6,988,850 shares of Common Stock), held of record by 49 stockholders. Concurrently with or shortly following the consummation of the Offering, the Company will deliver to the holders of the Series A Preferred Stock notice of the Company's election to redeem all outstanding shares of the Series A Preferred Stock approximately 60 days after the date of such notice. The holders of the Series A Preferred Stock have the right pursuant to the terms thereof to convert their Series A Preferred Stock into Common Stock, with each share of Series A Preferred Stock being convertible into 262 shares of Common Stock (assuming completion of the anticipated 262-for-one stock split of the Common Stock). The Company expects that all of the holders of Series A Preferred Stock will convert such stock into Common Stock prior to redemption. Any shares of Series A Preferred Stock not converted will be redeemed by the Company at a price of $1,015 per share plus accrued dividends, the equivalent of approximately $3.87 per common share plus accrued dividends on an as converted basis.



    The Series A Preferred Stock ranks senior to the Common Stock with respect to the right to receive dividends and distributions upon liquidation, dissolution or winding up of the Company. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on the fifteenth day of each January, April, July, and October, in each year, commencing on January 15, 1994. Dividends on the Series A Preferred Stock accrue at the rate of 8% per annum of the liquidation preference of $1,000 per share. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company, a liquidation payment equal to $1,000 per share, plus an amount equal to any accrued and unpaid dividends to the date of distribution, but without interest, before any payment shall be made or any assets distributed to holders of Common Stock.



    Pursuant to the Certificate of Designation, so long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock: (i) amend, alter or repeal the provisions of Series A Preferred Stock so as to affect adversely any right, preference, privilege or voting power of the Series A Preferred Stock; (ii) amend the Certificate of Incorporation of the Company; (iii) reclassify the Company's outstanding securities; or (iv) enter into any transaction with any affiliate (other than a wholly owned subsidiary), subject to certain exceptions. Pursuant to the Certificate of Designation, so long as any shares of the Shares A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 70% of the shares of the Series A Preferred Stock outstanding at the time: (i) authorize, create or issue or increase the authorized or issued amount of, any class or series of stock ranking senior or on a parity with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation; or (ii) amend, alter or repeal any of the provisions affecting adjustments in the number of shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock. Pursuant to the Certificate of Designation, so long as any shares of the Series A Stock remain outstanding, the holders of a majority of the Series A Preferred Stock then outstanding shall be entitled, voting as a class, to elect one member of the Company's Board of Directors. The holders of the Series A Preferred Stock, for so long as such shares are outstanding, also have certain rights to receive information and priority subscription rights to maintain their percentage equity interest in the Company.


ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).


    The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.


    The Company's Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Delaware law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.



    The Company believes that the provisions in its Certificate of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.


OTHER ATTRIBUTES OF THE STOCK OF THE COMPANY

    The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the rights of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") if such corporation has at least 800 record and nominee holders of its equity securities as of the record date of its most recent annual meeting of stockholders.


    The Company's Common Stock has been approved for quotation on The Nasdaq National Market. At present, most of the Company's activities occur in California and approximately 63.7% of the Common Stock will be owned upon completion of the Offering by EKI. EKI's principal office is located in California, so that certain provisions of California corporate law may apply to the Company, as described below, unless as a result of the Offering there are more than 800 holders of its equity securities as of the applicable date.



    Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to cumulate votes in elections of directors (cumulative voting is mandatory under California law), the stockholders' right to remove directors without cause (which under California law is subject to the stockholders' right to cumulate votes), the right of stockholders to call a special meeting (such right is mandatory under California law if the requesting stockholder owns at least 10% of the voting stock) and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a "listed corporation." A "listed corporation" means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities qualified for trading as a national market security on Nasdaq if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering and assuming the conversion of the outstanding shares of Series A Preferred Stock into Common Stock, the Company will have 100,045,166 shares of Common Stock outstanding. The shares sold in the Offering (13,200,000 shares assuming no exercise of the Underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act.



    The remaining 86,845,166 shares were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (1,000,452 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Of the 86,845,166 remaining shares outstanding, affiliates hold 74,482,932 shares, and have owned such shares for Rule 144 purposes since the incorporation of the Company. Of the shares owned by non-affiliates, 11,535,598 shares have been held by such non-affiliates in excess of two years.


    Any employee, officer, director, advisor or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.


    The Company has entered into a Registration Rights Agreement with EKI (the "EKI Registration Rights Agreement"). The EKI Registration Rights Agreement provides certain registration rights for the 82,530,000 shares of Common Stock originally issued to EKI (whether held by EKI or subsequent transferees). The Company is also obligated, following the date one year after the consummation of the Offering, to prepare and keep in place (at the Company's expense) a Registration Statement on Form S-3 covering certain shares of Common Stock currently held by EKI which may be transferred upon the exercise of options to be granted by EKI to its employees and consultants. The EKI Registration Rights Agreement grants two "piggyback" registration rights for offerings of Common Stock by the Company (subject to cutback provisions for the registration rights of other holders of Common Stock and the holders of the Company's Series A Preferred Stock) and the right to participate in one demand registration upon a request by the holders of 20,632,500 of the 82,530,000 shares of Common Stock originally issued to EKI, some of which shares have been transferred to other holders. The holders of such shares will be responsible, on a pro-rata basis, for most of the expenses relating to the exercise of the demand registration right and a portion of the expenses relating to the exercise of their piggyback registration rights. See "Certain Transactions."



    The holders of an additional 1,746,754 shares of Common Stock, and the holders of 26,675 shares of Series A Preferred Stock convertible into 6,988,850 shares of Common Stock, have been granted demand and piggyback registration rights with respect to such shares of Common Stock under various registration rights agreements. Under their demand registration rights, subject to certain conditions, the holders of at least 25% of such registrable securities may require the Company to use commercially reasonable efforts to register such shares under the Securities Act. The Company is obligated to complete no more than two demand registrations, and in no event is the Company required to complete a demand registration within six months after the effective date of its most recent registration statement. Under their piggyback registration rights, these persons may elect to participate and sell their registrable securities in up to a maximum of two (assuming all securities requested to be registered are so registered) subsequent public offerings in which the Company issues additional securities for its own behalf, subject to reduction (with all shares of the Company first being registered) in the event that the managing underwriter in such offering advises the Company that the number of securities sought to be registered exceeds the number of shares of Common Stock which could be sold without having an adverse effect on the offering.


    Holders of an additional 1,048,000 shares of Common Stock have been granted piggyback registration rights entitling them to sell their registrable securities in subsequent public offerings in which the Company issues additional securities for its own behalf.


    Except as noted above, the cost of all registrations pursuant to the foregoing registration rights will be borne by the Company, except for underwriters' commissions and discounts which will be borne by the sellers of the registrable securities.


    As of September 30, 1997, there were outstanding stock options to purchase an aggregate of 1,084,680 shares of Common Stock. All outstanding stock options are held by Directors and officers of the Company and are subject to the lock-up arrangements described below. Following the Offering, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of 4,585,000 shares of Common Stock that have been reserved for issuance under the Company's 1995 Stock Incentive Plan and 1994 Stock Option Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act upon the expiration of the lock-up period described below and the exercise of such options. See "Management--Stock Option Plan."



    The Company and all stockholders who are not Selling Stockholders (other than one stockholder who owns 262 shares of Common Stock), including all officers, Directors or affiliates, subject to certain exceptions, have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc. All Selling Stockholders of the Company have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 270 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc.


    The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS


    The following is a summary of certain of the United States federal tax considerations that may be relevant to the purchase, ownership and disposition of the Common Stock by investors who hold the Common Stock as a capital asset and does not purport to be a complete analysis of all the potential tax consequences thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that adversely affects holders of such Common Stock. Potential investors should be aware that the discussion does not address (i) foreign, state and local tax considerations or
(ii) all of the federal tax considerations that may be relevant to particular investors in light of their individual circumstances or to holders subject to special treatment under United States federal tax laws, such as dealers in securities, insurance companies, tax-exempt organizations and financial institutions.


    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL TAX CONSEQUENCES, AS WELL AS ALL APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

PERSONAL HOLDING COMPANY TAX

    As a corporation, the Company will be subject to federal, state, local and foreign income taxes on its taxable income. In addition, because more than 50% of the value of the Company's outstanding stock will be owned directly or indirectly by five or fewer individuals, and a substantial portion of the Company's income is expected to be derived from royalties and equipment leasing, there is a significant risk that the Company will be classified as a "personal holding company." As a personal holding company, the Company will be subject to an additional federal tax equal to 39.6% of, in general, its undistributed after tax earnings for any year in which, generally, the Company's royalty and other passive type income constitutes 60% or more of its "adjusted ordinary gross income" (I.E., ordinary gross income, as distinguished from capital gains income, adjusted to reflect certain statutory exclusions and deductions) for the year. In the event that the Company is subject to the personal holding company tax in a taxable year, the Company will only be able to use its net operating loss, if any, for the immediately preceding year to offset its income subject to the personal holding company tax for such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Net Operating Loss Tax Carryforwards."


    The Company intends to minimize its liability for the personal holding company tax either by deriving more than 40% of its adjusted ordinary gross income for each year from non-passive sources (such as through joint venture arrangements with manufacturing or other operating companies), or by distributing all or part of its personal holding company income for any taxable year in which that threshold cannot be satisfied. The amount of any such distribution generally will be treated as a dividend taxable as ordinary income. There can be no assurance, however, that the Company will be able to eliminate its liability for the personal holding company tax.


TAXATION OF UNITED STATES HOLDERS


    As used herein, the term "United States Holder" means a holder of shares of Common Stock who (for United States Federal income tax purposes): (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate, the income of which is subject to United States Federal income taxation regardless of its source or
(iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

    DIVIDENDS


    A cash distribution made with respect to the Common Stock will be treated as a dividend, taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. Cash distributions in excess of the current or accumulated earnings and profits of the Company will be treated for federal income tax purposes first as a return of the holder's adjusted tax basis in its shares and then as a gain from the sale or exchange of such shares. In general, certain distributions of Common Stock and Preferred Stock and distributions of promissory notes or other property will be taxed as if they were cash distributions in an amount equal to the fair market value of such property even though no cash is received.


    A distribution treated as a dividend should qualify for the 70% intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days within a 90 day period beginning 45 days before the relevant ex-dividend date) and other applicable requirements. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction.

    GAIN OR LOSS ON DISPOSITION OF COMMON STOCK


    Upon any sale or other taxable disposition of Common Stock, a United States Holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other taxable disposition and (ii) the holder's adjusted tax basis in such shares of Common Stock. Such gain or loss will be capital gain or loss if the shares have been held by the United States Holder as a capital asset and, with respect to a non-corporate (I.E., an individual, trust or estate) United States Holder, will be mid-term or long-term gain or loss if such shares have been held for more than one year or more than eighteen months, respectively.


    BACKUP WITHHOLDING


    Certain noncorporate holders may be subject to backup withholding at a rate of 31% on dividends and redemption proceeds received with respect to the Common Stock. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that the taxpayer has failed to report payments of interest and dividends properly. The Company may require holders of the Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to the Company with respect to the payment of backup withholding. A Holder who does not provide the Company with a current Taxpayer Identification Number may be subject to penalties imposed by the IRS. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.


TAXATION OF NON-UNITED STATES HOLDERS


    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder of Common Stock that, for United States federal tax purposes, is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" generally is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust, and for United States federal estate tax purposes, a non-resident who is not a citizen of the United States (as specifically defined for United States federal estate tax purposes). This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder and applies only to Non-United States Holders that hold Common Stock as a capital asset. Prospective investors are urged to consult their tax advisors regarding the United States federal income and estate tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States

Holder or Non-United States Holder), as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.


    DIVIDENDS


    Dividends paid to a Non-United States Holder generally will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding. Assuming the necessary certification and disclosure requirements are met, the 30% withholding tax will not apply if the dividend is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is attributable to a permanent establishment maintained within the United States by the Non-United States Holder). In such event, the dividend, less any deductions available to the holder in respect of such dividend, will be subject to the United States federal income tax at a maximum marginal rate of 39.6% for individuals and 35% for corporations (or at then applicable graduated individual or corporate rates). Corporate holders may also be subject to the branch profits tax imposed under Section 884 of the Code.


    GAIN ON DISPOSITION OF COMMON STOCK


    A Non-United States Holder who is not subject to tax pursuant to Code provisions applicable to certain expatriates generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is attributable to a permanent establishment maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States federal income tax on net income that applies to United States persons (and, with respect to corporate holders, also may be subject to the branch profits tax). In addition, a Non-United States Holder who is an individual and holds the Common Stock as a capital asset will be subject to federal income tax at a 30% rate on any gain recognized on the disposition of Common Stock (which gain may be offset by certain United States source capital losses) if such individual is present in the United States for 183 days or more in the taxable year of disposition and either (i) has a "tax home" in the United States (as specifically defined for purposes of the United States federal income tax), or (ii) maintains an office or other fixed place of business in the United States and the gain from the sale of the stock is attributable to such office or other fixed place of business.



    If the Company is or becomes a "United States real property holding corporation" ("USRPHC"), Non-United States Holders may be subject to federal income tax on any gain recognized upon the disposition of the Common Stock. As a very general rule, the Company will be considered a USRPHC if 50% or more of the value of its assets consist of United States real property interests. The Company believes that it has not been, is not currently, and is not likely to become, a USRPHC.


    Legislation was proposed as recently as 1995 that, if enacted, would have resulted under certain circumstances in the imposition of United States federal income tax on gain realized from the disposition of Common Stock by certain Non-United States Holders who own or owned, directly or by attribution, 10% or more of the Common Stock. It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

    UNITED STATES FEDERAL ESTATE TAXES


    Common Stock owned or treated as owned by a Non-United States Holder at his or her date of death, or Common Stock which was the subject of certain lifetime transfers made by such an individual, will be included in his or her gross estate for federal estate tax purposes and will therefore be subject to United States federal estate tax unless an applicable treaty provides otherwise.


    INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.


    United States federal backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder before January 1, 1999 either at an address outside the United States (provided that the payor does not have actual knowledge that the payee is a United States person), or if the dividends are subject to withholding at the 30% rate (or lower treaty rate), as discussed above. However, under newly issued Treasury Regulations (the "Final Withholding Regulations"), dividend payments made after December 31, 1998 generally will be subject to information reporting and backup withholding unless applicable certification and procedural requirements are satisfied.



    As a general matter, payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies as to its Status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Information reporting and backup withholding will generally not apply to a payment of the proceeds of a sale of Common Stock effected at a foreign office of a broker. Until January 1, 1999, however, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, or by a foreign office of a foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation," as to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Furthermore, under the Final Withholding Regulations, payment of the proceeds of a sale of Common Stock to or through a United States office of a broker after December 31, 1998, will be subject to both backup withholding and information reporting unless the beneficial owner certifies under penalty of perjury that it is a Non-United States Holder or otherwise establishes an exemption from backup withholding and information reporting. Payment outside the United States of the gross proceeds from the sale or redemption of Common Stock effected through a foreign office of a broker having certain connections with the United States may be subject to backup withholding and information reporting unless certain certification and procedural requirements are satisfied. Prospective investors should consult with their own tax advisors regarding the possible application to them of the information reporting and backup withholding rules of the Final Withholding Regulations.


    The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.


LEGISLATIVE PROPOSALS/REFORMS


    A wide variety of legislation has been proposed, some of which, if enacted, would substantially modify and replace the current federal income tax system. It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in an underwriting agreement among the Company and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company has agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Smith Barney Inc. and Credit Suisse First Boston Corporation are acting as the representatives (the "U.S. Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:



                                                                                    UNDERWRITING
U.S. UNDERWRITER                                                                     COMMITMENT
----------------------------------------------------------------------------------  ------------
Smith Barney Inc..................................................................
Credit Suisse First Boston Corporation............................................
                                                                                    ------------
  Total...........................................................................   10,560,000
                                                                                    ------------
                                                                                    ------------


    The Company has been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per Share. The U.S. Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per Share to other dealers. After the Offering, the Price to Public and such concessions may be changed.


    The Selling Stockholders have granted to the U.S. Underwriters and the international underwriters (the "International Underwriters" and, collectively with the U.S. Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,980,000 additional shares of Common Stock from the Selling Stockholders at the Price to Public less the Underwriting Discount, solely to cover over-allotments. The Company has granted to the Underwriters options, on the same terms as those issued by the Selling Stockholders, to purchase up to 1,980,000 shares of Common Stock from the Company, which shall be exercisable if any of the Selling Stockholders fail to deliver shares issuable upon exercise of the option granted by them. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.



    Subject to the terms and conditions set forth in an International Underwriting Agreement among the Company and the International Underwriters, the Company has agreed to sell to each of the International Underwriters, and each of the International Underwriters, for whom Smith Barney Inc. and Credit Suisse First Boston Corporation are acting as the representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:



                                                                                    UNDERWRITING
INTERNATIONAL UNDERWRITER                                                            COMMITMENT
----------------------------------------------------------------------------------  ------------
Smith Barney Inc..................................................................
Credit Suisse First Boston Corporation............................................
                                                                                    ------------
Total.............................................................................    2,640,000
                                                                                    ------------
                                                                                    ------------



    Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the Shares are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the Shares agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.


    Each U.S. Underwriter has severally agreed that, as part of the distribution of the 10,560,000 Shares offered by the U.S. Underwriters, (i) it is not purchasing any Shares for the account of anyone other than a United

States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree. Each International Underwriter has severally agreed that, as part of the distribution of the 2,640,000 Shares offered by the International Underwriters, (i) it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the International Offering to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

    Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus. Neither the U.S. Underwriters nor the International Underwriters are obligated to purchase from the other any unsold shares of Common Stock.


    Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made. Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.



    The U.S. Underwriting Agreement provides that the Company and EKI will jointly and severally indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.



    The Company and all of the stockholders who are not Selling Stockholders (other than one stockholder who owns 262 Shares of Common Stock), including EKI and the Directors and officers of the Company, have agreed subject to certain exceptions, not to offer, sell, contract to sell, grant any option or warrant for the sale of, register, loan, pledge, grant any rights with respect to or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc. Subject to certain exceptions, all Selling Stockholders of the Company have agreed to the foregoing restrictions for a period 270 days from the date of this Prospectus.



    At the Company's request, the U.S. Underwriters have reserved up to 1,100,000 shares of Common Stock (the "Directed Shares") for sale at the Price to Public to certain manufacturers, licensees and equipment and new material suppliers and to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the U.S. Underwriters on the same basis as all other Shares offered hereby.

    During and after the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares of Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market.


    Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.


    The Underwriters and Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.


    The Company's Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "ERTH".


                                 LEGAL MATTERS

    The legality of the Common Stock being offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Costa Mesa, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and for the period from inception through December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report contains an emphasis paragraph relating to the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

    The portions of this Prospectus entitled "Risk Factors--Protection of Proprietary Technology" and "Business--Patents, Proprietary Rights and Trademarks" have been reviewed and approved by Workman, Nydegger & Seeley, Salt Lake City, Utah, as experts in patent law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a web site that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                            ----
EARTHSHELL CORPORATION

Independent Auditors' Report..............................................................  F-2

Balance Sheets as of December 31, 1995 and
  1996 and (unaudited) September 30, 1997 and pro forma September 30, 1997................  F-3

Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996, and for the
  period from November 1, 1992 (inception)
  through December 31, 1996 and (unaudited) the
  nine months ended September 30, 1996 and 1997 and inception through September 30,
    1997..................................................................................  F-4

Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1994, 1995 and 1996 and
  (unaudited) the nine months ended
  September 30, 1997 and pro forma September 30, 1997.....................................  F-5

Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996, and for the
  period from November 1, 1992 (inception)
  through December 31, 1996 and (unaudited)
  the nine months ended September 30, 1996 and 1997 and inception through September 30,
    1997..................................................................................  F-6

Notes to Financial Statements.............................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of EarthShell Container Corporation:

    We have audited the accompanying balance sheets of EarthShell Container Corporation (a development stage enterprise -- the "Company") as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of EarthShell Container Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception through December 31, 1996 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is a development stage enterprise that has incurred losses in its operations since inception, currently has a stockholders' deficit and negative working capital, and continues to rely on its stockholders and borrowings from a financial institution to provide cash flow to sustain its operations. Although the Company's operations subsequent to December 31, 1996 have been funded in part by loans from its majority stockholder, the stockholder is under no obligation to continue to fund the Company, and without additional funding from its stockholders or other sources, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans to procure additional long-term funding are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Deloitte & Touche LLP

Los Angeles, California

February 14, 1997

                        EARTHSHELL CONTAINER CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS


                                                                                              PRO FORMA
                                                      DECEMBER 31,                          SEPTEMBER 30,
                                               --------------------------  SEPTEMBER 30,        1997
                                                   1995          1996           1997          (NOTE 1)
                                               ------------  ------------  --------------  ---------------
                                                                            (UNAUDITED)      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................  $    266,046  $     21,179  $      271,978  $      271,978
  Prepaid insurance..........................        68,862        12,443          23,042          23,042
  Other assets...............................         1,641        26,877           1,699           1,699
                                               ------------  ------------  --------------  ---------------
  Total current assets.......................       336,549        60,499         296,719         296,719
PROPERTY AND EQUIPMENT, NET..................     1,891,122     2,756,935       2,435,909       2,435,909
                                               ------------  ------------  --------------  ---------------
TOTAL........................................  $  2,227,671  $  2,817,434  $    2,732,628  $    2,732,628
                                               ------------  ------------  --------------  ---------------
                                               ------------  ------------  --------------  ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
CURRENT LIABILITIES:
  Notes payable and accrued interest to
    majority stockholder.....................  $ 12,984,736  $ 22,215,793  $   30,137,180  $   30,137,180
  Note payable to bank.......................                   6,904,775       9,000,000       9,000,000
  Dividends payable..........................                                                   8,612,005
  Payable to majority stockholder............       574,857       752,192       1,780,404       1,780,404
  Accounts payable and accrued expenses......     1,346,179     1,676,642       1,539,624       1,539,624
                                               ------------  ------------  --------------  ---------------
    Total current liabilities................    14,905,772    31,549,402      42,457,208      51,069,213
                                               ------------  ------------  --------------  ---------------
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 100,000
    shares authorized; 35,000 Series A shares
    designated; 26,675 Series A shares issued
    and outstanding as of December 31, 1995
    and 1996 and (unaudited) September 30,
    1997.....................................           267           267             267
  Additional paid-in preferred capital.......    24,472,734    24,472,734      24,472,734
  Common stock, $.01 par value, 1,000,000
    shares authorized; 315,000 issued and
    outstanding as of December 31, 1995 and
    1996 and (unaudited) September 30, 1997
    (Pro forma 89,518,850 shares)............         3,150         3,150           3,150         895,189
  Additional paid-in common capital..........     1,124,573     2,020,843       2,020,843      25,601,805
  Deficit accumulated during the development
    stage....................................   (38,278,825)  (55,228,962)    (66,221,574)    (74,833,579)
                                               ------------  ------------  --------------  ---------------
    Total stockholders' equity (deficit).....   (12,678,101)  (28,731,968)    (39,724,580)    (48,336,585)
                                               ------------  ------------  --------------  ---------------
TOTAL........................................  $  2,227,671  $  2,817,434  $    2,732,628  $    2,732,628
                                               ------------  ------------  --------------  ---------------
                                               ------------  ------------  --------------  ---------------


                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS


                                                                          INCEPTION         NINE MONTHS ENDED          INCEPTION
                                         YEAR ENDED DECEMBER 31,           THROUGH            SEPTEMBER 30,             THROUGH
                                  -------------------------------------  DECEMBER 31,   --------------------------     SEPTEMBER
                                     1994         1995         1996          1996          1996           1997          30,1997
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
                                                                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
EXPENSES:

  Related party research and
    development.................  $ 9,472,220  $ 8,427,239  $ 9,060,523  $30,269,213    $7,039,412     $ 5,562,162   $ 35,831,375
  Other research and
    development.................    1,458,076      672,992    1,098,787    3,229,855     1,060,659         679,478      3,909,333
  Related party general and
    administrative expenses.....    1,233,600       67,200       67,200    1,734,400        50,400          50,400      1,784,800
  Other general and
    administrative expenses.....    2,194,031    2,294,301    3,338,263    9,959,538     1,803,233       1,357,615     11,317,153
  Depreciation and
    amortization................      796,826       44,047      310,776    1,752,831       224,961         369,161      2,121,992
  Related party patent
    expenses....................    1,716,560    1,929,266    1,382,185    6,547,740     1,070,614         551,370      7,099,110
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
    Total expenses..............   16,871,313   13,435,045   15,257,734   53,493,577    11,249,279       8,570,186     62,063,763

Related party interest
  expense.......................      --           509,926    1,453,966    1,963,892     1,022,825       1,549,109      3,513,001
Other interest (income) expense,
  net...........................     (290,033)     (31,577)     237,637     (231,707)       87,715         872,517        640,810
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
LOSS BEFORE INCOME TAXES........   16,581,280   13,913,394   16,949,337   55,225,762    12,359,819      10,991,812     66,217,574

INCOME TAXES....................          800          800          800        3,200           800             800          4,000
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
NET LOSS........................  $16,582,080  $13,914,194  $16,950,137  $55,228,962    $12,360,619    $10,992,612   $ 66,221,574
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
                                  -----------  -----------  -----------  ------------   -----------    -----------   -------------
PRO FORMA NET LOSS PER SHARE
  (Note 1)......................                            ($      .26)                               ($      .22)
                                                            -----------                                -----------
                                                            -----------                                -----------
WEIGHTED AVERAGE NUMBER OF
  COMMON AND COMMON EQUIVALENT
  SHARES USED IN COMPUTING PRO
  FORMA NET LOSS PER SHARE (Note
  1)............................                             90,633,384                                 90,717,390
SUPPLEMENTAL PRO FORMA NET LOSS
  PER SHARE.....................                                   (.24)                                      (.19)
WEIGHTED AVERAGE NUMBER OF
  SHARES USED IN COMPUTING
  SUPPLEMENTAL PRO FORMA NET
  LOSS PER SHARE (NOTE 1).......                             92,786,910                                 92,870,916
                                                            -----------                                -----------
                                                            -----------                                -----------


                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                  CUMULATIVE
                                  CONVERTIBLE                                                            DEFICIT
                                PREFERRED STOCK    ADDITIONAL                            ADDITIONAL    ACCUMULATED
                                   SERIES A         PAID-IN          COMMON STOCK          PAID-IN        DURING
                                ---------------    PREFERRED    ----------------------     COMMON      DEVELOPMENT
                                SHARES   AMOUNT     CAPITAL      SHARES       AMOUNT       CAPITAL        STAGE
                                -------  ------   ------------  ---------   ----------   -----------  --------------
BALANCE, JANUARY 1, 1994......   26,675  $ 267    $ 24,472,734    315,000   $    3,150   $     6,850  $  (7,782,551)
Net loss......................                                                                          (16,582,080)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
BALANCE, DECEMBER 31, 1994....   26,675    267      24,472,734    315,000        3,150         6,850    (24,364,631)
Contribution to equity........                                                             1,117,723
Net loss......................                                                                          (13,914,194)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
BALANCE, DECEMBER 31, 1995....   26,675    267      24,472,734    315,000        3,150     1,124,573    (38,278,825)
Contribution to equity........                                                               650,000
Issuance of stock warrant.....                                                               246,270
Net loss......................                                                                          (16,950,137)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
BALANCE, DECEMBER 31, 1996....   26,675    267      24,472,734    315,000        3,150     2,020,843    (55,228,962)
Net loss (unaudited)..........                                                                          (10,992,612)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
BALANCE, SEPTEMBER 30, 1997
  (UNAUDITED)                    26,675    267      24,472,734    315,000        3,150     2,020,843    (66,221,574)
Conversion (on a pro forma
  basis) of preferred stock to
  common stock (unaudited)....  (26,675)  (267)    (24,472,734)    26,675          267    24,472,734
Accrual of preferred stock
  dividends (unaudited).......                                                                           (8,612,005)
Stock Split 262:1
  (unaudited).................                                  89,177,175     891,772      (891,772)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
PRO FORMA BALANCE, SEPTEMBER
  30, 1997
  (Unaudited) (Note 1)........    --     $  --    $    --       89,518,850  $  895,189   $25,601,805  $ (74,833,579)
                                -------  ------   ------------  ---------   ----------   -----------  --------------
                                -------  ------   ------------  ---------   ----------   -----------  --------------


                                    TOTAL
                                --------------
BALANCE, JANUARY 1, 1994......  $   16,700,450
Net loss......................     (16,582,080)
                                --------------
BALANCE, DECEMBER 31, 1994....         118,370
Contribution to equity........       1,117,723
Net loss......................     (13,914,194)
                                --------------
BALANCE, DECEMBER 31, 1995....     (12,678,101)
Contribution to equity........         650,000
Issuance of stock warrant.....         246,270
Net loss......................     (16,950,137)
                                --------------
BALANCE, DECEMBER 31, 1996....     (28,731,968)
Net loss (unaudited)..........     (10,992,612)
                                --------------
BALANCE, SEPTEMBER 30, 1997
  (UNAUDITED)                      (39,724,580)
Conversion (on a pro forma
  basis) of preferred stock to
  common stock (unaudited)....
Accrual of preferred stock
  dividends (unaudited).......      (8,612,005)
Stock Split 262:1
  (unaudited).................
                                --------------
PRO FORMA BALANCE, SEPTEMBER
  30, 1997
  (Unaudited) (Note 1)........  $  (48,336,585)
                                --------------
                                --------------


                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                                                 INCEPTION     NINE MONTHS ENDED SEPTEMBER
                                             YEAR ENDED DECEMBER 31,              THROUGH                  30,
                                     ----------------------------------------  DECEMBER 31,    ---------------------------
                                         1994          1995          1996          1996            1996           1997
                                     ------------  ------------  ------------  -------------   ------------   ------------
                                                                                               (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss...........................  $(16,582,080) $(13,914,194) $(16,950,137) $(55,228,962)   $(12,360,619)  $(10,992,612)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....       796,826        44,047       310,776     1,752,831         224,961        369,161
  Issuance of stock options to
    officer........................                                   650,000       650,000         650,000
  Amortization of debt issue
    costs..........................                                    41,045        41,045                        205,225
  Loss on sale or disposal of
    property and equipment.........        65,099                                    65,639
  Net loss on sale of
    investments....................        32,496                                    32,496
  Accretion of discounts on
    investments....................      (294,867)                                 (410,084)
Changes in operating assets and
  liabilities:
  Prepaid expenses and other
    assets.........................       (53,676)       52,533        31,183       (39,320)         49,291         14,579
  Accounts payable and accrued
    expenses.......................       449,566       580,914       330,463     1,676,642           9,984       (137,018)
  Payable to majority
    stockholder....................       643,221     7,866,439     7,346,761    16,480,048       5,579,936      7,512,064
  Accrued interest on notes payable
    to majority stockholder........                     234,510       196,631       431,141         497,644        162,535
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash used in operating
        activities.................   (14,943,415)   (5,135,751)   (8,043,278)  (34,548,524)     (5,348,803)    (2,866,066)
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Purchase of investments--U.S.
  government securities............    (3,496,532)                              (36,918,254)
Proceeds from sales and redemptions
  of investments...................    16,594,712     2,704,011                  37,295,842
Proceeds from sale of property and
  equipment........................        72,670       225,000                     297,670
Purchase of property and
  equipment........................      (676,311)   (1,918,152)   (1,176,589)   (5,773,556)       (987,675)       (48,135)
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash provided by (used
        in) investing activities...    12,494,539     1,010,859    (1,176,589)   (5,098,298)       (987,675)       (48,135)
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from issuance of notes
  payable to stockholders..........     2,000,000     6,210,000     2,335,000    10,545,000       6,365,000      2,125,000
Proceeds from drawings on line of
  credit with bank.................                                 7,110,000     7,110,000                      1,890,000
Proceeds from issuance of common
  stock............................                                                  10,000
Proceeds from issuance of preferred
  stock............................                                              25,675,000
Preferred stock issuance costs.....                                   --         (1,201,999)
Repayment of note payable..........                  (2,000,000)     (470,000)   (2,470,000)                      (850,000)
                                     ------------  ------------  ------------  -------------   ------------   ------------
      Net cash provided by
        financing activities.......     2,000,000     4,210,000     8,975,000    39,668,001       6,365,000      3,165,000
                                     ------------  ------------  ------------  -------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................      (448,876)       85,108      (244,867)       21,179          28,522        250,799
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..............       629,814       180,938       266,046                       266,046         21,179
                                     ------------  ------------  ------------  -------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD                             $    180,938  $    266,046  $     21,179  $     21,179    $    294,568   $    271,978
                                     ------------  ------------  ------------  -------------   ------------   ------------
                                     ------------  ------------  ------------  -------------   ------------   ------------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION--
Cash paid for:
  Income taxes.....................  $        800  $        800  $        800  $      3,200    $        800   $        800
  Interest.........................  $        500  $    275,415  $    199,494  $    475,746    $      5,391   $    667,343
  Warrants issued with debt........                              $    246,270  $    246,270


                                       INCEPTION
                                        THROUGH
                                     SEPTEMBER 30,
                                         1997
                                     -------------
                                      (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net loss...........................  $(66,221,574)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....     2,121,992
  Issuance of stock options to
    officer........................       650,000
  Amortization of debt issue
    costs..........................       246,270
  Loss on sale or disposal of
    property and equipment.........        65,639
  Net loss on sale of
    investments....................        32,496
  Accretion of discounts on
    investments....................      (410,084)
Changes in operating assets and
  liabilities:
  Prepaid expenses and other
    assets.........................       (24,741)
  Accounts payable and accrued
    expenses.......................     1,539,624
  Payable to majority
    stockholder....................    23,992,112
  Accrued interest on notes payable
    to majority stockholder........       593,676
                                     -------------
      Net cash used in operating
        activities.................   (37,414,590)
                                     -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Purchase of investments--U.S.
  government securities............   (36,918,254)
Proceeds from sales and redemptions
  of investments...................    37,295,842
Proceeds from sale of property and
  equipment........................       297,670
Purchase of property and
  equipment........................    (5,821,691)
                                     -------------
      Net cash provided by (used
        in) investing activities...    (5,146,433)
                                     -------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from issuance of notes
  payable to stockholders..........    12,670,000
Proceeds from drawings on line of
  credit with bank.................     9,000,000
Proceeds from issuance of common
  stock............................        10,000
Proceeds from issuance of preferred
  stock............................    25,675,000
Preferred stock issuance costs.....    (1,201,999)
Repayment of note payable..........    (3,320,000)
                                     -------------
      Net cash provided by
        financing activities.......    42,833,001
                                     -------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       271,978
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..............
                                     -------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD                             $    271,978
                                     -------------
                                     -------------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION--
Cash paid for:
  Income taxes.....................  $      4,000
  Interest.........................  $  1,143,089
  Warrants issued with debt........       246,270


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Non-cash compensation of $650,000 represents the difference between fair market value and exercise price of options on the date of grant.

  In consideration of the $9,000,000 line of credit established in 1996, the Company issued stock warrants to Imperial Bank which entitle the lender to purchase a total of $750,000 of common stock issuable upon the completion of the initial public offering, $300,000 at a per share price equal to the initial public offering price of the Company's common stock and $450,000 at a price per share equal to 110% of the initial public offering price. These warrants were valued and recorded at $246,270 based upon the Company's option pricing model with the following weighted average assumptions: risk-free interest rate of 6.0%; expected life of 4.25 years; and expected volatility of 20.0%.

  On December 31, 1994, the Company sold substantially all of its equipment and leasehold improvements to EKI resulting in a gain of $1,117,723 which was offset against the note receivable from EKI related to the sale. During 1995, the note receivable was eliminated, and the gain was recorded as a contribution to additional paid-in common capital.

                       See notes to financial statements.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    EarthShell Container Corporation (the "Company") was incorporated in Delaware on November 1, 1992 and is a subsidiary of E. Khashoggi Industries, LLC (together with its predecessor entity, "EKI"). Both the Company and EKI are development stage enterprises. In connection with the formation of the Company, the Company entered into a license agreement (see Note 3) for certain technology developed by EKI, exclusively for use in connection with the manufacture and sale of selected disposable food and beverage containers for use in the food-service industry. The accompanying financial statements reflect only the costs and expenses related to this application of the technology under development since the Company's formation on November 1, 1992. Expenses incurred prior to November 1, 1992 by EKI and its predecessor entities have been excluded, as they related to broader applications of the technology not included in the license agreement. The accompanying financial statements have been presented as if the Company commenced operations on January 1, 1993. Expenses for the two-month period from November 1, 1992 (date of inception) to December 31, 1992 totaled $2,749 and are included in the 1993 financial statements.



    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, from the date of inception to September 30, 1997, the Company incurred accumulated losses of $66,221,574, and as of September 30, 1997, the Company's current liabilities exceeded its current assets by $42,160,489. As a development stage enterprise, the Company has primarily relied on funding from its stockholders to sustain its operations. In September 1993, the Company completed a private placement offering of preferred stock, raising $24,473,001 in net proceeds (see Note 6). During the remainder of 1993 and 1994, the Company applied substantially all of these proceeds to the furtherance of its research and development activities and the repayment of stockholder advances. During and subsequent to December 31, 1995, the Company's operations have been substantially funded with loans from its majority stockholder and borrowings from a bank. However, the majority stockholder is under no obligation to loan or make additional capital contributions to the Company.


    Management is currently preparing for a public offering of the Company's common stock to obtain additional funds so that the Company can meet its obligations, sustain its development activities, achieve positive cash flow from operations and repay the stockholder loans and other debt. Management anticipates that the offering will be initiated upon the completion of certain product commercialization activities currently in process.

    If the Company is unable to successfully complete an offering or obtain funding from other sources, the Company may not be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on the straight-line basis over the estimated useful lives of the assets of three years.

    INVESTMENTS

    Investments are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are classified as available for sale.

    STATEMENT OF CASH FLOWS

    For presentation purposes, cash and cash equivalents include cash and funds invested in short-term money market accounts with original maturities of three months or less (see disclosure of noncash activities in Note 3).

    UNAUDITED PRO FORMA INFORMATION


    The Company anticipates a 262-for-one stock split of its Common Stock. All pro forma and supplemental pro forma amounts included in the accompanying financial statements and footnotes reflect the assumed stock split.



    As of September 30, 1997, the unaudited pro forma balance sheet and statement of stockholders' equity (deficit) have been presented assuming the conversion of the Company's Series A cumulative senior convertible preferred stock. It is contemplated that all of the outstanding shares of the Company's Series A cumulative senior convertible preferred stock will be converted to an aggregate of 6,988,850 shares of the Company's common stock. In addition, upon conversion, the Company will declare dividends of $8,612,005 in accordance with the terms of the Series A cumulative senior convertible preferred stock. At December 31, 1996 cumulative undeclared dividends totaled $7,016,000.



    Pro forma loss per common and common equivalent share for the year ended December 31, 1996 and for the nine months ended September 30, 1997 have been determined by dividing net loss plus dividends by the weighted average common and common equivalent shares outstanding during the period (82,530,000 shares), the conversion of Series A preferred stock into Common Stock (6,988,850 shares), plus the assumed sales of shares at $19.00 per share to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996) which will be repaid from proceeds of the planned offering. Supplemental pro forma loss per common and common equivalent share for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been determined by dividing pro forma net loss less interest expense by the weighted average common and common equivalent shares outstanding during the period stock issued and outstanding (82,530,000 shares), the conversion of Series A preferred stock into Common Stock (6,988,850 shares), plus the assumed sales of shares at $19.00 per share to fund dividends payable (453,263 shares as of September 30, 1997 and 369,257 shares as of December 31, 1996) and to repay the $31,917,000 in indebtedness owed to the majority stockholder and the $9,000,000 note payable to bank (2,153,526 shares), all of which will be repaid from proceeds of the

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

planned offering. As required by rules promulgated by the Securities and Exchange Commission, shares, options, warrants or convertible preferred shares issued at prices below the offering price in the twelve months prior to the initial public offering and the number of shares whose net proceeds are required to fund the repayment of debt have been included in the calculation of weighted average common and common equivalent shares as if outstanding using the treasury stock method. Loss per share for all periods prior to the year ended December 31, 1996 has not been presented as such information is not indicative of the Company as an on-going entity.


    INCOME TAXES

    Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded values of the Company's financial instruments approximate their fair values. The Company's financial instruments are primarily composed of investments in U.S. government securities and notes payable. The investments are short term in nature and carry current market rates. Notes payable initially bear interest at the prime rate in effect at the date of issuance, which is adjusted to the prime rate in effect on the first day of each calendar quarter.

    USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED FINANCIAL STATEMENTS

    In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior years financial statements to conform to 1996 and 1997 classifications.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:


                                                       DECEMBER 31,
                                                --------------------------  SEPTEMBER 30, 1997
                                                    1995          1996         (UNAUDITED)
                                                ------------  ------------  ------------------
Furniture and lab equipment...................  $    426,089  $  1,327,273    $    1,602,232
Deposits on equipment.........................     1,513,187     1,788,592         1,561,768
                                                ------------  ------------  ------------------
                                                   1,939,276     3,115,865         3,164,000
Accumulated depreciation and amortization.....       (48,154)     (358,930)         (728,091)
                                                ------------  ------------  ------------------
Property and equipment, net...................  $  1,891,122  $  2,756,935    $    2,435,909
                                                ------------  ------------  ------------------
                                                ------------  ------------  ------------------


3. RELATED PARTY TRANSACTIONS


    The Company's administrative and research offices are located in shared facilities with EKI. In addition, the conduct of the Company's current operations requires sharing of technical support and management personnel of EKI, primarily to assist in furthering the Company's development of the licensed technology and product applications. To confirm these arrangements, the Company and EKI entered into certain intercompany agreements. From September 1, 1993 through June 30, 1994, the Company operated under a management, administrative services and professional services agreement (the "Management Services Agreement"). Under the terms of the Management Services Agreement, the Company reimbursed EKI for all direct payroll costs and related expenses incurred on approved projects, plus an allocation of EKI's overhead and general and administrative costs. Overhead and general and administrative costs were allocated to the Company based on payroll costs charged to Company-specific projects compared to EKI's total payroll cost. The Management Services Agreement also provided for the payment of monthly administrative fees from September 1, 1993 through the first two quarters of 1994. Administrative fees totaled $400,000 and $1,200,000 in 1993 and 1994, respectively. Effective July 1, 1994 the Company and EKI entered into a Technical Services and Sublease Agreement (the "Prior Technical Services Agreement"), which superseded the Management Services Agreement. Under the terms of the Prior Technical Services Agreement, the Company paid EKI for all direct project labor hours incurred at specified hourly billing rates and direct expenses incurred on approved projects. The specified hourly billing rates, which are subject to revision semiannually, are fully burdened to include all EKI facility, equipment and overhead costs and vary according to job classification. The intercompany rates have been compared to a market rate study prepared by an independent third party provider of similar services and are within the range of average market rates for each job classification. The Company also subleased office space from EKI for $5,600 per month under this agreement. The Prior Technical Services Agreement terminated on September 30, 1997. The Company entered into an Amended and Restated Technical Services and Sublease Agreement effective October 1, 1997. Total rent expense included in 1995 and 1996 general and administrative expenses was $67,200 for each year. For the nine months ended September 30, 1996 and 1997, the Company paid or accrued $7,039,412 and $5,562,162, respectively, for services performed under the Prior Technical Services Agreement and $50,400 in sublease payments for each of the respective periods.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
    Included in 1994, 1995, and 1996 research and development expenses are $9,472,220, $8,427,239, and $9,060,523, respectively, in project costs incurred under the Prior Technical Services Agreement and/or the Management Services Agreement.

    Projects conducted by EKI for the Company include development efforts related to the technology, such as development of commercial production processes. In addition, during 1993 and 1994, the Company leased certain Company-owned equipment to EKI for use by EKI employees on Company projects. During 1993 and 1994, $156,000 and $348,000, respectively, of lease income related to this arrangement was reported net of an equal amount of lease charges paid by the Company to EKI under its various projects. No such transactions occurred in 1996 or 1995. On December 31, 1994, the Company sold substantially all of its equipment and leasehold improvements to EKI. EKI issued a note to the Company totaling $2,018,204, representing the Company's original cost of the assets. The transaction resulted in a gain of $1,117,723, which was offset against the note receivable from EKI. The net note receivable balance of $900,481 was netted against the payable to EKI in the accompanying 1994 financial statements. During 1995, the note receivable was offset by notes payable that were issued to EKI. As a result, the note receivable was eliminated, and the gain was recorded as a contribution to additional paid-in common capital.


    In connection with the formation of the Company, the Company entered into a license agreement with EKI to manufacture, use, sell and sublicense certain technology rights and to use certain trademarks owned by EKI in connection with the products covered under the License Agreement. The license covers the period of the patents covering the technologies. Under an Agreement for Allocation of Patent Costs (the "Prior Patent Allocation Agreement"), the Company was required to reimburse EKI for all costs and expenses associated with filing, prosecuting and maintaining patents or patent applications or technology which were directly related to food and beverage containers within the field of use licensed to the Company under the License Agreement, or which were outside the field of use under the License Agreement, but which had significant teachings, claims or applications for such uses. The Company entered into an Amended and Restated Agreement for Allocation of Patent Costs effective October 1, 1997. Under the Prior Patent Allocation Agreement, legal fees of $1,716,560, $1,929,266, and $1,382,185, were paid to or on behalf of EKI during 1994, 1995 and 1996, respectively. In addition, legal fees of $551,370 and $1,070,614 were paid to or on behalf of EKI for the nine months ended September 30, 1997 and 1996, respectively.



    At December 31, 1996, the notes payable to the majority stockholder of $21,784,652 include amounts due to EKI under the Prior Technical Services Agreement and the Prior Patent Allocation Agreement. During 1996, $13,709,652 of the payables to EKI were converted to notes payable and several other notes payable were issued to EKI for cash loans totaling $8,075,000. The notes initially bear interest at the prime rate in effect at the date of issuance. The interest rates are adjusted to the prime rate in effect on the first day of each calendar quarter. At December 31, 1996 and September 30, 1997, all of the notes accrued interest at 8.25% and 8.50%, respectively, and were payable on demand.



    During the nine months ended September 30, 1997, $4,247,280 of billings due under the Prior Technical Services Agreement and Prior Patent Allocation Agreement and $1,386,572 of interest due to EKI were converted to notes payable. In addition, several other notes were issued to EKI for cash loans totaling $2,125,000. As a result, total notes payable to EKI increased from $21,784,652 as of December 31,

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)

1996 to $29,543,504 as of September 30, 1997. These notes payable were combined into one note payable dated September 30, 1997.



    The amount payable to the majority stockholder of $574,857, $752,192 and $1,780,404 as of December 31, 1995 and 1996 and September 30, 1997 includes amounts due to EKI under the Prior Technical Services Agreement and the Prior Patent Allocation Agreement.


    The Company borrowed $2,000,000 from a preferred stockholder on December 21, 1994 and executed a demand note payable that accrued interest at the rate of 8% per annum. The note was fully repaid in February 1995.

4. NOTES PAYABLE


    As of September 30, 1997, notes payable include a $29,543,504 note payable due to EKI, the majority stockholder, as described in Note 3, and $9,000,000 outstanding on a line of credit less an original issue discount of $246,270 related to the stock warrants described in Note 8.



    In 1996, the Company established a $9,000,000 line of credit with a bank which originally expired on May 30, 1997 and was extended to February 20, 1998 and increased to $13,000,000. The extension of credit has been guaranteed by EKI, Mr. Essam Khashoggi, the Chairman of the Board and indirect controlling shareholder of the Company, and a trust controlled by Mr. Khashoggi. In addition, the Company executed a general security agreement that grants the bank a security interest in the license agreement entered into by the Company with EKI. Interest is payable monthly at an annual rate of 1% in excess of the bank's announced prime lending rate. At December 31, 1996 the bank's prime lending rate was 8.25% and the outstanding principal was $7,110,000 and is shown net of the $205,225 unamortized portion of an original issue discount related to the stock warrants described in Note 8. The discount is amortized on a straight-line basis over the term of the line of credit. At September 30, 1997 the bank's prime lending rate was 8.50% and the outstanding principal was $9,000,000.


5. COMMITMENTS


    At December 31, 1996 and for the nine months ended September 30, 1997, the unpaid balances due to vendors for equipment purchases totaled $186,798 and $66,709, respectively.


6. CUMULATIVE CONVERTIBLE PREFERRED STOCK


    On September 17, 1993, the Company completed a private placement of preferred stock totaling $26,675,000, with net proceeds to the Company totaling $24,473,001. Under the Series A Cumulative Senior Convertible Preferred Stock Purchase Agreement, the Company issued 26,675 shares of Series A cumulative senior convertible preferred stock at $1,000 per share. Dividends, when declared, are payable on a quarterly basis at 8% per annum. At December 31, 1996, and September 30, 1997 cumulative undeclared dividends totaled $7,016,000 and $8,612,005, respectively. Each share of preferred stock is convertible into 262 shares of common stock (assuming completion of the anticipated 262-for-one stock split of the common stock). Subject to the right of the holders of the preferred stock to convert their shares into common stock, the Company has the right to redeem the preferred stock at a price of $1,015 per share

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

6. CUMULATIVE CONVERTIBLE PREFERRED STOCK (CONTINUED) between September 30, 1997 and September 30, 1998 and at a price of $1,000 per share after September 30, 1998. After three years from the issuance, registration rights enable the preferred stockholders to cause the Company to effect two registration statements for the common stock into which their shares of preferred stock are convertible. Preferred stockholders have the right to vote with the common stock as if the preferred stock had converted to common stock of the Company. Preferred stockholders have the right to elect one member to the Board of Directors.

7. STOCK OPTIONS


    The Company adopted the EarthShell Container Corporation 1994 Stock Option Plan on June 22, 1994 (the "1994 Plan"). The Company subsequently adopted the EarthShell Container Corporation 1995 Stock Incentive Plan effective as of November 27, 1995 (the "1995 Plan") which effectively supersedes the 1994 Plan for options issued on or after the date of the 1995 Plan's adoption. The 1994 and 1995 Plans provide that the Company may grant an aggregate number of options for up to 17,500 shares of common stock to employees or other eligible persons as defined by the Plans. Options issued to date under the 1994 Plan and the 1995 Plan generally vest at varying rates from 0 to 5 years and generally expire 10 years from the date of grant. During 1994, options for 2,945 shares were granted. Options for 160 fully vested shares were granted to directors in 1995 under the 1995 Plan at an exercise price of $2,000 per share. In determining that the exercise price of the options was equivalent to the fair market value of the underlying shares of Common Stock, the directors considered various objective criteria, including the price obtained for the Company's shares in several isolated third party sales of the Common Stock under arm's length terms. Options for 400 shares were canceled during 1995. In January 1996, options for 1,575 shares were granted under the 1995 Plan at an exercise price of $2,000 per share vesting over two years. Of these options, 1,000 shares were granted whereby the individual will be reimbursed $1,300 per share by EKI upon exercise. Accordingly, compensation expense of $650,000 representing the portion of the exercise price to be reimbursed by EKI for options that were considered to be vested in 1996, was recognized during the year ended December 31, 1996, as a contribution to capital. Options for 500 shares were canceled during 1996. At December 31, 1996, options exercisable into 2,545 shares of Common Stock were outstanding at a per share exercise price of $1,000 for options issued under the 1994 Plan and $2,000 for options issued under the 1995 Plan. During the nine months ended September 30, 1997, options for 360 shares were granted to directors under the 1995 Plan of which 180 shares were granted at an exercise price equal to 80% of the initial public offering price (as adjusted to take account of the anticipated stock split) and vested immediately. The modest discount from the initial offering price was determined to represent the fair market value of the underlying shares at the time of option grant based on such objective criteria as the restricted nature of the securities, the absence of a public trading market, and the anticipated length of time to consummate the initial public offering. The remaining options for 180 shares were granted at an exercise price of $3,982 per share vesting on the day immediately prior to the stockholders' meeting held on November 3, 1997. At September 30, 1997, options for 4,140 shares were outstanding, of which 3,254 were exercisable.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

7. STOCK OPTIONS (CONTINUED)
    Stock option activity is as follows:


                                                                                       OPTION PRICE
                                                                       SHARES            PER SHARE
                                                                      ---------  -------------------------
Outstanding at January 1,1994.......................................        -0-
Options granted.....................................................      2,945           $1,000
                                                                      ---------
Outstanding at December 31, 1994....................................      2,945           $1,000
Options granted.....................................................        160           $2,000
Options canceled....................................................       (400)          $1,000
                                                                      ---------
Outstanding at December 31, 1995....................................      2,705
Options granted.....................................................      1,575           $2,000
Options canceled....................................................       (500)          $2,000
                                                                      ---------
Outstanding at December 31, 1996....................................      3,780
Options granted (unaudited).........................................        360    80% of Offering Price
                                                                      ---------
Outstanding at September 30, 1997 (unaudited).......................      4,140
                                                                      ---------
                                                                      ---------



    The Company accounts for its plans in accordance with Accounting Principles Board Opinion No. 25. Had compensation costs for the plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," pro forma net loss for 1996 would have been $17,277,664. The pro forma net loss for the nine months ended September 30, 1997 would have been $11,771,893.


    The weighted average fair value of stock options granted during 1996 was $1,552,361. The fair value of stock options was estimated on the grant date using the Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.8%; expected life of 6.4 years; and expected volatility of 20.0%.

    The weighted average fair value of stock options granted during 1997 was $354,643. The fair value of stock options was estimated on the grant date using the Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.0%; expected life of 4.25 years; and expected volatility of 20.0%.

    The fair value of stock options granted during 1995 was not material.

8. STOCK WARRANTS

    On June 7, 1996, in consideration of a $3,000,000 line of credit financing arrangement, the Company issued a warrant which entitles the lender to purchase common stock shares equal to $150,000 divided by the price per share of the Company's common stock in the initial public offering. The warrant exercise price is equal to the initial public offering price and can be exercised at any time following six months after the initial public offering by the Company and prior to its expiration date of June 7, 2001.

    On July 2, 1996, the line of credit was increased to $4,500,000 and an additional warrant was issued which entitles the lender to purchase another $150,000 in common stock on terms similar to those in the previously issued warrant of June 7, 1996.

                        EARTHSHELL CONTAINER CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

8. STOCK WARRANTS (CONTINUED)
    On November 15, 1996, the line of credit was increased to $9,000,000 and an additional warrant was issued which entitles the lender to purchase $450,000 in common stock at a price per share equal to 110% of the initial public offering price. This warrant expires on November 15, 2003.

    The foregoing warrants were valued and recorded at $246,270 based upon the Company's option pricing model (see Note 7).

9. INCOME TAXES

    Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. At December 31, deferred tax assets were composed primarily of the following:

                                                                     1996            1995
                                                                --------------  --------------
Federal:
  Depreciation................................................  $       88,176  $       96,934
  Capitalized operating expenses..............................       3,952,663       2,435,923
  Capitalized research and development........................       2,744,130       1,655,379
  Accrued interest to related party...........................         146,588
  Deferred contributions......................................         359,721
  Net operating loss carryforward.............................      11,671,200       8,843,661
                                                                --------------  --------------
                                                                    18,962,478      13,031,897
                                                                --------------  --------------
State:
  Depreciation................................................           3,747           1,883
  Capitalized operating expenses..............................       1,081,170         666,296
  Capitalized research and development........................       3,617,279       2,268,314
  Accrued interest to related party...........................          40,096
  Deferred contributions......................................          93,981
  Net operating loss carryforward.............................         105,953         378,400
                                                                --------------  --------------
                                                                     4,942,226       3,314,893
                                                                --------------  --------------
Deferred tax asset............................................      23,904,704      16,346,790
Valuation allowance...........................................     (23,904,704)    (16,346,790)
                                                                --------------  --------------
  Net deferred tax asset......................................  $     --        $     --
                                                                --------------  --------------
                                                                --------------  --------------

    The increases in the valuation allowance of $7,557,914 at December 31, 1996 as compared to December 31, 1995 and $6,189,088 at December 31, 1995 as compared to December 31, 1994 were the result of changes in the components of the deferred tax items.

    For federal income tax purposes, the Company has net operating loss carryforwards of $34,327,059 as of December 31, 1996 that expire through 2011. For state income tax purposes, the Company has net operating loss carryforwards of $1,139,281 as of December 31, 1996 that expire through 2001.

    Income tax expense for 1996, 1995 and 1994 consists of the minimum state franchise tax expense.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                 --------------


                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   20
Business..................................................................   25
Management................................................................   40
Certain Transactions......................................................   49
Principal and Selling Stockholders........................................   51
Description of Capital Stock..............................................   53
Shares Eligible for Future Sale...........................................   56
Certain United States Federal Income Tax Considerations...................   58
Underwriting..............................................................   62
Legal Matters.............................................................   64
Experts...................................................................   64
Additional Information....................................................   65
Index to Financial Statements.............................................  F-1


                                 --------------


    UNTIL            , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                               13,200,000 Shares



                                     [LOGO]

                                  Common Stock


                                     ------


                                   PROSPECTUS



                                          , 1998


                                   ---------


                              Salomon Smith Barney
                           Credit Suisse First Boston


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

PROSPECTUS


                               13,200,000 Shares



                                     [LOGO]
                                  Common Stock

                                   ---------


    Of the 13,200,000 shares offered hereby, 10,526,316 shares are being sold by the Company, and 2,637,684 shares are being sold by the certain stockholders. None of the officers or directors of the Company is selling any Shares of Common Stock in the offering. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.


    Of the Shares being offered, 10,560,000 Shares are being offered in the United States and Canada (the "U.S. Offering") and 2,640,000 shares are being offered in a concurrent International Offering outside the United States and Canada (the "International Offering and, together with the U.S. Offering, the "Offering"), subject to transfers between the U.S. Underwriters and the International Managers. The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other.


    Prior to this offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $17.00 and $21.00 per share. See "Underwriting" for information relating to the factors considered in determining the Initial public offering price. The Company's Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "ERTH."



    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                  UNDERWRITING                               PROCEEDS TO
                                                                  DISCOUNTS AND       PROCEEDS TO THE          SELLING
                                            PRICE TO PUBLIC      COMMISSIONS(1)         COMPANY(2)          STOCKHOLDERS
Per Share                                          $                    $                    $                    $
Total (3)                                          $                    $                    $                    $



  (1) For information regarding indemnification of the Underwriters, see "Underwriting".



  (2) Before deducting expenses payable by the Company estimated at $1,620,000.



  (3) The Company and the Selling Stockholders have granted the U.S. Underwriters and the International Managers 30-day options to purchase up to an aggregate of 1,980,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. See "Underwriting". If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company
     will be $      , and       , respectively, and to the Selling Stockholders
     will be $      , and       , respectively.


                               ------------------


    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
December   , 1997, at the office of Smith Barney Inc., 333 West 34th Street, New
York, New York 10001.


                                 --------------


                          JOINT BOOK-RUNNING MANAGERS


Salomon Smith Barney International                    Credit Suisse First Boston



                                      , 1998.

                   [EarthShell packaging logo and picture of
                 EARTHSHELL cups, bowls, hinged-lid container,
                tray, breakfast platter and plate with quotes as
                  follows, "'Finally, fast food packaging that
                    Mother Earth can love!' Essam Khashoggi,
      Chairman of the Board and "From the earth, back to the earth . . ."]


                                 --------------

    In this Prospectus, references to "dollars" and "$" are to United States dollars.


    The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.


    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."


    EARTHSHELL-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF THE COMPANY. ALI-ITE-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF E. KHASHOGGI INDUSTRIES, LLC. BIG MAC-REGISTERED TRADEMARK- AND QUARTER POUNDER-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF MCDONALD'S CORPORATION.

          [ALTERNATE UNDERWRITING SECTION OF INTERNATIONAL PROSPECTUS]

                             SUBSCRIPTION AND SALE


    The institutions named below (the "Managers") have, subject to the terms and
conditions set forth in a Subscription Agreement dated         , 1998 (the
"Subscription Agreement"), severally and not jointly, agreed with the Company and the Selling Stockholders to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:



                                                                                   NUMBER OF
                                                                                  INTERNATIONAL
MANAGER                                                                              SHARES
--------------------------------------------------------------------------------  ------------
Smith Barney Inc. ..............................................................
Credit Suisse First Boston Corporation..........................................
                                                                                  ------------
    Total.......................................................................    2,640,000
                                                                                  ------------
                                                                                  ------------


    The Subscription Agreement provides that the obligations of the Managers are such that, subject to certain conditions precedent, the Managers will be obligated to purchase all the International Shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option discussed below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of the non-defaulting managers may be increased or the Subscription Agreement may be terminated.


    The Company and the Selling Stockholders have entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa. Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below and each of the U.S. Underwriters, for whom Smith Barney Inc. and Credit Suisse First Boston Corporation are acting as the representatives, has severally agreed to purchase the number of Shares set forth opposite its name below:



                                                                                    UNDERWRITING
U.S. UNDERWRITER                                                                     COMMITMENT
----------------------------------------------------------------------------------  ------------
Smith Barney Inc..................................................................
Credit Suisse First Boston Corporation............................................
                                                                                    ------------
  Total...........................................................................   10,560,000
                                                                                    ------------
                                                                                    ------------



    The Selling Stockholders have granted to the Managers and the U.S. Underwriters an option, exercisable by Smith Barney Inc., expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,980,000 additional shares at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. The Company has granted to the Underwriters options, on the same terms as those issued by the Selling Stockholders, to purchase up to 1,980,000 shares of Common Stock from the Company, which shall be exercisable if any of the Selling Stockholders fail to deliver shares issuable upon exercise of the option granted by them. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the Prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.



    The Company and the Selling Stockholders have been advised by Smith Barney Inc., on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the

Managers, to certain dealers at such price less a commission of $          per
share and that the Managers and such dealers may reallow a commission of
$          per share on sales to certain other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.


    The offering price and the aggregate underwriting discounts and commissions per share and per share commission and re-allowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Common Stock Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only by Smith Barney Inc., on behalf of the Managers and as representative of the U.S. Underwriters.


    Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.


    Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by Smith Barney Inc., on behalf of the Managers and as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.


    Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Stock will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.



    Subject to certain exceptions, the Company and all of the stockholders who are not Selling Stockholders (other than one stockholder who owns 262 shares of Common Stock), including EKI and directors and officers of the Company, have agreed not offer, sell, contract to sell, grant any option or warrant for the sale of, register, loan, pledge, grant any rights with respect to or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for 180 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc. All Selling Stockholders of the Company have agreed to the foregoing restrictions, subject to certain exceptions, for a period of 270 days from the date of this Prospectus.



    The Company and EKI, jointly and severally, have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and the U.S. Underwriters may be required to make in respect thereof.



    During and after the Offerings, the U.S. Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The U.S. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares of Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market.



    Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company, the U.S. Underwriters and the Managers. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the U.S. Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the U.S. Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.



    The U.S. Underwriters and Managers have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.



    The Company's Common Stock has been approved for quotation on the Nasdaq Stock Market's National market under the symbol "ERTH."

               [ALTERNATE BACK COVER OF INTERNATIONAL PROSPECTUS]

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                 --------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   20
Business..................................................................   25
Management................................................................   40
Certain Transactions......................................................   49
Principal and Selling Stockholders........................................   51
Description of Capital Stock..............................................   53
Shares Eligible for Future Sale...........................................   56
Certain United States Federal Income Tax Considerations...................   58
Subscription and Sale.....................................................   62
Legal Matters.............................................................   64
Experts...................................................................   64
Additional Information....................................................   65
Index to Financial Statements.............................................  F-1


                                 --------------


    UNTIL            , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                               13,200,000 Shares



                                     [LOGO]

                                  Common Stock


                                     ------


                                   PROSPECTUS



                                        , 1998


                                   ---------


                              Salomon Smith Barney
                                 International


                           Credit Suisse First Boston

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the offering are as follows:


EXPENSES                                                                             AMOUNT
--------------------------------------------------------------------------------  ------------
Registration Fee................................................................  $     96,600
NASD Fees.......................................................................        25,500
Nasdaq National Market Fees.....................................................        50,000
Printing Expenses...............................................................       425,000
Legal Fees and Expenses.........................................................       800,000
Transfer Agent and Registrar Fees...............................................         3,300
Accounting Fees and Expenses....................................................       200,000
Blue Sky Fees and Expenses......................................................        12,000
Miscellaneous Expenses..........................................................         7,600
                                                                                  ------------
  TOTAL.........................................................................  $  1,620,000
                                                                                  ------------
                                                                                  ------------


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Charter and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On November 2, 1992 the Company authorized the issuance of 315,000 shares of Common Stock for $10,000 cash to E. Khashoggi Industries, a California partnership in which Essam Khashoggi, a director of the Company, owns a 90% beneficial interest. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

    In September 1993, the Company sold an aggregate of 26,675 shares of its Series A Preferred Stock at $1,000 per share for an aggregate of $26,675,000 in private transactions with 24 individual and institutional investors, each of which the Company believes to be an "accredited investor" within the meaning of Rule 501 of the Securities Act. Salomon Brothers Inc served as placement agent and earned a placement agent fee of $1,000,000 and 1,000 shares of Series A Preferred Stock. The sales of shares in the offering were exempt from registration pursuant to Section 4(2) of the Securities Act.


    In November 1996, in consideration of the extension of a line of credit financing arrangement that ultimately allowed for a borrowing capacity of $9,000,000, the Company issued warrants to Imperial Bank which entitle the lender to purchase shares of common stock equal to $300,000, divided by the price per share of the Company's Common Stock in an initial public offering and $450,000 divided by 110% of the price per share in the initial public offering. The issuance of these warrants were exempt from registration pursuant to Section 4(2) of the Securities Act.



    In October 1997, in consideration of an increase of a line of credit from $9,000,000 to $13,000,000, the Company issued a warrant to Imperial Bank which entitles the lender to purchase common stock shares equal to $250,000 divided by 110% of the price per share in the initial public offering. The issuance of this warrant was exempt from registration pursuant to Section 4(2) of the Securities Act.



    In December 1997, in consideration of an increase in a line of credit from $13,000,000 to $14,000,000, the Company issued a warrant to Imperial Bank which entitles the lender to purchase common stock shares equal to $50,000 divided by 110% of the price per share in the initial public offering. The issuance of this warrant was exempt from registration pursuant to Section 4(2) of the Securities Act.


ITEM 16.  EXHIBITS.

    (a)  Exhibits.


  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                             EXHIBIT                                               NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  ---------------------
       1.1   Form of Underwriting Agreement.*
       1.2   Form of International Subscription Agreement.*
       3.1   Certificate of Incorporation of the Company.+
       3.2   Bylaws of EarthShell Container Corporation.+
       3.3   Certificate of Designation, Preferences Relative, Participating, Optional and Other
               Special Rights of the Company's Series A Cumulative Senior Convertible Preferred
               Stock.+
       3.4   Amended and Restated Certificate of Incorporation of the Company.
       3.5   Amended and Restated Bylaws of the Company.
       4.1   Specimen certificate of Common Stock.
       5.1   Opinion and consent of Gibson, Dunn & Crutcher LLP.*
      10.1   Amended and Restated License Agreement dated February 28, 1995 by and between the
               Company and E. Khashoggi Industries ("EKI").+
      10.2   Registration Rights Agreement dated as of February 28, 1995 by and between the Company and EKI, as amended.+

  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                             EXHIBIT                                               NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  ---------------------
      10.3   Employment Agreement dated October 19, 1993 by and between the Company and Scott
               Houston, as amended.+
      10.4   Stock Purchase Agreement dated as of September 16, 1993 by and between the Company and the persons named therein.+
      10.5   Registration Rights Agreement dated as of September 16, 1993 by and between the Company and the persons named therein, as amended.+
      10.6   Sublicense Agreement dated June 19, 1995 by and between the Company and Dopaco, Inc, as amended.+
      10.7   Sublicense Agreement dated November 9, 1994 by and between the Company and Genpak
               Corporation, as amended.+
      10.8   Sublicense Agreement dated October 7, 1994 by and between the Company and Sweetheart Cup
               Company Inc.+
      10.9   Sublicense Agreement dated October 21, 1993 by and between the Company and International
               Paper.+
      10.10  Sublicense Agreement dated October 4, 1993 by and between the Company and Mobil Chemical
               Company.+
      10.11  EarthShell Container Corporation 1994 Stock Option Plan.+
      10.12  EarthShell Container Corporation 1995 Stock Incentive Plan.+
      10.13  Form of Stock Option Agreement under the EarthShell Container Corporation 1994 Stock
               Option Plan.+
      10.14  Form of Stock Option Agreement under the EarthShell Container Corporation 1995 Stock
               Incentive Plan.+
      10.15  Letter from Imperial Bank to the Company dated February 5, 1998.
      10.16  Warrant to Purchase Stock issued July 2, 1996 by the Company to Imperial Bank.+
      10.17  Credit Agreement dated June 7, 1996 by and between the Company and Imperial Bank.+
      10.18  Warrant to Purchase Stock issued June 7, 1996 by the Company to Imperial Bank.+
      10.19  Employment Agreement dated October 1, 1997 by and between the Company and Simon K.
               Hodson.
      10.20  Amended and Restated Technical Services and Sublease Agreement dated October 1, 1997 by and between the Company and EKI.
      10.21  Amended and Restated Agreement for Allocation of Patent Costs dated October 1, 1997 by and between the Company and EKI.
      10.22  Promissory Note dated December 31, 1997 in the principal amount of $14,000,000 made by the Company in favor of Imperial Bank.
      10.23  Credit Agreement dated November 15, 1996 by and between the Company and Imperial Bank.+
      10.24  Letter of Intent dated July 23, 1997 by and between Sweetheart Cup Company Inc. and the
               Company.+
      10.25  Letter of Intent dated November 13, 1996 by and between Prairie Packaging Inc. and the
               Company.+
      10.26  Warrant to Purchase Stock issued November 15, 1996 by the Company to Imperial Bank.+
      10.27  Promissory Note dated September 30, 1997 in the principal amount of $29,543,504 made by the Company in favor of EKI.

  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                             EXHIBIT                                               NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  ---------------------
      10.28  Letters dated August 22, 1997 from Shelby Yastrow to Simon K. Hodson and Simon K. Hodson to Shelby Yastrow.
      10.29  First Amendment to Credit Agreement dated October 6, 1997 by and between the Company and
               Imperial Bank.+
      10.30  Warrant to Purchase Stock issued October 6, 1997 by the Company to Imperial Bank.+
      10.31  Sublicense Agreement dated October 16, 1997 by and between the Company and Sweetheart
               Cup Company Inc.
      10.32  Operating Agreement for the Production of Hinged Sandwich Containers for McDonald's
               Corporation between Sweetheart Cup Company Inc. and the Company dated as of October
               16, 1997.
      10.33  Lease Agreement--Commercial Building dated February 1, 1997 between the Company and PDG,
               Ltd.
      10.34  Second Amendment to Credit Agreement dated December 31, 1997 by and between the Company and Imperial Bank.
      10.35  Warrant to Purchase Stock dated December 31, 1997 by the Company to Imperial Bank.
      11.1   Statement Regarding Computation of Per Share Earnings.
      23.1   Consent of Deloitte & Touche LLP.
      23.3   Consent of Workman, Nydegger & Seeley.*
      23.2   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*
      24.1   Power of Attorney (included on signature page).+
      27.1   Financial Data Schedule.


------------------------

*   To be filed by amendment.

+   Previously filed.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising out of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on February 17, 1998.



                                       EARTHSHELL CONTAINER CORPORATION

                                By:             /s/ SIMON K. HODSON
                                     -----------------------------------------
                                                  Simon K. Hodson
                                            VICE CHAIRMAN OF THE BOARD,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT




          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------


              *
------------------------------  Chairman of the Board        February 17, 1998
       Essam Khashoggi

                                Vice Chairman of the
     /s/ SIMON K. HODSON          Board, Chief Executive
------------------------------    Officer and President      February 17, 1998
       Simon K. Hodson            (Principal Executive
                                  Officer)

              *                 Chief Financial Officer
------------------------------    (Principal Financial and   February 17, 1998
       D. Scott Houston           Accounting Officer)

              *
------------------------------  Secretary and Director       February 17, 1998
          John Daoud

------------------------------  Director                     February 17, 1998
    James P. Argyropoulos

              *
------------------------------  Director                     February 17, 1998
         Ellis Jones

              *
------------------------------  Director                     February 17, 1998
       Layla Khashoggi

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director                     February 17, 1998
      Graham H. Phillips

              *
------------------------------  Director                     February 17, 1998
     William A. Marquard

              *
------------------------------  Director                     February 17, 1998
     Jerold H. Rubinstein



*By:     /s/ SIMON K. HODSON
      -------------------------
           Simon K. Hodson                                    February 17, 1998
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                             EXHIBIT                                               NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  ---------------------
       1.1   Form of Underwriting Agreement.*
       1.2   Form of International Subscription Agreement.*
       3.1   Certificate of Incorporation of the Company.+
       3.2   Bylaws of EarthShell Container Corporation.+
       3.3   Certificate of Designation, Preferences Relative, Participating, Optional and Other
               Special Rights of the Company's Series A Cumulative Senior Convertible Preferred
               Stock.+
       3.4   Amended and Restated Certificate of Incorporation of the Company.
       3.5   Amended and Restated Bylaws of the Company.
       4.1   Specimen certificate of Common Stock.
       5.1   Opinion and consent of Gibson, Dunn & Crutcher LLP.*
      10.1   Amended and Restated License Agreement dated February 28, 1995 by and between the
               Company and E. Khashoggi Industries ("EKI").+
      10.2   Registration Rights Agreement dated as of February 28, 1995 by and between the Company and EKI, as amended.+
      10.3   Employment Agreement dated October 19, 1993 by and between the Company and Scott
               Houston, as amended.+
      10.4   Stock Purchase Agreement dated as of September 16, 1993 by and between the Company and the persons named therein.+
      10.5   Registration Rights Agreement dated as of September 16, 1993 by and between the Company and the persons named therein, as amended.+
      10.6   Sublicense Agreement dated June 19, 1995 by and between the Company and Dopaco, Inc, as amended.+
      10.7   Sublicense Agreement dated November 9, 1994 by and between the Company and Genpak
               Corporation, as amended.+
      10.8   Sublicense Agreement dated October 7, 1994 by and between the Company and Sweetheart Cup
               Company Inc.+
      10.9   Sublicense Agreement dated October 21, 1993 by and between the Company and International
               Paper.+
      10.10  Sublicense Agreement dated October 4, 1993 by and between the Company and Mobil Chemical
               Company.+
      10.11  EarthShell Container Corporation 1994 Stock Option Plan.+
      10.12  EarthShell Container Corporation 1995 Stock Incentive Plan.+
      10.13  Form of Stock Option Agreement under the EarthShell Container Corporation 1994 Stock
               Option Plan.+
      10.14  Form of Stock Option Agreement under the EarthShell Container Corporation 1995 Stock
               Incentive Plan.+
      10.15  Letter from Imperial Bank to the Company dated February 5, 1998.
      10.16  Warrant to Purchase Stock issued July 2, 1996 by the Company to Imperial Bank.+
      10.17  Credit Agreement dated June 7, 1996 by and between the Company and Imperial Bank.+
      10.18  Warrant to Purchase Stock issued June 7, 1996 by the Company to Imperial Bank.+
      10.19  Employment Agreement dated October 1, 1997 by and between the Company and Simon K.
               Hodson.

  EXHIBIT                                                                                                  SEQUENTIALLY
  NUMBER                                             EXHIBIT                                               NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  ---------------------
      10.20  Amended and Restated Technical Services and Sublease Agreement dated October 1, 1997 by and between the Company and EKI.
      10.21  Amended and Restated Agreement for Allocation of Patent Costs dated October 1, 1997 by and between the Company and EKI.
      10.22  Promissory Note dated December 31, 1997 in the principal amount of $14,000,000 made by the Company in favor of Imperial Bank.
      10.23  Credit Agreement dated November 15, 1996 by and between the Company and Imperial Bank.+
      10.24  Letter of Intent dated July 23, 1997 by and between Sweetheart Cup Company Inc. and the
               Company.+
      10.25  Letter of Intent dated November 13, 1996 by and between Prairie Packaging Inc. and the
               Company.+
      10.26  Warrant to Purchase Stock issued November 15, 1996 by the Company to Imperial Bank.+
      10.27  Promissory Note dated September 30, 1997 in the principal amount of $29,543,504 made by the Company in favor of EKI.
      10.28  Letters dated August 22, 1997 from Shelby Yastrow to Simon K. Hodson and Simon K. Hodson to Shelby Yastrow.
      10.29  First Amendment to Credit Agreement dated October 6, 1997 by and between the Company and
               Imperial Bank.+
      10.30  Warrant to Purchase Stock issued October 6, 1997 by the Company to Imperial Bank.+
      10.31  Sublicense Agreement dated October 16, 1997 by and between the Company and Sweetheart
               Cup Company Inc.
      10.32  Operating Agreement for the Production of Hinged Sandwich Containers for McDonald's
               Corporation between Sweetheart Cup Company Inc. and the Company dated as of October
               16, 1997.
      10.33  Lease Agreement--Commercial Building dated February 1, 1997 between the Company and PDG,
               Ltd.
      10.34  Second Amendment to Credit Agreement dated December 31, 1997 by and between the Company and Imperial Bank.
      10.35  Warrant to Purchase Stock dated December 31, 1997 by the Company to Imperial Bank.
      11.1   Statement Regarding Computation of Per Share Earnings.
      23.1   Consent of Deloitte & Touche LLP.
      23.3   Consent of Workman, Nydegger & Seeley.*
      23.2   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*
      24.1   Power of Attorney (included on signature page).+
      27.1   Financial Data Schedule.


------------------------

*   To be filed by amendment.

+   Previously filed.